                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [x]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14(a)-12


                           Cooper Industries, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [x] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:


--------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:


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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:


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     (5) Total fee paid:

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:


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     (2) Form, Schedule or Registration Statement No.:


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     (3) Filing Party:


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     (4) Date Filed:


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

                                                  [COOPER INDUSTRIES, INC. LOGO]

March 11, 1998

Dear Shareholder:

On behalf of the Board of Directors, I cordially invite you to attend the Annual Shareholders' Meeting in Houston, Texas on Tuesday, April 28, 1998, at 11:00 a.m. The meeting will be held in the Chase Center Auditorium (formerly Texas Commerce Auditorium), 601 Travis Street, Houston, Texas, which is the same location as last year.

The notice of meeting and proxy statement following this letter describe the business to be conducted at the meeting, including the election of four directors.

The Board of Directors appreciates and encourages shareholder participation. Please take a moment now to sign, date and return your proxy in the envelope provided even if you plan on attending the meeting. Your vote is important.

Thank you for your continued support.

Sincerely,

/s/ H. JOHN RILEY, JR.

H. JOHN RILEY, JR.
Chairman, President and
Chief Executive Officer

                            COOPER INDUSTRIES, INC.
                                 P.O. BOX 4446
                              HOUSTON, TEXAS 77210
                             ---------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TIME..........................11:00 a.m. on Tuesday, April 28, 1998.

PLACE.........................Chase Center Auditorium, 601 Travis Street,
                              Houston, Texas. Validated parking will be available.

ITEMS OF BUSINESS.............1. Election of four directors for the term expiring at the annual meeting of shareholders in 2001.

                              2. Approval of the Cooper Industries, Inc.
                                 Directors' Retainer Fee Stock Plan.

                              3. Approval of an amendment to the Cooper
                                 Industries, Inc. Management Annual Incentive
                                 Plan.

                              4. Consideration of any other matters properly
                                 coming before the meeting or any adjournment thereof.

RECORD DATE...................Holders of Common Stock of record at the close of business on March 2, 1998, are entitled to vote at the meeting.

FINANCIAL STATEMENTS..........The audited financial statements of the Company for the year ended December 31, 1997, and the related Management's Discussion and Analysis of Financial Condition and Results of Operations, are included as Appendix A to the Proxy Statement. A separate summary annual report of the Company for the year 1997 also accompanies this mailing.

IMPORTANT.....................In order to avoid additional soliciting expense to the Company, please SIGN, DATE and MAIL your proxy PROMPTLY in the return envelope provided, even if you plan to attend the meeting. If you attend the meeting and wish to vote your shares in person, arrangements will be made for you to do so.

                                        By order of the Board of Directors:

                                        /s/ DIANE K. SCHUMACHER

                                        DIANE K. SCHUMACHER
                                        Senior Vice President, General Counsel
                                        and Secretary

Houston, Texas
March 11, 1998

                            COOPER INDUSTRIES, INC.
                                 MARCH 11, 1998

                                PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 28, 1998

                VOTING SECURITIES, PRINCIPAL HOLDERS AND PROXIES

     This proxy statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Cooper Industries, Inc. ("Cooper" or the "Company") for the annual meeting of shareholders to be held on April 28, 1998, and at any adjournment thereof. This proxy statement and the accompanying form of proxy are being mailed to shareholders on or about March 11, 1998.

     The Board of Directors ("Board") set the close of business on March 2, 1998 as the record date ("Record Date") for determining shareholders entitled to vote at the meeting. As of the Record Date, the Company had issued and outstanding 120,485,314 shares of Common Stock, which constituted the only outstanding securities entitled to vote.

     Each share of Common Stock has one vote. A majority of the issued and outstanding shares constitutes a quorum at the meeting. Abstentions will be counted for purposes of determining whether a quorum is present and will be counted as voting. Broker nonvotes are not counted for purposes of voting. Provided a quorum is present, the election of a director requires the affirmative vote of a majority of the shares properly voting on the election of directors.

     Shares may be voted at the meeting in person or by proxy. All valid proxies received prior to the meeting will be voted. Unless marked to the contrary, such proxies will be voted as recommended by the Board. If any other business is brought before the meeting, the proxies will be voted in accordance with the judgment of the persons voting the proxies. A shareholder who has given a proxy may revoke it at any time prior to such proxy being voted at the meeting by filing with the Secretary of the Company an instrument revoking it or a duly executed proxy bearing a later date, or by attending the meeting and giving notice of such revocation. Attendance at the meeting does not by itself constitute revocation of a proxy.

     Cooper has adopted a confidential voting policy which provides that shareholder votes at Company shareholder meetings are kept confidential by an independent inspector of election, who may be the transfer agent, except as may be necessary to meet applicable legal requirements or to respond to written comments on proxy cards. Each proxy solicited by the Board that identifies the vote of a specific shareholder will be treated in accordance with this policy unless the shareholder elects not to have such vote kept confidential. In the event of a contested solicitation, the Company will attempt to agree with the opposing party on mutually acceptable confidentiality procedures that would apply to each party's solicitation. The Company's confidential voting policy shall not operate to impair free and voluntary communication between Cooper and its shareholders, including disclosure by shareholders of the nature of their votes.

     In addition to the use of the mails, proxies may be solicited by the directors, officers and employees of the Company without additional compensation, by personal interview, telephone, telegram or otherwise. Arrangements also may be made with brokerage firms and other custodians, nominees and fiduciaries who hold the voting securities of record for the forwarding of solicitation material to the beneficial owners thereof. The Company will reimburse such brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses incurred by them in providing such services. In addition, Georgeson & Company Inc. has been engaged to solicit proxies at a fee of $16,000 plus out-of-pocket costs and expenses. Expenses of solicitation will be borne by the Company.

     If you are a participant in the Cooper Dividend Reinvestment and Stock Purchase Plan ("DRP"), shares of Cooper stock held in your DRP account are included on and may be voted through the proxy card accompanying this proxy statement. The DRP administrator, as the shareholder of record, may only vote the DRP shares for which it has received directions to vote from the DRP participants.

     For Cooper Employees: If you hold shares acquired through Cooper's Employee Stock Purchase Plan that are being held in a book-entry account at First Chicago Trust Company of New York, Cooper's transfer agent, those shares are included on and may be voted through the proxy card accompanying this proxy statement.

     If you are a participant in the Cooper Savings Plans and/or Stock Ownership Plan ("CO-SAV"), the accompanying proxy card will include the number of equivalent shares credited to your account by The Chase Manhattan Bank, as Trustee for CO-SAV ("Trustee"). When your proxy card is returned properly signed, it will serve as direction to the Trustee to vote the shares held in CO-SAV for your account in accordance with your directions. If you return a proxy card properly signed, but do not indicate your voting preference, the shares represented by your proxy card will be voted as recommended by the Board. The shares of Common Stock credited to participants' accounts for which no directions are received ("Uninstructed Shares") and shares of Common Stock not yet allocated to participants' accounts ("Unallocated Shares"), will be voted by the Trustee in the same proportion (for/against) as the shares of Common Stock for which instructions are received from CO-SAV participants. Properly signed proxy cards from CO-SAV participants will serve as a direction to the Trustee to vote all of the Uninstructed Shares and the Unallocated Shares in the same manner as indicated by CO-SAV participants. If you fail to return a proxy card properly signed, the equivalent shares of Common Stock credited to your account will then be voted by the Trustee in the same proportion as the shares for which instructions were received from other CO-SAV participants.

     The Company knows of no person who was the beneficial owner as of the Record Date of more than five percent of the outstanding shares of any class of voting securities, other than the following, which have filed statements of ownership on Schedule 13G with the Securities and Exchange Commission as shown below:

                                                                           AMOUNT AND
                                                                           NATURE OF
                                               NAME AND ADDRESS OF         BENEFICIAL    PERCENT
             TITLE OF CLASS                      BENEFICIAL OWNER          OWNERSHIP     OF CLASS
             --------------                    -------------------        ------------   --------
Common Stock............................  J.P. Morgan & Co. Incorporated  8,888,100(1)     7.4%
                                          60 Wall Street
                                          New York, New York 10260
Common Stock............................  Marsh & McLennan Companies,     6,771,488(2)     5.6%
                                          Inc.
                                          1166 Avenue of the Americas
                                          New York, New York 10036

---------------

(1) Shares are held by J.P. Morgan & Co. Incorporated directly or through its affiliates, Morgan Guaranty Trust Company of New York, J.P. Morgan Investment Management, Inc. and J.P. Morgan Florida Federal Savings Bank. The beneficial owners reported sole power to vote 6,058,223 shares, shared power to vote 33,160 shares, sole power to dispose of 8,757,073 shares and shared power to dispose of 130,420 shares.

(2) Shares are held by Marsh & McLennan Companies, Inc. through its affiliates, Putnam Investments, Inc., Putnam Investment Management, Inc. and the Putnam Advisory Company, Inc. The beneficial owners reported shared power to vote 91,230 shares and shared power to dispose of all of the shares.

     In addition, The Chase Manhattan Bank, as Trustee of CO-SAV, holds of record 5,647,863 shares of Cooper Common Stock, which is 4.7% of the outstanding shares of Common Stock. The CO-SAV participants have voting rights with respect to all such shares, as discussed above.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     The authorized number of directors is 12, divided into three classes, one having three members, one having four members and one having five members. Each class is elected for a term of three years, so that the term of one class of directors expires at every meeting.

     The Board of Directors has nominated four persons for election as directors in the class whose term will expire in April 2001, or when their successors are elected and qualified. The nominees are: Alain J.P. Belda, Harold S. Hook, Frank
A. Olson and John D. Ong. Messrs. Belda, Hook, Olson and Ong are directors and members of the class whose term expires at the meeting.

     If any nominee should be unable to serve as a director, an event not now anticipated, it is intended that the shares represented by proxies will be voted for the election of such substitute as the Board of Directors may nominate. Certain information with respect to the persons nominated as directors and the current directors who will continue as directors after the Annual Meeting is set forth below.

                      NOMINEES FOR TERMS EXPIRING IN 2001

------------------------------
ALAIN J.P. BELDA
President and Chief
Operating Officer, Aluminum Company        [Photo of Alain J.P. Belda]
of America
Director since August 5,
1997
Age 54
                                     Received a B.A. degree from MacKenzie
                                     University, Sao Paulo, Brazil. Joined Alcoa
                                     Aluminio S.A., Aluminum Company of
                                     America's ("Alcoa") majority owned
                                     Brazilian affiliate, in 1969 and held
                                     various financial and planning positions.
                                     In 1979, named President of Alcoa Aluminio
                                     S.A., which position he held until March
                                     1994. Elected a Vice President of Alcoa
                                     (aluminum producer) in 1982 and in 1989
                                     took on additional responsibility as Vice
                                     President of Latin America. Named
                                     President -- Latin America in 1991,
                       Executive Vice President in 1994 and Vice Chairman in 1995. Became President and Chief Operating Officer in 1997.

                       Director, Citicorp.

------------------------------
HAROLD S. HOOK
Retired Chairman and
Chief Executive Officer,
American General Corporation
Chairman -- Audit Committee                [Photo of Harold S. Hook]
Member -- Executive
Committee, Management Development
and Compensation Committee
and Committee on Nominations
and Corporate Governance
Director since 1986
Age 66
                                     Received a B.S. degree in business
                                     administration, an M.A. in accounting and a Doctor of Laws from University of Missouri, and a Doctor of Laws from Westminster College. Also a graduate of Southern Methodist University, Institute of Insurance Marketing. Joined American General Corporation (insurance) in 1970 as President and Chief Executive Officer of California-Western States Life Insurance Co. Elected a director of American General Corporation in 1972. Served as President of American General Corporation from 1975 to
                       1981 and Chief Executive Officer from 1978 to 1996. Elected Chairman in 1978. Retired as Chairman and a director of American General Corporation in April 1997.

                       Director: Chase Manhattan Corporation; Chase Manhattan Bank; Duke Energy Corporation; and Sprint Corporation.

                       Member, Council of Overseers, Rice University (Jones Graduate School of Administration). Advisory Board, Sam Houston Council Boy Scouts of America. Director Emeritus, The Greater Houston Partnership. Board of Trustees, Baylor College of Medicine.

------------------------------
FRANK A. OLSON
Chairman, Chief Executive
and Chief Operating Officer,
The Hertz Corporation                       [PHOTO OF FRANK A. OLSON]
Chairman -- Finance
Committee
Member -- Management
Development and
Compensation
Committee and Committee
on Nominations and Corporate
Governance
Director since 1989
Age 65
                                     Received an A.A. degree from City College of San Francisco. Joined The Hertz Corporation (rental cars and trucks) in 1964 and held various positions until 1973 when named Executive Vice President and 1974 when elected to the Board of Directors. Named President and Chief Executive Officer of The Hertz Corporation in 1977 and Chairman in 1980.
                                     Director: The Hertz Corporation; Amerada
                                     Hess Corporation; Becton Dickinson and
                                     Company; and Fund American Enterprises
                                     Holdings, Inc.

                       Director, The Swedish-American Chamber of Commerce, Inc.

------------------------------
JOHN D. ONG
Chairman Emeritus, The
BFGoodrich Company
Chairman -- Committee on                [PHOTO OF JOHN D. ONG]
Nominations and Corporate
Governance
Member -- Audit Committee
and Finance Committee
Director since 1975
Age 64
                                     Received B.A. and M.A. degrees in history from Ohio State University. Received an LL.B. degree from Harvard Law School. Joined The BFGoodrich Company (chemicals and aerospace products) in 1961 and held various positions in the international division. Elected a Group Vice President in 1972 and then Executive Vice President and a director in 1973. Elected Vice Chairman of the Board in 1974, President in 1975 and Chairman in 1979. Served as Chief Executive Officer from 1979 to 1996, when he retired.

                       Director: Ameritech Corporation; ASARCO Incorporated; Defiance, Inc.; The Geon Company; The Kroger Company; and TRW Inc.

                       Chairman, Musical Arts Association (Cleveland Orchestra).
                       Trustee: University of Chicago and John S. & James L. Knight Foundation. Member: Business Committee for the Arts; The Business Council; and Senior Member of The Conference Board.

                  PRESENT DIRECTORS WHOSE TERMS EXPIRE IN 1999

------------------------------
WARREN L. BATTS
Former Chairman and Chief
Executive Officer,                      [PHOTO OF WARREN L. BATTS]
Premark International, Inc.
Member -- Finance
Committee and Management
Development and Compensation
Committee
Director since 1986
Age 65
                                     Received a B.S. degree in electrical
                                     engineering from Georgia Institute of
                                     Technology and an M.B.A. from Harvard
                                     University Graduate School of Business
                                     Administration. Joined Dart Industries in
                                     1980 and became President of Dart & Kraft,
                                     Inc. in 1981 and Chief Operating Officer in
                                     1983. In October 1986, when Premark
                                     International, Inc. (food containers,
                                     commercial food equipment, housewares and decorative laminates) was created by Dart & Kraft, Inc., elected Chairman and Chief Executive Officer. Elected a director of
                       Premark in 1986. After a spin-off of Tupperware (food containers) by Premark in 1996, became Chairman and Chief Executive Officer of Tupperware Corporation and continued as Chairman and a director of Premark International, Inc. Retired as Chairman and a director of Premark International, Inc. and Chairman and Chief Executive Officer of Tupperware Corporation in September 1997.

                       Director: Allstate Corporation; Sears, Roebuck and Co.; and Sprint Corporation.

                       Chairman and Director: Children's Memorial Hospital and Children's Memorial Medical Center (Chicago). Director, National Association of Manufacturers. Trustee:
                       Northwestern University and Art Institute of Chicago.

------------------------------
ROBERT M. DEVLIN
Chairman and Chief
Executive Officer, American General          [PHOTO OF ROBERT M. DEVLIN]
Corporation
Director since August 5,
1997
Age 57
                                     Received a B.A. degree from Tulane
                                     University. Joined American General
                                     Corporation (insurance) in 1977 as Vice
                                     President and Assistant to the President of California-Western States Life Insurance Company. Served as Executive Vice President of American General Corporation in 1986, and as Executive Vice President and Chief Marketing Officer for American General Life and Accident from 1980 to 1986. Served as President and Chief Executive Officer of American General Life Insurance Company
                       from 1986 to 1993. Elected Vice Chairman and a director of American General Corporation in 1993. Named President in 1995 and Chief Executive Officer in 1996, and elected Chairman in 1997.

                       Director: American General Corporation.

                       Director, The Greater Houston Partnership. Advisory Board, Tulane University. Board of Governors, The Houston Forum. Trustee: The American College and The Museum of Fine Arts, Houston. Member, Governor's Business Council, State of Texas.

------------------------------
LINDA A. HILL
Professor, Harvard
Business School                              [PHOTO OF LINDA A. HILL]
Member -- Audit Committee
and Finance Committee
Director since 1994
Age 41 Received an A.B., summa cum laude in psychology, from Bryn Mawr College and an M.A. in educational psychology from the University of Chicago. Earned a Ph.D in behavioral sciences at the University of Chicago. Prior to 1984, was a postdoctoral research fellow at the Harvard Business School, an advisor to the Federal Commissioner of Education and a member of the "Blueprint 2000" Employment Committee for the Commonwealth of Massachusetts. Joined the faculty of Harvard Business
                       School in 1984 as an Assistant Professor in organizational behavior and human resource management. Named Associate Professor in 1991, Professor in 1995, and the Wallace Brett Donham Professor of Business Administration in 1997.

                       Director, Independent Means. Member: American Repertory Theater Advisory Board and An Income of Her Own Advisory Board. Board of Trustees: Bryn Mawr College; Rockefeller Foundation; and The Children's Museum, Boston. Board of Overseers, Beth Israel Deaconess Medical Center, Boston.

------------------------------
CONSTANTINE S. NICANDROS
Chairman, CSN and Company
Former Chairman, President and
Chief Executive Officer,                    [PHOTO OF CONSTANTINE S. NICANDROS]
Conoco Inc.
Former Vice Chairman,
E.I. du Pont de Nemours and
Company
Chairman -- Management
Development and
Compensation Committee
Member -- Audit Committee,
Executive Committee and
Committee on Nominations
and Corporate Governance
Director since 1990
Age 64
                                     Graduate of Ecole Des Hautes Etudes
                                     Commerciales in Paris, France. Received a
                                     Juris Doctor degree and a doctorate diploma in economics from the University of Paris Law School and an M.B.A. from Harvard Graduate School of Business Administration. Joined Conoco (petroleum products) in 1957. Named Executive Vice President for Worldwide Supply and Transportation in 1975 and Group Executive Vice President, Petroleum Products in 1978. Named President, Petroleum Operations in 1983 and
                       elected President and Chief Executive Officer in March 1987, which positions he held through December 1995. Named Vice Chairman of E.I. du Pont de Nemours and Company (chemical, specialty products and energy) in 1991. Retired as Chairman of Conoco Inc. and Vice Chairman of E.I. du Pont de Nemours and Company in February 1996. Currently, Chairman of CSN and Company, a private consulting and investment firm.

                       Director: Chase Bank of Texas and Mitchell Energy and Development Corp.

                       Trustee: Baylor College of Medicine; Rice University; Houston Ballet Foundation; Houston Grand Opera; Houston Symphony; and The Museum of Fine Arts, Houston. Board of Governors, The Houston Forum.

------------------------------
H. JOHN RILEY, JR.
Chairman, President and                  [Photo of H. John Riley, Jr.]
Chief Executive Officer
Chairman -- Executive
Committee
Director since 1992
Age 57 Received a B.S. degree in industrial engineering from Syracuse University. Also a graduate of the Harvard Advanced Management Program. Joined Crouse-Hinds Company in 1962 and held various manufacturing positions before appointment as Corporate Vice President in 1979. In 1982, after Cooper acquired Crouse-Hinds Company, became Executive Vice President, Operations for Cooper. Named President and Chief Operating Officer in 1992, Chief Executive Officer in 1995 and Chairman in April 1996.

                       Director: Baker Hughes Incorporated and Wyman-Gordon Company.

                       Director and Chairman, Central Houston, Inc. Director:
                       The Business Committee for the Arts; The Greater Houston Partnership; The Houston Forum; The Houston Symphony; Junior Achievement, Inc.; and Junior Achievement of Southeast Texas. Trustee: Manufacturers Alliance and The Museum of Fine Arts, Houston. Member: The Business Roundtable and The Electrical Manufacturers Club.

                  PRESENT DIRECTORS WHOSE TERMS EXPIRE IN 2000

------------------------------
CLIFFORD J. GRUM
Chairman and Chief
Executive Officer,
Temple-Inland Inc.                       [Photo of Clifford J. Grum]
Member -- Executive Committee,
Finance Committee and
Management Development and
Compensation Committee
Director since 1982
Age 63
                                     Received a B.A. degree from Austin College and an M.B.A. from University of Pennsylvania, Wharton School of Finance. Joined Temple Industries, Inc. in 1968 as Vice President, Finance. After a merger with Time Inc. in 1973, held various positions with Time Inc., including Treasurer, publisher of Fortune magazine and Executive Vice President. Elected a director of Time Inc. in 1980 and, after a spin-off of Temple-Inland (container and containerboard, pulp and paperboard, building products and financial services)
                       by Time Inc. in 1983, became President and Chief Executive Officer and a director of Temple-Inland. In 1991, became Chairman of the Board and Chief Executive Officer of Temple-Inland.

                       Director: Temple-Inland Inc.; Trinity Industries Inc.; and Tupperware Corporation.

                       State Chairman, Texas Association of Business and Chambers of Commerce. Trustee: Austin College, Sherman, Texas; Lufkin Industrial Foundation; and Memorial Medical Center of East Texas.

------------------------------
SIR RALPH H. ROBINS
Chairman, Rolls-Royce plc
Member -- Audit Committee
and Management Development               [Photo of Sir Ralph H. Robins]
and Compensation Committee
Director since 1991
Age 65
                                     Received a B.S. degree from Imperial
                                     College, London and is a Chartered
                                     Engineer. Joined Rolls-Royce (aerospace
                                     engines and industrial power equipment) in 1955 as a Graduate Apprentice and held various positions with the Aero Engine Division before being named Executive Vice President of Rolls-Royce Aero Engines Inc. in 1972 and then Managing Director of the Rolls-Royce Industrial and Marine Division in 1973. Elected to the Board of Rolls-Royce plc in 1982 as Commercial Director, then appointed Managing Director in 1984. Became Deputy Chairman in 1989, Chief Executive in 1991 and Chairman in 1992.

                       Director: Rolls-Royce plc; Cable & Wireless plc; Marks & Spencer plc; Schroders plc; and Standard Chartered plc.

                       Chairman, Defence Industries Council. Honorary Fellow of The Institution of
                       Mechanical Engineers. Fellow: Royal Aeronautical Society; The Royal Academy of Engineering; and Imperial College.

------------------------------
JAMES R. WILSON
Chairman, President and
Chief Executive Officer,                   [Photo of James R. Wilson]
Thiokol Corporation
Member -- Audit Committee
and Finance Committee
Director since April 29,
1997
Age 57
                                     Received a B.A. degree from College of
                                     Wooster and an M.B.A. from Harvard Graduate
                                     School of Business Administration. Joined
                                     Thiokol Corporation (solid rocket motors and precision fastening systems for aerospace and industrial applications) in 1989 as Vice President and Chief Financial Officer and was named Executive Vice President in 1992. Became President and Chief Executive Officer and a director in 1993 and Chairman in October 1995. Prior to joining Thiokol in 1989, served as Chief
                       Financial Officer for Circuit City Stores (1987-1988) and as Executive Vice President and Chief Financial Officer for Fairchild Industries, Inc. (1982-1987).

                       Director: Thiokol Corporation; The BFGoodrich Company; First Security Corporation; and Howmet International Inc.

                       Board of Governors, Aerospace Industries Association. Board of Trustees: College of Wooster and Manufacturers Alliance.

                 INFORMATION ABOUT MANAGEMENT AND ORGANIZATION
                           OF THE BOARD OF DIRECTORS

EXECUTIVE OFFICERS

     Set forth below is certain information as of the Record Date with respect to Cooper's present executive officers. All executive officers are elected to terms that expire at the organizational meeting of the Board of Directors, which follows the Annual Meeting of Shareholders.

                                                                                           YEARS OF   OFFICER
            NAME                                     POSITION                         AGE  SERVICE     SINCE
            ----                                     --------                         ---  --------   -------
H. John Riley, Jr...........  Chairman, President and Chief Executive Officer          57     35       1982
Ralph E. Jackson, Jr........  Executive Vice President, Operations                     56     21       1992
Gordon A. Ulsh..............  Executive Vice President, Operations                     52     13       1997
D. Bradley McWilliams.......  Senior Vice President and Chief Financial Officer        56     26       1982
Carl J. Plesnicher, Jr......  Senior Vice President, Human Resources                   60     30       1979
Diane K. Schumacher.........  Senior Vice President, General Counsel and Secretary     44     18       1988
David A. White, Jr..........  Senior Vice President, Strategic Planning                56     26       1988
Alan J. Hill................  Vice President and Treasurer                             53     20       1979
Terry A. Klebe..............  Vice President and Controller                            43      3       1995
E. Daniel Leightman.........  Vice President, Taxes                                    57     10       1994
Phyllis J. Piano............  Vice President, Public Affairs                           41      2       1995
David R. Sheil..............  Vice President, Personnel                                41     12       1996
Terrance M. Smith...........  Vice President, Information Systems                      48     12       1996
Robert W. Teets.............  Vice President, Environmental Affairs and Risk           47     20       1993
                              Management

     All of the executive officers have been employed by Cooper in management positions for more than five years, except Terry A. Klebe, Phyllis J. Piano and Terrance M. Smith. Terry A. Klebe was a Senior Manager with the accounting firm of Ernst & Young LLP from 1985 until October 1990, after which he was a Partner until April 1995. Phyllis J. Piano was Manager, Communication and Community Relations for General Electric Medical Systems from 1986 until 1993, after which she served until December 1995 as Manager, Public Relations Programs at General Electric Company. Terrance M. Smith was Vice President, Management Information Services of Moog Automotive, Inc. from 1986 until July 1996. Moog Automotive was acquired by Cooper in 1992.

SECURITY OWNERSHIP OF MANAGEMENT

     As of the Record Date, each director and each executive officer named in the Summary Compensation Table beneficially owned the number of shares of Common Stock of the Company set forth in the following Table. Each of the named individuals and all directors and executive officers as a group beneficially owned less than one percent of the Company's outstanding Common Stock.

                                                                NUMBER OF SHARES
                  NAME OF BENEFICIAL OWNER                    BENEFICIALLY OWNED(1)
                  ------------------------                    ---------------------
H. John Riley, Jr...........................................         176,252(2)(3)(4)
Warren L. Batts.............................................          16,800(2)(5)
Alain J.P. Belda............................................               0
Robert M. Devlin............................................           2,000
Clifford J. Grum............................................          18,800(2)
Linda A. Hill...............................................             800
Harold S. Hook..............................................           8,800
Constantine S. Nicandros....................................           2,519
Frank A. Olson..............................................           9,800
John D. Ong.................................................           4,500(6)
Sir Ralph H. Robins.........................................           1,056
James R. Wilson.............................................             900
Ralph E. Jackson, Jr........................................          57,300(2)(4)
Gordon A. Ulsh .............................................          26,000(2)
D. Bradley McWilliams.......................................          33,096(2)(4)
Carl J. Plesnicher, Jr......................................          29,389(2)
All Directors and Executive Officers as a Group.............         586,395(2)(4)

---------------

(1) Includes shares held by executive officers in the Cooper Savings and Stock Ownership Plan.

(2) Includes shares of Common Stock issuable upon the exercise of options granted under either the Company's 1986 Stock Option Plan, the Stock Incentive Plan or the 1989 Director Stock Option Plan that are exercisable within a period of 60 days from March 2, 1998, as follows: Mr.
    Riley -- 82,666 shares; Mr. Batts -- 6,000 shares; Mr. Grum -- 6,000 shares; Mr. Jackson -- 40,333 shares; Mr. Ulsh -- 22,059 shares; Mr.
    McWilliams -- 10,465 shares; Mr. Plesnicher -- 19,065 shares; and all directors and executive officers as a group -- 314,613 shares.

(3) Includes 7,600 shares the receipt of which has been deferred by Mr. Riley pursuant to the Executive Restricted Stock Incentive Plan.

(4) Includes shares of Common Stock receipt of which has been deferred by the named executive officer pursuant to the Management Annual Incentive Plan, subject to shareholder approval of the Amendment to that Plan described in Proposal 2, as follows: Mr. Riley -- 10,374 shares; Mr. Jackson -- 639 shares; Mr. McWilliams -- 1,827 shares; and all executive officers as a group -- 13,362 shares.

(5) Includes 10,800 shares held in a trust for which Mr. Batts is the settlor and trustee and for which a member of his family is the beneficiary. Mr. Batts has sole voting and investment power with respect to these shares.

(6) Includes 400 shares owned by members of Mr. Ong's family.

MEETINGS OF THE COOPER BOARD AND ITS COMMITTEES

     The Board of Directors of Cooper met on four occasions during 1997. All of the directors attended seventy-five percent or more of the meetings of the Board and of the committees of the Board on which they served, except Mr. Olson.

     Cooper has five committees composed of directors:

  Audit Committee

     The Audit Committee consists of six nonemployee directors: Harold S. Hook, Chairman, Linda A. Hill, Constantine S. Nicandros, John D. Ong, Sir Ralph H. Robins and James R. Wilson. Three Committee meetings were held during the year. Activities of the Committee included conferring with management and the independent auditors regarding the 1996 financial statements and the annual report on Form 10-K; reviewing the results of the 1996 independent audit and management's response thereto; reviewing fees paid to the independent auditors; reviewing the scope of the 1997 audit by the independent auditors; and making a recommendation acted on by the Board of Directors to appoint Ernst & Young LLP as the Company's independent auditors for 1997. During 1997, the Committee also reviewed the following matters: the 1997 internal audit program and the proposed scope of the 1998 internal audit program; officers' travel and entertainment expenses; compliance with the Company's conflicts of interest and ethical conduct policies; the status of tax audits and litigation, environmental compliance and remediation, and the Company's risk management program. The Committee also reviewed modifications of the Company's internal control program that resulted from a review of the Treadway Commission recommendations and the model evaluation guidelines issued by the Committee of Sponsoring Organizations of the Treadway Commission.

  Executive Committee

     The Executive Committee consists of one employee director, H. John Riley, Jr., Chairman, and three nonemployee directors, Clifford J. Grum, Harold S. Hook and Constantine S. Nicandros. Under the Code of Regulations of the Company, the Executive Committee has, during the intervals between the meetings of the directors, all of the powers of the directors in the management and control of the business and property of the Company. The Executive Committee did not meet in 1997.

  Finance Committee

     The Finance Committee consists of six nonemployee directors: Frank A. Olson, Chairman, Warren L. Batts, Clifford J. Grum, Linda A. Hill, John D. Ong and James R. Wilson. Two Committee meetings were held during the year. The activities of the Committee included reviewing pension plan asset management and the Company's financial objectives and capital structure, debt ratings and debt composition; and making recommendations acted on by the Board regarding dividends and the redemption of the Company's debentures.

  Management Development and Compensation Committee

     The Management Development and Compensation Committee consists of six nonemployee directors: Constantine S. Nicandros, Chairman, Warren L. Batts, Clifford J. Grum, Harold S. Hook, Frank A. Olson and Sir Ralph H. Robins. Three meetings of the Committee were held in 1997. The activities of the Committee included determination of the attainment of performance targets and cash bonus awards for executive officers and other key managers; establishment of performance targets and grants of performance-based shares under the Stock Incentive Plan; grants of stock options to 638 employees; salary reviews and actions for officers; establishment of the 1998 Salary Policy and of the 1998 targets for the annual incentive plan; review of compliance with stock ownership guidelines for executive officers and key executives; review and approval of modifications to the management development and planning program; and review and recommendation to the Board of the amendment to the Management Annual Incentive Plan.

  Committee on Nominations and Corporate Governance

     The Committee on Nominations and Corporate Governance consists of four nonemployee directors: John D. Ong, Chairman, Harold S. Hook, Constantine S. Nicandros and Frank A. Olson. Four meetings of the Committee were held in 1997. The activities of the Committee included determination of nominees for election to the Board and of Board committee assignments; approval of stock ownership guidelines for directors and the Directors' Retainer Fee Stock Plan; and a review of the Company's corporate governance principles.

                       EXECUTIVE MANAGEMENT COMPENSATION

     The following table presents information concerning compensation paid to, or accrued for services by the Chief Executive Officer and the four most highly compensated executive officers of Cooper (the "Named Executives") for fiscal years 1995, 1996 and 1997.

                           SUMMARY COMPENSATION TABLE

                                                                      LONG-TERM COMPENSATION(3)
                                                      ANNUAL          -------------------------
                                                COMPENSATION(1)(2)             AWARDS
                                                -------------------   -------------------------
                  (A)                    (B)      (C)        (D)         (F)           (G)            (I)
                                                                      RESTRICTED    SECURITIES        ALL
                                                                        STOCK       UNDERLYING       OTHER
               NAME AND                          SALARY     BONUS      AWARD(S)    OPTIONS/SARS   COMPENSATION
          PRINCIPAL POSITION             YEAR     ($)        ($)        ($)(4)          #            ($)(5)
          ------------------             ----   --------   --------   ----------   ------------   ------------
Riley, Jr., H. J. -- Chairman,
President and Chief Executive Officer    1997   $768,750   $825,000    $      0       41,000        $70,594
                                         1996    693,750    800,000           0       43,500         42,469
                                         1995    541,250    250,000     177,125            0         24,356
Jackson, Jr., R. E. -- Executive Vice    1997    395,312    385,000           0       15,000         34,664
President, Operations                    1996    360,417    375,000           0       15,500         21,079
                                         1995    322,917    120,000      88,875            0         14,531
Ulsh, G. A. -- Executive Vice
  President, Operations (6)              1997    311,538    250,000           0       15,000         21,021
McWilliams, D. Bradley -- Senior Vice    1997    313,125    230,000           0       10,000         24,891
President and Chief Financial Officer    1996    288,125    240,000           0       10,700         17,803
                                         1995    254,375     85,000      61,225            0         13,472
Plesnicher, Jr., C. J. -- Senior Vice    1997    297,292    210,000           0        8,000         23,503
President, Human Resources               1996    281,667    225,000           0        8,000         16,050
                                         1995    263,750     75,000      61,225            0         11,869

---------------
(1) See the Long-Term Incentive Plan Table on page 12 disclosing long-term incentive awards granted in 1997 to the Named Executives pursuant to the Company's Stock Incentive Plan.

(2) Column (e) "Other Annual Compensation" has been omitted since there are no amounts to report. The aggregate amount of perquisites and other personal benefits for any Named Executive does not exceed $50,000 or 10% of the total of annual salary and bonus for any such Named Executive.

(3) Column (h) "LTIP Payouts" has been omitted since there are no amounts to report.

(4) The figures for 1995 in column (f) reflect the fair market value on the date of grant of awards of restricted stock that are subject to forfeiture in the event that the Named Executive does not remain employed by the Company until December 31, 1998. Dividends are paid on the shares of restricted stock at the dividend rate payable on all outstanding shares of Company Common Stock. All awards, except 500 shares to Mr. Riley, were granted on February 13, 1995 and are valued at $39.50 a share. The additional award of 500 shares to Mr. Riley was made on September 1, 1995 when he became Chief Executive Officer, and is valued at $38.25 a share.

     The following chart shows the number of shares of restricted stock held as of December 31, 1997 and the value of such shares as of the end of 1997:

                                                          NUMBER OF SHARES    MARKET VALUE
                                                          ----------------    ------------
Riley...................................................       4,500            $220,500
Jackson.................................................       2,250             110,250
McWilliams..............................................       1,550              75,950
Plesnicher..............................................       1,550              75,950

     Mr. Ulsh did not hold any shares of restricted stock as of December 31, 1997.

(5) The figures in column (i) for 1997 include the Company's contributions to the Cooper Industries, Inc. Employees' Savings and Stock Ownership Plan and to the Cooper Industries, Inc. Supplemental Excess Defined Contribution Plan, respectively, as follows: H. J. Riley, Jr. $7,125 and $63,469; R. E. Jackson, Jr. $7,125 and $27,539; G. A. Ulsh $7,125 and $13,896; D. B.
    McWilliams $7,125 and $17,766; and C. J. Plesnicher, Jr. $7,125 and $16,379.

(6) Compensation information for Mr. Ulsh is not provided for years prior to 1997, since he was not an executive officer of the Company during that period.

     The following table presents information concerning stock option grants to the Named Executives in the last fiscal year.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                                         POTENTIAL REALIZABLE
                                                               INDIVIDUAL GRANTS                           VALUE AT ASSUMED
                                           ----------------------------------------------------------       ANNUAL RATES OF
                                            NUMBER OF     PERCENT OF TOTAL                                    STOCK PRICE
                                            SECURITIES      OPTIONS/SARS                                   APPRECIATION FOR
                                            UNDERLYING       GRANTED TO      EXERCISE OR                      OPTION TERM
                                           OPTIONS/SARS     EMPLOYEES IN     BASE PRICE    EXPIRATION   -----------------------
                  NAME                      GRANTED(#)      FISCAL YEAR       ($/SH)(1)     DATE(2)       5%($)        10%($)
                  (A)                          (B)              (C)              (D)          (E)          (F)          (G)
                  ----                     ------------   ----------------   -----------   ----------   ----------   ----------
Riley, Jr., H. J. ......................      41,000            4.21           $45.06      2/11/2007    $1,161,940   $2,944,210
Jackson, Jr., R. E......................      15,000            1.54            45.06      2/11/2007       425,100    1,077,150
Ulsh, G. A..............................      15,000            1.54            45.06      2/11/2007       425,100    1,077,150
McWilliams, D. B........................      10,000            1.03            45.06      2/11/2007       283,400      718,100
Plesnicher, Jr., C. J...................       8,000             .82            45.06      2/11/2007       226,720      574,480

---------------

(1) The exercise price of each option is equal to the fair market value of the Company's shares on the date of grant of the option.

(2) Options become one-third exercisable one year after the date of grant, two-thirds exercisable two years after the date of grant, and fully exercisable three years after the date of grant.

     The following table presents information concerning options exercised during 1997 and the unexercised stock options held at December 31, 1997 by the Named Executives.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                          FY-END OPTION/SAR VALUES(1)

                                                             NUMBER OF SECURITIES
                             SHARES                         UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                            ACQUIRED                             OPTIONS/SARS             IN-THE-MONEY OPTIONS/SARS
                           ON EXERCISE       VALUE          AT FISCAL YEAR-END(#)           AT FISCAL YEAR-END($)
          NAME               (#)(1)       REALIZED($)     EXERCISABLE/UNEXERCISABLE       EXERCISABLE/UNEXERCISABLE
           (A)                 (B)            (C)                    (D)                             (E)
          ----             -----------    -----------    ----------------------------    ----------------------------
                                                         EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                                                         -----------    -------------    -----------    -------------
Riley, Jr., H. J. .......         0         $     0        54,500          70,000         $541,730        $449,800
Jackson, Jr., R. E.......         0               0        30,166          25,334          299,850         161,820
Ulsh, G. A. .............     1,240          15,227        12,892          20,768           54,590         116,433
McWilliams, D. B. .......         0               0         8,566          17,134           35,446         110,312
Plesnicher, Jr., C. J. ..     3,933          44,256        13,733          13,334          136,506          84,540

---------------

(1) No options were exercised by Messrs. Riley, Jackson or McWilliams during 1997.

     The following table presents information concerning long-term incentive awards granted in 1997 to the Named Executives pursuant to the Company's Stock Incentive Plan, which was approved by the Company's shareholders in April 1996. The performance-share awards may be earned based on achievement of performance goals over a four-year period commencing January 1, 1997 and ending on December 31, 2000. The performance goals are based on compound growth in earnings per share over the performance period, with a threshold of six percent compound growth before any awards are earned. At least 15 percent compound growth in earnings per share must be achieved for a payout at the maximum level shown in the table. The awards, to the extent earned, will be distributed in shares of Company Common Stock, or at the executive's election, up to 50 percent of the earned award may be paid in cash.

             LONG-TERM INCENTIVE PLAN -- AWARDS IN LAST FISCAL YEAR

                                                                             ESTIMATED FUTURE PAYOUTS
                                                                         UNDER NON-STOCK PRICE BASED PLANS
                                                                   ---------------------------------------------
            (A)                     (B)               (C)               (D)             (E)             (F)
                                 NUMBER OF       PERFORMANCE OR
                               SHARES, UNITS,     OTHER PERIOD
                                  OR OTHER      UNTIL MATURATION
            NAME                 RIGHTS(#)         OR PAYOUT         THRESHOLD        TARGET          MAXIMUM
            ----               --------------   ----------------   -------------   -------------   -------------
Riley, Jr., H. J. ..........       10,300          12/31/2000      10,300 shares   41,000 shares   57,400 shares
Jackson, Jr., R. E..........        3,800          12/31/2000       3,800 shares   15,000 shares   21,000 shares
Ulsh, G. A. ................        3,800          12/31/2000       3,800 shares   15,000 shares   21,000 shares
McWilliams, D. B. ..........        2,500          12/31/2000       2,500 shares   10,000 shares   14,000 shares
Plesnicher, Jr., C. J. .....        2,000          12/31/2000       2,500 shares    8,000 shares   11,200 shares

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                    AMONG COOPER INDUSTRIES, INC., S&P 500,
              S&P ELECTRICAL EQUIPMENT, S&P DIVERSIFIED MACHINERY

     The following graph compares the total shareholder return on the Company's Common Stock for the five-year period December 31, 1992 through December 31, 1997 to the total returns for the same period of (a) the Standard & Poors 500 Stock Index; (b) the Standard & Poors Electrical Equipment Group; and (c) the Standard & Poors Diversified Machinery Group. The Company chose the two industry indices for comparison since Cooper's product offering is so diverse. Standard & Poors assigns Cooper to its Diversified Machinery Group, while many analysts compare Cooper to other electrical equipment manufacturers since this is a significant part of Cooper's business. Management believes that a comparison to two different indices is appropriate.

                                                Cooper                               S&P               S&P
           Measurement Period                Industries,                         Diversified        Electrical
          (Fiscal Year Covered)                  Inc.            S&P 500*         Machinery*        Equipment
1992                                                 100.00            100.00            100.00            100.00
1993                                                 106.77            110.08            148.07            120.65
1994                                                  77.02            111.53            144.14            122.06
1995                                                  86.21            153.45            177.87            171.29
1996                                                 102.02            188.68            221.71            235.24
1997                                                 121.90            251.63            293.27            331.52

---------------

* Includes Cooper

               MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

RESPONSIBILITIES OF THE COMMITTEE

     The Management Development and Compensation Committee (the "Committee") is responsible for establishing compensation programs for executive officers of the Company so as to benefit the long-term interests of the Company and its shareholders. The Committee also reviews annually the performance of the executive officers and other key executives. Succession planning and executive development are reviewed in depth by the Committee triennially.

COMPENSATION PHILOSOPHY

     The Committee's policy is to compensate and reward executive officers and other key executives based on the combination of Corporate performance, business unit performance and individual performance, depending on the individual responsibilities of the executive. Corporate performance and business unit performance are evaluated by reviewing the extent to which strategic business objectives have been accomplished (i.e.; revenue growth, profitability, management of working capital, etc.). Individual performance is evaluated by reviewing discreet objectives established under the Company's Management Development and Planning Program at the beginning of the performance period.

     The process of assessing individual performance is as follows:

     - At the beginning of each performance period, specific objectives are established and subsequently used as the basis for evaluating the executive's performance.

     - During the course of the performance period, periodic discussions are held with the executive on the status of performance objectives.

     - At the end of the performance period, progress made with respect to performance objectives is reviewed with the executive so that there is a clear understanding of what has been accomplished.

     - Increases in base salary and annual cash incentive awards are then predicated on actual accomplishments during the performance period.

     - Long term stock incentive awards are predicated on the executive's sustained performance over a four-year period.

     The Committee also takes into account the compensation practices of comparable manufacturing companies (as described below) to ensure that the Company is able to attract, retain and reward executive officers whose contributions are critical to the long term success of the Company.

     There are three major components of the Company's executive compensation program: a base salary, an annual cash bonus and long-term stock incentive awards.

CASH-BASED COMPENSATION

  Base Salary

     A base salary range is established for each executive officer using the Hay Group Inc. Job Evaluation System, which uses a comparative assessment of know-how, problem-solving and accountability factors in the job rating process. The competitiveness of the base salary is also considered since the Committee believes it is critical to attract and retain the best qualified executives. The Committee uses the annual Hay Survey of Compensation Practices to establish the salary ranges for executive officers. In 1997, the Hay Survey of Compensation Practices included 191 industrial companies with revenues in excess of $1 billion. The Committee believes that this broad group of companies provides an appropriate basis for establishing salary levels since it minimizes the distortion of results that occurs when using a smaller sample group.

     The Committee's policy is to: (1) establish a salary range for the Chief Executive Officer and the other named executives; (2) set the midpoint of the range between the 50th and the 75th percentile of the Hay Survey; and (3) pay compensation within the established range. Each executive's actual base salary takes into account the individual's duties, responsibilities, work experience, impact on the business and individual performance. The Committee verifies the Hay data through use of a separate compensation study, known as Project 777, which is compiled by Management Compensation Services. This data bank includes 329 companies, over 50 percent of which are in the Fortune 500.

During 1997, the actual base salaries for the named executive officers approximated the 50th percentile of the Hay Survey.

     Salaries of senior executive officers are typically reviewed at 12 to 14 month intervals, depending on performance and position in the salary range. Base salary adjustments are primarily weighted on individual performance with due consideration given to immediate past performance and business decisions that impact the future growth and economic stability of the Company.

  Annual Incentive Compensation

     In 1995, the Committee adopted the Management Annual Incentive Plan ("MAIP"), a cash bonus plan for senior executives that is designed to link executive compensation to the Company's short-term business objectives. The MAIP was approved by the Company's shareholders at its annual meeting in April 1996. Pursuant to the MAIP, the Committee established in February 1997 the performance criteria and maximum bonus opportunities for executives named in the Summary Compensation Table ("Named Executives") and for other executive officers. The performance criteria are based upon increases in earnings per share in 1997 over 1996. The maximum annual award that may be granted to a participant under the MAIP is $1.5 million. The bonus targets for the Named Executives range from 20 to 120 percent of the salary range midpoint, depending on the executive's position. Under the MAIP, the Committee has discretion to reduce the amount of any award that would otherwise be payable upon achievement of the performance criteria based on its assessment of an individual's actual performance.

     In February 1998, the Committee determined and certified that the performance criteria established at the February 1997 meeting of the Committee were achieved and cash bonuses were awarded to the Named Executives at an average of 86 percent of base salary. The specific bonus amounts are shown in column (d) of the Summary Compensation Table.

     The Committee also considered an amendment to the Management Annual Incentive Plan ("Amendment") that would permit awards under the MAIP to be paid in either cash or shares of the Company's Common Stock, or a combination of cash and stock. Pursuant to the Amendment, the Committee could determine that an earned award would be paid in cash or stock or both, and the participant could elect to receive all or a portion of an earned award in stock. The Committee approved the Amendment and recommended to the full Board of Directors that the Amendment be adopted and submitted to the shareholders for approval. The Committee believes that the Amendment will foster stock ownership by the executive officers.

LONG TERM EQUITY BASED COMPENSATION

  Stock Incentive Compensation

     The Committee provides incentives to executive officers that are tied to the long-term performance of the Company in order to link the executive's interests to those of the Company's shareholders and to encourage stock ownership by executives. Prior to 1996, the Committee granted a combination of restricted stock and performance shares to the Named Executives pursuant to the Executive Restricted Stock Incentive Plan ("Executive Plan") and stock options pursuant to the 1986 Stock Option Plan. Both Plans were approved by the shareholders and have now been terminated, except to the extent awards or options remain outstanding.

     Awards of restricted stock and performance shares under the Executive Plan were made by the Committee in February 1995 for a four-year performance period commencing on January 1, 1995 and ending on December 31, 1998. The number of shares of restricted stock granted to each Named Executive are shown in column
(f) and in footnote 4 to the Summary Compensation Table. The restricted stock awards are subject to forfeiture if the Named Executive does not remain employed by the Company until the end of the performance period (December 31, 1998). The performance-share awards were granted to the Named Executives in 1995 under the Executive Plan for the four-year performance period ending December 31, 1998. Award payouts are tied to achieving performance targets expressed as the cumulative compound growth rate in earnings per share over the four-year performance period using 1994 earnings per share of $2.10 as the base. No awards will be earned unless the cumulative compound growth in earnings per share of at least three percent is achieved. Earnings per share growth over the period of at least 12 percent is required for target level performance and at least 15 percent is required for a payout at the maximum level.

     In November 1995, the Committee adopted the Stock Incentive Plan ("Incentive Plan") which was approved by the Company's shareholders in April 1996. The Incentive Plan replaces the 1986 Stock Option Plan, which expired in 1996, and the Executive Plan. Pursuant to the Incentive Plan, the Committee in February 1997 granted stock options and performance-based share awards to the Named Executives and other key executives. Stock options were also granted to other middle and upper level employees of the Company. The stock options expire 10 years after the date of grant and become exercisable over a three-year period with one-third vesting in each year so that the option is fully exercisable after three years. Options were granted with an exercise price equal to the fair market value on the date of grant, which was $45.06 a share.

     The performance-based share awards were granted to the Named Executives for a four-year performance period commencing on January 1, 1997 and ending on December 31, 2000. The Committee established performance goals tied to the cumulative compound growth in earnings per share during the performance period, with a threshold of six percent cumulative compound growth before any awards are earned. At least 15 percent cumulative compound growth in earnings per share must be achieved for a payout at the maximum award level. The Committee determined the number of options and performance-based share awards granted based on actual compensation, assumptions relating to stock price and earnings growth and recommendations from Frederic W. Cook & Co., a compensation consulting firm, who advised the Committee on competitive practices among comparable manufacturing companies. The Committee believes that the stock options and performance-based share awards provide a significant link between the compensation of the Named Executives and other key executives on the one hand and the Company's long term goals and shareholders' interests on the other.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Effective May 1, 1997, the Committee approved an increase of $75,000 in Mr. Riley's base salary. Mr. Riley's base salary adjustment was based on a review of the compensation levels of chief executive officers of companies of comparable size and in similar businesses, using the surveys previously discussed. In addition, in establishing Mr. Riley's compensation, the Committee considered the financial results of the Company and Mr. Riley's overall performance since assuming the position of Chairman, President and Chief Executive Officer of the Company.

     In February 1998, pursuant to the MAIP, the Committee awarded a cash bonus of $825,000 to Mr. Riley after reviewing the Company's performance and determining that the criteria established under the MAIP in February 1997 had been achieved. Specific accomplishments during 1997 include: significant growth in the Company's share earnings; margin improvements across all three of the Company's business segments; improvement in the Company's financial position, including improved management of the Company's operating working capital; the successful divestiture of a major marginally performing product line; and the acquisition of several strategically important businesses and product lines.

     In 1997, the Committee granted stock options and performance-based awards under the Incentive Plan to Mr. Riley. The options are shown on the table "Options/SAR Grants in Last Fiscal Year" on page 11 and the performance-based share awards are shown in the table "Long-Term Incentive Plan -- Awards in Last Fiscal Year" on page 12. The Committee determined the number of shares awarded to Mr. Riley using the same criteria as for other executive officers. The individual award was based on actual compensation, assumptions relating to stock price and earnings growth and the recommendations and advice of Frederic W. Cook & Co., a compensation consulting firm. The Committee believes that the stock options and performance share awards granted to Mr. Riley are competitive with awards provided to chief executive officers of other, similar companies in related businesses. Through the performance share awards, a significant portion of Mr. Riley's compensation is tied directly to the Company's financial performance and overall return to shareholders.

STOCK OWNERSHIP GUIDELINES

     Effective January 1, 1996, the Committee established stock ownership guidelines for executive officers and certain other key executives as a way to align more closely the interests of the key executives with those of the shareholders. These key executives are required to make continuing progress toward compliance with the guidelines during the five-year period beginning January 1, 1996 and to fully comply with the guidelines by the end of such five-year period. The guidelines are as follows:

     - Chief Executive Officer -- 4.5 times base salary

     - Other Senior Officers, including those other officers named in the Summary Compensation Table -- 3 times base salary

     - Other officers and division presidents -- 1.5 times base salary

     At its November 1997 meeting, the Committee reviewed the progress of covered executives relative to compliance with the Stock Ownership Guidelines and determined that acceptable progress has been achieved. Mr. Riley is currently in compliance with the guidelines.

OMNIBUS BUDGET RECONCILIATION ACT IMPLICATIONS

     The Committee has reviewed the provisions of the Omnibus Budget Reconciliation Act of 1993 ("OBRA") and the regulations issued under the Act that impose a limit, with certain exceptions, on the amount that a publicly held corporation may deduct in any year for the compensation paid to its five most highly compensated officers. The regulations provide certain transition rules that will preserve the deductibility for the Company of the performance-based awards granted in 1995. The Committee believes that the cash bonuses paid pursuant to the MAIP and the awards and options granted in 1997 pursuant to the Incentive Plan will qualify as "performance-based" compensation and will meet the requirements of the current tax law and Internal Revenue Service regulations so as to preserve the tax deductibility of all executive compensation.

Constantine S. Nicandros, Chairman  Harold S. Hook
Warren L. Batts                     Frank A. Olson
Clifford J. Grum                    Sir Ralph H. Robins

                           OTHER COMPENSATION MATTERS

PENSION BENEFITS

     Upon retirement, the Named Executives may be entitled to retirement benefits from the Salaried Employees' Retirement Plan of Cooper Industries, Inc. ("Cooper Retirement Plan"), the Cooper Industries, Inc. Supplemental Excess Defined Benefit Plan ("Supplemental Plan") and the Crouse-Hinds Officers' Disability and Supplemental Pension Plan ("Crouse-Hinds Officers' Plan").

     Pursuant to the Cooper Retirement Plan, the Company credits to the individual's plan account four percent of each year's total compensation up to the Social Security wage base for the year, plus eight percent of each year's total compensation that exceeds the Social Security wage base. For this purpose, total compensation is cash remuneration paid by the Company to or for the benefit of a member of the Cooper Retirement Plan for services rendered while an employee. For the Named Executives, the total compensation is shown in columns
(c) and (d) of the Summary Compensation Table. However, if an executive elects to defer any compensation, his total compensation under the Cooper Retirement Plan is reduced by the amount deferred. The Restricted Stock awards shown in column (f) of the Summary Compensation Table and the performance-based share awards shown on the Long-Term Incentive Plan -- Awards in Last Fiscal Year Table are not included for purposes of determining the credits under the Cooper Retirement Plan. This formula for determining benefit credits became effective on July 1, 1986.

     Benefits for service through June 30, 1986 were determined based on the retirement plan formula then in effect and converted to initial balances under the Cooper Retirement Plan. Both initial balances and credits for benefits after July 1, 1986 receive interest credits until the participant commences benefit payments. The Plan's interest credit rate for 1997 was 5.0% and will be 5.0% for 1998. Benefits at retirement are payable, as the participant elects, in the form of an escalating annuity, a level annuity with or without survivorship or a lump-sum payment.

     The Supplemental Plan is an unfunded, nonqualified plan that provides to certain employees, including the Named Executives, Cooper Retirement Plan benefits that cannot be paid from a qualified, defined benefit plan due to Internal Revenue Code provisions. The Plan also provides benefits equal to what would have been paid under the Cooper Retirement Plan on amounts of deferred compensation had those amounts not been deferred. The Crouse-Hinds Officers' Plan, an unfunded, nonqualified plan assumed by the Company following the acquisition of Crouse-Hinds Company, may provide to Mr. Riley benefits in addition to amounts payable under other retirement plans of the Company.

                                PENSION BENEFITS

                                                                 CREDITED         YEAR           ANNUAL
                                                               SERVICE AS OF   INDIVIDUAL      ESTIMATED
                                                                JANUARY 1,     REACHES AGE   BENEFIT AT AGE
                                                                   1998            65              65
                                                               -------------   -----------   --------------
H. John Riley, Jr. .........................................       35.2           2005          $498,000
Ralph E. Jackson, Jr. ......................................       22.0           2006           164,000
Gordon A. Ulsh..............................................       13.5           2011           132,000
D. Bradley McWilliams.......................................       26.1           2006           154,000
Carl J. Plesnicher, Jr. ....................................       29.9           2002           122,000

     For each Named Executive, the table above shows current credited years of service, the year each attains age 65, and the projected annual pension benefit at age 65. The projected annual pension benefit is based on the following assumptions: benefits paid on a straight-life annuity basis; continued compensation at the 1997 levels; and an interest credit rate of 5.0%. Amounts payable under the Supplemental Plan and the Crouse-Hinds Officers' Plan are included in the Annual Estimated Benefit.

CHANGE IN CONTROL ARRANGEMENTS

     The Named Executives participate in the Company's Management Annual Incentive Plan, which was approved by the shareholders on April 30, 1996. The Plan provides an annual cash bonus opportunity and is designed to tie annual incentive compensation to overall corporate and individual performance. Under the Plan, which is administered by the Management Development and Compensation Committee of the Board (the "Committee"), the awarding of a bonus is based upon performance goals established by the Committee in February of the bonus year. The Plan provides that upon a change in control of the Company, all outstanding awards will be deemed earned and will be paid in cash to each eligible executive.

     The Named Executives have been granted stock options and performance-share awards under the Company's Stock Incentive Plan, which was approved by shareholders on April 30, 1996. The Plan is administered by the Committee. Options granted under the Plan vest over a period of three years and have a 10-year term. Performance-share awards granted under the Plan may be earned based on achievement over a specified period of performance goals established by the Committee. At the end of the performance period, performance shares earned, if any, are issued (and cash equal to the dividends on the performance shares is paid). The Stock Incentive Plan provides that upon a change in control of the Company, all options will be canceled and the Company will make a cash payment to the Named Executives equal to the difference in the fair market value of the Company's Common Stock (or the highest price actually paid for the stock in connection with the change in control, if higher) and the option price. In addition, all outstanding performance shares will be deemed earned at the maximum level and will be issued.

     Prior to 1996, the Named Executives were awarded restricted stock under the Company's Executive Restricted Stock Incentive Plan. Under the Plan, which is administered by the Committee, initial share awards were granted, subject to forfeiture if the executive does not remain in the employ of Cooper until the end of the four-year performance cycle. Additional performance shares may be earned during the four-year period upon the achievement of performance criteria established by the Committee. At the conclusion of the four-year period, the initial share awards plus the performance shares earned, if any, will be issued (plus cash equal to the dividends on the performance shares earned). The Plan provides that upon a change in control of the Company, the Named Executives may receive cash in lieu of shares under the Plan in amounts equal to the fair market value of all outstanding share awards.

     Prior to 1996, the Named Executives were granted stock options under the Company's 1986 Stock Option Plan. This Plan expired in 1996, except to the extent options were outstanding. The 1986 Stock Option Plan provides that upon a change in control of the Company, the Committee may accelerate the vesting of any outstanding options, or cancel outstanding options and make a cash payment to the Named Executives equal to the difference between the fair market value of the Company's Common Stock and the option exercise price.

     There are no circumstances presently foreseeable under which the aggregate dollar amount payable upon a change of control reasonably can be estimated to have a material, adverse effect on the operating or financial condition of the Company. The Company has established a trust that will be used to fund its obligations under the Management Annual Incentive Plan, the Stock Incentive Plan, the Executive Restricted Stock Incentive Plan, the 1986 Stock Option Plan and certain otherwise unfunded benefit plans in the event of a change in control or a potential change in control. In 1988, the Company also established a trust that will be used to fund its obligations under otherwise unfunded benefit plans providing deferred compensation and retirement benefits to nonemployee directors of the Company. Presently these trusts have been nominally funded.

DIRECTOR COMPENSATION

     The Annual Basic Retainer of nonemployee directors is $45,000 per annum. In addition, nonemployee directors are paid meeting attendance fees of $1,000 for regular committee meetings and $2,000 for special Board or committee meetings. An additional annual retainer of $6,000 is paid to each nonemployee chairman of a standing committee.

     In lieu of receiving the Annual Basic Retainer and meeting fees in cash, each nonemployee director may elect, pursuant to the Directors Deferred Compensation Plan, to defer receipt of such amounts until a date determined by a director or until retirement from the Board. Alternatively, for years prior to 1996, each nonemployee director could have elected to receive, in lieu of the Annual Basic Retainer fee, a nonqualified stock option covering 2,000 shares of the Company's Common Stock (subject to adjustment in the event of stock splits or other changes in the Company's Common Stock or capital structure) pursuant to the Company's 1989 Director Stock Option Plan (the "Director Plan"). In February 1996, the Board of Directors decided to terminate the Director Plan, except to the extent options were outstanding. Historically, such options were granted on the date following commencement of the annual meeting of shareholders, became fully exercisable on the first anniversary of the date of grant and expired five years from the date of grant. During 1997, 6,000 shares of the Company's Common Stock were issued pursuant to the exercise of previously granted options under the Director Plan. As of December 31, 1997, options for 12,000 shares of the Company's Common Stock were outstanding under the Director Plan.

     Prior to February 1996, pursuant to the Cooper Industries, Inc. Directors Retirement Plan, any director with at least 10 years of service as a director (counting a fractional year as a full year), or any director who retired in accordance with the Board's director tenure policy was entitled to receive a benefit amount equal to the annual basic retainer for nonemployee directors in effect at the time of retirement, exclusive of any special compensation for services as a committee chairman or attendance at meetings. The benefit amount was payable annually on January 2 for the preceding year, or quarterly if elected, for the number of years in which the director served on the Board (counting a fractional year as a full year), with payment to cease with the death of the retired director. In February 1996, the Board decided to terminate the Plan and no additional benefits will accrue after such date. Any vested benefits under the Plan were grandfathered.

     The Directors' Stock Plan, which was approved by the shareholders on April 30, 1996, replaces the Director Plan and the Directors Retirement Plan and provides for a grant to each nonemployee director of 400 shares of Common Stock of the Company on each annual meeting date with a maximum of 1,200 shares to be issued to any individual director. The Plan further provides for an annual grant to each nonemployee director of a stock option for 1,000 shares at fair market value. The option vests on the third anniversary of the date of grant and has a 10-year term. As of December 31, 1997, options for 18,000 shares were outstanding under the Directors' Stock Plan.

                                   PROPOSAL 2

                      APPROVAL OF COOPER INDUSTRIES, INC.
                       DIRECTORS' RETAINER FEE STOCK PLAN

     During 1997, the Board of Directors established stock ownership guidelines for the Company's nonemployee directors ("Nonemployee Directors") as a way to align more closely the interests of such persons with those of the shareholders. Under the guidelines, each Nonemployee Director is required to achieve over a five-year period stock ownership in the Company in an amount equal to three times his or her annual cash retainer fee for services on the Board.

     On November 4, 1997, the Board of Directors adopted, subject to approval by the shareholders, the Cooper Industries, Inc. Directors' Retainer Fee Stock Plan (the "Plan"). Under the Plan, each Nonemployee Director may make an election to receive all or a portion of his or her annual retainer fee for services on the Board, annual retainer fee, if any, for serving as a chairperson of a committee of the Board, and committee attendance fees (the "Annual Service Fee") in Common Stock in lieu of cash. The Plan will not increase the amount of compensation received by any director.

     The purpose of the Plan is to promote the growth and success of the Company by attracting, motivating and retaining experienced and knowledgeable persons to serve as directors of the Company and, along with the stock ownership guidelines, to promote identification of such directors' interests with those of the Company's shareholders.

     A summary of the principal features of the Plan is provided below, but is qualified in its entirety by reference to the full text of the Plan, which is attached to this Proxy Statement as Exhibit A. Approval of the Plan requires the affirmative vote of a majority of the shares represented in person or by proxy at the meeting and voting on such Plan. Abstentions will be counted for purposes of determining whether a quorum is present and will be counted as voting. Broker nonvotes are not counted for purposes of voting.

     A total of 100,000 shares of Common Stock may be issued under the Plan, subject to adjustment for stock splits, stock dividends and certain other changes in capitalization. Shares issued under the Plan may be authorized but unissued shares or treasury shares. Only Nonemployee Directors of the Company (currently 11) may participate in the Plan.

     If the Plan is approved by shareholders, prior to the first day of each Plan Year (May 1 through the following April 30), each Nonemployee Director may make an election to receive all or a portion of his or her Annual Service Fee for that Plan Year in Common Stock in lieu of cash. Unless a Nonemployee Director elects to make a Deferral Election, as described below, a portion of such shares of Common Stock shall be transferred to such director on the last business day of each calendar month of the Plan Year (the "Issue Dates"). The total number of shares of Common Stock to be transferred on any Issue Date shall be determined by dividing (x) the product of (1) the percentage specified by the Nonemployee Director and (2) the portion of the Nonemployee Director's Annual Service Fee payable in the month of the Issue Date by (y) the fair market value of a share of Common Stock on the Issue Date.

     Under the Plan, each Nonemployee Director also may make an annual election to defer the receipt (a "Deferral Election") of all or a portion of the shares of Common Stock otherwise payable under the Plan to such Nonemployee Director. At the time of the Deferral Election, the Nonemployee Director shall elect to receive the deferred shares in either a lump sum or in no more than 10 substantially equal annual installments. The lump sum shall be paid on either the March 1 following the Nonemployee Director's cessation of service on the Board or a date designated by the Nonemployee Director at the time the Deferral Election is made. Installment payments shall begin on the March 1 following the Nonemployee Director's cessation of service on the Board and shall continue on each March 1 until all deferred shares are distributed. Shares that are deferred under the Plan shall be credited with an amount equal to the dividends that would have been paid on an equal number of outstanding shares of Common Stock. The amount so credited shall be converted into additional deferred shares and shall be treated in the same manner as other deferred shares under the Plan.

     The Plan shall be administered by the Committee on Nominations and Corporate Governance of the Board. All costs and expenses involved in administration of the Plan shall be borne by the Company.

     The Plan provides that upon a Change in Control, as defined in the Plan, all shares that have been deferred under the Plan prior to the Change in Control shall be issued immediately, or if the Common Stock is no longer trading on the New York Stock Exchange, shall be paid in cash in an amount equal to the higher of (1) the fair market value of the Common Stock on the date of determination of the Change in Control, or (2) the highest price per share actually paid for the Common Stock in connection with the Change in Control.

     The Board may at any time alter, amend or terminate the Plan; provided, however, that no such action shall affect the rights of any Nonemployee Director without his or her consent in any Common Stock issued to or deferred by such Nonemployee Director; and provided further, that no amendment shall be effective prior to approval by the Company's shareholders to the extent such approval is then required by law or pursuant to Rule 16b-3 issued under the Securities Exchange Act of 1934, as amended, to preserve the applicability of the exemption provided by that Rule.

     If approved by the shareholders, the Plan will become effective on April 30, 1998 and shall have a term of 10 years, unless terminated earlier by the Board.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE DIRECTORS' RETAINER
                                FEE STOCK PLAN.

                                   PROPOSAL 3

                APPROVAL OF AMENDMENT TO COOPER INDUSTRIES, INC.
                        MANAGEMENT ANNUAL INCENTIVE PLAN

     On February 11, 1998, the Board of Directors adopted, subject to approval by the shareholders, the Amendment to Cooper Industries, Inc. Management Annual Incentive Plan ("Amendment"). The Cooper Industries, Inc. Management Annual Incentive Plan (the "Annual Incentive Plan" or the "Plan") was approved by the shareholders in 1996 and provides for the awarding of annual bonuses ("Annual Incentive Awards" or "Awards") in cash to senior executives (currently seven) based on the Company's performance. The Amendment permits the Management Development and Compensation Committee (the "Committee") to pay Awards earned under the Annual Incentive Plan in cash or the Company's Common Stock ("Shares") or a combination of cash and Shares. The Amendment furthers the Board's policy of more closely linking executive compensation to the Company's performance and shareholders' interests as a whole. The Amendment will not increase the amount of compensation payable to any participant under the Plan.

     A summary of the principal features of the Amendment is provided below, but is qualified in its entirety by reference to the full text of the Amendment, which is attached to this Proxy Statement as Exhibit B, and by reference to the full text of the Plan, which is attached to this Proxy Statement as Exhibit C. Approval of the Amendment requires the affirmative vote of a majority of the shares represented in person or by proxy at the meeting and voting on the Amendment. Abstentions will be counted for purposes of determining whether a quorum is present and will be counted as voting. Broker nonvotes are not counted for purposes of voting.

     The Plan is administered by the Committee. The Amendment provides that the Committee in its sole discretion may determine to pay any Award in cash or Shares or a combination of cash and Shares. The Amendment also provides that, subject to the Committee's approval, a participant may request to have all or a portion of his or her Award paid in Shares. For amounts paid in Shares, the number of Shares to be paid shall be determined by dividing the amount of the Award to be paid in Shares by the fair market value of a Share on the date the Committee determines that the Award is earned. Only whole Shares will be distributed; fractional Shares will be paid in cash.

     Under the Plan, the Committee may permit participants to defer receipt of all or a portion of an Award. The Amendment provides that if such amounts deferred are in Shares, a deferral account will be established for the participant, and amounts equal to the dividends or distributions that would have been paid on those Shares shall be credited to the participant's deferral account. The accrued dividends shall be credited with interest. In the event of a Change in Control (as defined in the Plan), any Shares credited to a participant's deferral account shall be issued immediately.

     The Amendment provides that the total number of Shares available for issuance under the Plan is 500,000, subject to adjustment in the event of any change in the number of outstanding shares by reason of a stock dividend, stock split, recapitalization or similar corporate change. Shares available for issuance under the Plan may be authorized but unissued shares or treasury shares.

     Mr. Riley has requested that 78 percent of his 1997 Award be paid in Shares. In addition, three other participants in the Plan have requested to take a portion of their 1997 Award in Shares. The Committee has approved these requests subject to shareholder approval of the Amendment.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE COOPER INDUSTRIES, INC. MANAGEMENT ANNUAL INCENTIVE PLAN.

                     RELATIONSHIP WITH INDEPENDENT AUDITORS

     The Board selects the Company's independent auditors for each year. During the year ended December 31, 1997, Ernst & Young LLP was employed principally to perform the annual audit and to render other services.

     Representatives of Ernst & Young will be present at the meeting and will be available to answer questions and discuss matters pertaining to the Report of Independent Auditors contained in the financial statements included in Appendix A hereto. Representatives of Ernst & Young will have the opportunity to make a statement, if they desire to do so.

                            SHAREHOLDERS' PROPOSALS

     Shareholders' proposals intended to be presented at the 1999 Annual Meeting should be sent by certified mail, return receipt requested, and must be received by the Company at its principal executive offices (Attention: Corporate Secretary) on or before November 10, 1998 for inclusion in the proxy statement and the form of proxy for that meeting. Such proposals may be made only by persons who are shareholders, beneficially or of record, on the date the proposal is submitted and who continue in such capacity through the meeting date, of at least one percent or $1,000 in market value of securities entitled to be voted at the meeting, and have held such securities for at least one year.

                                 OTHER BUSINESS

     The Board is not aware of any other matters that will be presented for action at the meeting. If any other matter requiring a vote of the shareholders properly comes before the meeting, the persons authorized under management proxies will vote and act according to their best judgment.

                                   FORM 10-K

     A copy of the 1997 Annual Report on Form 10-K for the fiscal year ended December 31, 1997 as filed with the Securities and Exchange Commission will be available on Cooper's home page at www.cooperindustries.com or may be obtained upon request and without charge, by writing:

                           Public Affairs Department
                            Cooper Industries, Inc.
                                 P.O. Box 4446
                              Houston, Texas 77210

                                                                       EXHIBIT A

                            COOPER INDUSTRIES, INC.
                       DIRECTORS' RETAINER FEE STOCK PLAN

     1. Purpose. The purpose of the Directors' Retainer Fee Stock Plan (the "Plan") is to attract, motivate and retain experienced and knowledgeable persons to serve as directors of Cooper Industries, Inc. (the "Company") and to promote identification of such directors' interests with those of the Company's shareholders.

     2. Definitions.  As used in the Plan:

          2.1. "Affiliate" shall have the meaning set forth in Rule 12b-2 under
     Section 12 of the Exchange Act.

          2.2. "Annual Service Fee" means the annual cash retainer fee payable to a Nonemployee Director for his or her services on the Board; the annual retainer fee, if any, payable to a Nonemployee Director for serving as a chairperson of a committee of the Board; and any fees payable to a Nonemployee Director for attendance at meetings of the Board or any of its committees.

          2.3. "Beneficial Owner" shall have the meaning set forth in Rule 13d-3 under the Exchange Act, except that a Person shall not be deemed to be the Beneficial Owner of any securities which are properly filed on a Schedule 13G.

          2.4. "Board" means the Board of Directors of the Company.

          2.5. For all purposes of the Plan, a "Change in Control" shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

             2.5.1. any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates) representing 20% or more of the combined voting power of the Company's then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (i) of paragraph 2.5.3 below; or

             2.5.2. the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's shareholders was approved or recommended by a vote of at least two-thirds ( 2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

             2.5.3. there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof), at least 60% of the combined voting power of the securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its Affiliates) representing 20% or more of the combined voting power of the Company's then outstanding securities; or

             2.5.4. the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition by the Company of all or substantially all of the Company's assets to an entity, at least 60% of the combined voting power of the voting securities of which are owned by shareholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

             Notwithstanding the foregoing, a "Change in Control" shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the Common Stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

          2.6. "Change in Control Price" means the higher of (i) the Fair Market Value on the date of determination of the Change in Control or (ii) the highest price per share actually paid for the Common Stock in connection with the Change in Control of the Company.

          2.7. "Committee" means the Committee on Nominations and Corporate Governance of the Board.

          2.8. "Common Stock" means the Common Stock, par value $5.00 a share, of the Company.

          2.9. "Deferral Election" shall have the meaning set forth in Section 7 hereof.

          2.10. "Deferred Shares" shall have the meaning set forth in Section 7 hereof.

          2.11. "Deferred Share Account" shall have the meaning set forth in
     Section 7 hereof.

          2.12. "Dividend Equivalents" shall have the meaning set forth in
     Section 8 hereof.

          2.13. "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

          2.14. "Fair Market Value" of a share of Common Stock, as of any date, means the average of the high and low sales prices of a share of Common Stock as reported on the Stock Exchange composite tape on the applicable date, provided that if no sales of Common Stock were made on the Stock Exchange on that date, the average of the high and low prices as reported on the composite tape for the preceding day on which sales of Common Stock were made.

          2.15. "Issue Dates" means the last business day of each calendar month in a Plan Year.

          2.16. "Nonemployee Director" means a member of the Board who is not an employee of the Company or any of its subsidiaries.

          2.17. "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its Affiliates, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company.

          2.18. "Plan Year" means the 12-month period commencing May 1 and ending on the following April 30. The first Plan Year shall commence on May 1, 1998.

          2.19. "Rule 16b-3" means Rule 16b-3 promulgated under the Exchange Act (or any successor rule to the same effect).

          2.20. "Stock Exchange" means the New York Stock Exchange, Inc. ("NYSE") or, if the Common Stock is no longer included on the NYSE, then such other market price reporting system on which the Common Stock is traded or quoted.

          2.21. "Voting Stock" means securities entitled to vote in an election of directors of the Company.

     3. Authorized Shares. The total number of shares of the Company's Common Stock available for issuance under the Plan is 100,000, including Deferred Shares (as defined below), subject to adjustment pursuant to Section 13 hereof. Shares available for issuance under the Plan may be authorized and unissued shares or treasury shares, as the Company may determine from time to time.

     4. Administration of the Plan. The Plan shall be administered by the Committee. The Committee shall, subject to the provisions of the Plan, adopt such rules as it may deem appropriate in order to carry out the purpose of the Plan. All questions of interpretation, administration, and application of the Plan shall be determined by a majority of the members of the Committee, except that the Committee may authorize any one or more of its members, or any officer or employee of the Company, to execute and deliver documents on behalf of the Committee. The determination of such majority shall be final and binding in all matters relating to the Plan. No member of the Committee shall be liable for any act done or omitted to be done by such member or by any other member of the Committee in connection with the Plan, except for such member's own willful misconduct or as expressly provided by statute. All costs and expenses involved in administration of the Plan shall be borne by the Company.

     5. Participation. Each Nonemployee Director shall be eligible to participate in the Plan.

     6. Election to Receive Common Stock in Lieu of Annual Service Fee. Prior to the first day of each Plan Year, each Nonemployee Director may make an election to receive all or a portion of his or her Annual Service Fee for such Plan Year in Common Stock (a "Stock Election") in lieu of cash. Such shares of Common Stock shall be transferred in accordance with Section 9 hereof, except to the extent that a Deferral Election shall be in effect with respect to such shares or to the extent that Section 12 hereof applies. Any Stock Election shall be in writing, shall specify the percentage of the Annual Service Fee to be paid in Common Stock, and shall be irrevocable for the Plan Year for which the Stock Election is made. Notwithstanding the foregoing, any Nonemployee Director who is newly elected or appointed to the Board after the first day of a Plan Year may make the election under this Section 6 upon the date of his or her election or appointment to the Board with respect to the percentage of the Annual Service Fee that is payable for the remainder of that Plan Year.

     7. Deferral Election. Prior to the first day of each Plan Year, each Nonemployee Director may make an election to defer the receipt (a "Deferral Election") of all or any percentage of the shares of Common Stock otherwise payable to such Nonemployee Director pursuant to Section 6 hereof. In such event, the Company shall credit to an account (a "Deferred Share Account") maintained on behalf of such Nonemployee Director, as of the date on which the shares would otherwise be transferred hereunder, the shares of Common Stock ("Deferred Shares") deferred. Any Deferral Election shall be in writing, shall specify the percentage of shares to be deferred, and shall be irrevocable for the Plan Year for which the Deferral Election is made. Notwithstanding the foregoing, any Nonemployee Director who is newly elected or appointed to the Board after the first day of a Plan Year may make the election under this
Section 7 upon the date of his or her election or appointment to the Board with respect to the percentage of the Stock Election that is to be deferred for the remainder of that Plan Year.

     Deferred Shares will be distributed in whole shares of Common Stock and cash in lieu of fractional shares. At the time of the Deferral Election, the Nonemployee Director shall elect to receive the Deferred Shares in either a lump sum or in no more than 10 substantially equal annual installments. The lump sum will be paid on either (a) the March 1 following the Nonemployee Director's cessation of service on the Board or (b) a date designated by the Nonemployee Director on the Deferral Election. Installment payments shall commence on the March 1 following the Nonemployee Director's cessation of service on the Board and shall continue on each March 1 until all Deferred Shares are distributed. All Deferral Elections are subject to Section 12 of this Plan.

     In the event of the Nonemployee Director's death before distribution of all of his or her Deferred Shares, the balance of the Deferred Shares shall be distributed in a lump sum to the beneficiary or beneficiaries designated in writing by the Nonemployee Director, or if no designation has been made, to the estate of the Nonemployee Director.

     8. Dividend Equivalents. Deferred Shares shall be credited with an amount equal to the dividends that would have been paid on an equal number of outstanding shares of Common Stock ("Dividend Equivalents"). Dividend Equivalents shall be credited (i) as of the payment date of such dividends, and
(ii) only with respect to Deferred Shares credited to such Nonemployee Director prior to the record date of the dividend. When credited, Dividend Equivalents shall be converted into an additional number of Deferred Shares as of the payment date of the dividend, based on the Fair Market Value on such payment date. Such Deferred Shares shall thereafter be treated in the same manner as any other Deferred Shares under the Plan.

     9. Transfer of Shares. Shares of Common Stock issuable to a Nonemployee Director under Section 6 hereof shall be transferred to such Nonemployee Director on the Issue Dates. The total number of shares of Common Stock to be transferred shall be determined by the following formula:

               % of Stock Election x Monthly Service Fee Payable
      -------------------------------------------------------------------
           Fair Market Value of a Share of Common Stock on Issue Date

     The Company will instruct its registrar to make an entry on the Company's Shareholder records evidencing that the shares (including any fractional shares) of Common Stock have been issued as of the Issue Dates.

     Notwithstanding anything to the contrary herein, if on any Issue Date the number of shares of Common Stock otherwise issuable to the Nonemployee Directors shall exceed the number of authorized shares of Common Stock remaining available under the Plan, the available shares shall be allocated among the Nonemployee Directors in proportion to the number of shares they would otherwise be entitled to receive and the remainder of the Nonemployee Directors' Annual Service Fee shall be payable in cash.

     10. Rights as a Shareholder. Except as otherwise expressly provided herein with respect to Dividend Equivalents, a Nonemployee Director shall have no rights as a shareholder of the Company with respect to any Common Stock to be issued under the Plan until he or she becomes the holder of record of such shares.

     11. Vesting. A Nonemployee Director shall be 100% vested in his or her Deferred Share Account at all times.

     12. Change in Control. Upon a Change in Control, all Deferred Shares, to the extent credited prior to the Change in Control, shall be issued immediately, or if the Common Stock is no longer trading on the Stock Exchange, shall be paid immediately in cash. For purposes of this Section 12, the cash equivalent value of a Deferred Share shall be the Change in Control Price.

     13. Effect of Certain Changes in Capitalization. In the event of any recapitalization, stock split, reverse stock split, stock dividend, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, or other similar corporate transaction or event affecting the Common Stock, the maximum number or class of shares available under the Plan, and the number or class of shares of Common Stock to be delivered hereunder shall be adjusted by the Committee to reflect any such change in the number or class of issued shares of Common Stock.

     14. Term of Plan. The Plan shall become effective on April 30, 1998 provided that the Plan shall have been approved by the Company's shareholders at the 1998 annual meeting of shareholders. Unless terminated earlier pursuant to
Section 15, the Plan shall have a term of 10 years. Notwithstanding the foregoing, any Deferral Elections made prior to the termination of the Plan shall continue in accordance with the terms hereof.

     15. Amendment; Termination. The Board may at any time and from time to time alter, amend, or terminate the Plan in whole or in part; provided, however, that no such action shall, without the consent of a Nonemployee Director, affect the rights of such Nonemployee Director in any Common Stock issued to or deferred by such Nonemployee Director under the Plan, and provided, further that no amendment shall be effective prior to approval by the Company's shareholders to the extent such approval is then required by law, rule or regulation or pursuant to Rule 16b-3 in order to preserve the exemption provided by Rule 16b-3.

     16. Rights of Directors. Nothing contained in the Plan shall confer upon any Nonemployee Director any right to continue in the service of the Company as a director.

     17. Government and Other Regulations. The obligations of the Company to deliver shares under the Plan shall be subject to all applicable laws, rules and regulations and such approvals by any government agency as may be required, including, without limitation, compliance with the Securities Act of 1933, as amended.

     18. Nontransferability. The rights and benefits under the Plan shall not be transferable by a Nonemployee Director other than by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined in the Internal Revenue Code of 1986, as amended, or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.

     19. Withholding. To the extent required by applicable federal, state, local, or foreign law, a Nonemployee Director shall make arrangements satisfactory to the Company for the payment of any withholding tax obligations that arise in connection with the Plan. The Company shall not be required to issue any Common Stock under the Plan until such obligations are satisfied. A Nonemployee Director may satisfy any such withholding obligation by (i) having the Company retain the number of shares of Common Stock or (ii) tendering the number of shares of Common Stock, in either case, whose Fair Market Value equals the amount required to be withheld.

     20. Governing Law. To the extent that federal laws do not otherwise control, the Plan and all rights hereunder shall be construed in accordance with and governed by the laws of the State of Ohio.

     21. Headings. The headings of sections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of the Plan.

                                                                       EXHIBIT B

                                  AMENDMENT TO
                            COOPER INDUSTRIES, INC.
                        MANAGEMENT ANNUAL INCENTIVE PLAN

     WHEREAS, the Board of Directors of Cooper Industries, Inc. (the "Company") adopted on November 7, 1995, and the shareholders of the Company approved on April 30, 1996, the Cooper Industries, Inc. Management Annual Incentive Plan (the "Plan"), which provides for the awarding of annual cash bonuses to senior executives of the Company based on the Company's performance; and

     WHEREAS, the Board of Directors, upon the recommendation of the Management Development and Compensation Committee of the Board of Directors, desires to amend the Plan to permit awards to be paid in either cash or shares of the Company's Common Stock, par value $5.00 a share ("Shares") or a combination of cash and Shares.

     NOW THEREFORE, the Plan is hereby amended as follows:

          A. The following is added to Article I of the Plan:

          The total number of shares of Common Stock available for issuance under this Plan is 500,000, subject to adjustment in the event of any change in the number of outstanding shares by reason of a stock dividend, stock split, recapitalization or similar corporate change. Shares available for issuance under this Plan may be authorized and unissued shares or treasury shares, as the Company may determine from time to time.

          B. Section 2.1 of the Plan is amended to read as follows:

             "Annual Incentive Award" or "Award" means the compensation payable in cash or Shares granted under the Plan to a Participant by the Committee pursuant to such terms, conditions, restrictions and limitations established by the Committee and the Plan.

          C. Section 2.10 of the Plan is amended to read as follows:

             "Plan" means the Cooper Industries, Inc. Management Annual Incentive Plan dated November 7, 1995, as amended effective February 11, 1998, subject to approval by the shareholders of the Company.

          D. A Section 2.16 is added as follows:

             "Shares" shall mean the shares of Common Stock, par value $5.00 a share, of the Company and other such securities of the Company as the Committee may from time to time determine.

          E. Section 6.1 of the Plan is amended as follows:

             Awards under the Plan shall be paid in cash or Shares, or a combination of cash and Shares, as provided in Sections 6.3 and 6.4.

          F. Sections 6.3, 6.4, 6.5 and 6.6 are added as follows:

             6.3 The Committee in its sole discretion may determine to pay any earned Annual Incentive Awards in cash or Shares or a combination of cash and Shares.

             6.4 A Participant may request to have all or a portion of the Annual Incentive Award, when earned, paid in Shares. Such request shall be made by delivering to the Company at the office of its Secretary a notice setting forth that portion (expressed as a percentage) of the Award for which the Participant desires to receive Shares. The Committee shall consider the request and have absolute discretion to determine the extent to which the request shall be approved.

             6.5 With respect to any Awards paid in Shares, the number of Shares to be paid shall be determined by dividing the amount of the Award to be paid in Shares by the fair market value of a Share on the date the Committee approves the Award pursuant to Section 6.2. Only whole Shares will be distributed; fractional Shares will be paid in cash.

             6.6 Shares will be issued to the Participant as soon as practicable after the Committee makes its determination under Section 6.2, unless the Participant elects to defer receipt of all or a portion of the Annual Incentive Award that is to be paid in Shares as provided in
        Section 7.2.

          G. Article VII "Deferrals and Settlements" is amended as follows:

             7.1 The Committee may permit Participants to elect to defer receipt of all or a portion of the Annual Incentive Award under administrative policies established pursuant to the Company's Management Incentive Compensation Deferral Plan. It also may provide that amounts be credited with interest.

             7.2 If the Participant elects to defer the receipt of Shares, the Shares shall be credited to a deferral account in the Participant's name and shall be credited with all dividends or other distributions, as and when paid by the Company with respect to Shares. Accrued dividends shall be credited with interest. Until the Shares are issued to the Participant, the Participant shall have no other rights as a shareholder of the Company. Upon a Change in Control, any Shares credited to a Participant's deferral account shall be issued immediately.

                                                                       EXHIBIT C

                            COOPER INDUSTRIES, INC.
                        MANAGEMENT ANNUAL INCENTIVE PLAN

                                NOVEMBER 7, 1995

                             I. PURPOSE OF THE PLAN

     The Cooper Industries, Inc. Management Annual Incentive Plan is intended to provide Cooper Industries, Inc. ("the Company") a means by which it can engender and sustain a sense of personal commitment on the part of its senior executives in the continued growth, development and financial success of the Company and encourage them to remain with and devote their best efforts to the business of the Company, thereby advancing the interests of the Company and its shareholders. Accordingly, the Company may award to senior executives annual incentive compensation on the terms and conditions established herein.

                                II. DEFINITIONS

     2.1 "Annual Incentive Award" or "Award" means the compensation payable in cash granted under the Plan to a Participant by the Committee pursuant to such terms, conditions, restrictions and limitations established by the Committee and the Plan.

     2.2 "Board" means the Board of Directors of the Company.

     2.3 For all purposes of the Plan, a "Change in Control" shall have occurred if any of the following events shall occur:

          (a) The Company is merged, consolidated or reorganized into or with another corporation or other legal person, and immediately after such merger, consolidation or reorganization less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction are held in the aggregate by the holders of Voting Stock of the Company immediately prior to such transaction;

          (b) The Company sells all or substantially all of its assets to any other corporation or other legal person, and less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such sale are held in the aggregate by the holders of Voting Stock of the Company immediately prior to such sale;

          (c) There is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Exchange Act, disclosing that any person (as the term "person" is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become the beneficial owner (as the term "beneficial owner" is defined under Rule 13(d)(3) or any successor rule or regulation promulgated under the Exchange
     Act) of securities representing 20% or more of the Voting Stock;

          (d) The Company files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a Change in Control of the Company has or may have occurred or will or may occur in the future pursuant to any then-existing contract or transaction; or

          (e) If during any period of two consecutive years, individuals who at the beginning of any such period constitute the Directors of the Company cease for any reason to constitute at least a majority thereof, provided, however, that for purposes of this Section 2.3(e), each Director who is first elected, or first nominated for election by the Company's stockholders, by a vote of at least two-thirds of the Directors of the Company (or a committee thereof) then still in office who were Directors of the Company at the beginning of any such period will be deemed to have been a Director of the Company at the beginning of such period.

     Notwithstanding the foregoing provisions of Section 2.3(c) or 2.3(d) hereof, unless otherwise determined in a specific case by majority vote of the Board, a Change in Control shall not be deemed to have occurred for purposes of the Plan solely because (i) the Company, (ii) an entity in which the Company directly or indirectly beneficially owns 50% or more of the Voting Stock, or
(iii) any employee stock ownership plan or any other employee benefit plan sponsored by the Company, either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act, disclosing beneficial ownership by it of shares of Voting Stock, whether in excess of 20% or otherwise, or because the Company reports that a change in control of the Company has or may have occurred or will or may occur in the future by reason of such beneficial ownership.

     2.4 "Code" means the Internal Revenue Code of 1986, as amended from time to time.

     2.5 "Commission" means the Securities and Exchange Commission.

     2.6 "Committee" means the Management Development and Compensation Committee of the Board, or such other committee designated by the Board to administer the Plan, provided that the Committee shall consist of three or more persons each of whom is an "outside director" within the meaning of Section 162(m) and a "disinterested person" within the meaning of Rule 16b-3 under the Exchange Act.

     2.7 "Employee" means an employee of the Company or any of its subsidiaries or affiliates.

     2.8 "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     2.9 "Participant" means a Senior Executive Officer of the Company who is selected by the Committee to participate in the Plan.

     2.10 "Plan" means the Cooper Industries, Inc. Management Annual Incentive Plan dated November 7, 1995.

     2.11 "Performance Goals" shall be defined as the performance criterion or criteria established by the Committee, pursuant to Section V hereof, for the purpose of determining Awards under the Plan.

     2.12 "Performance Period" means the consecutive 12 month period that constitutes the Company's fiscal year.

     2.13 "Section 162(m)" means Section 162(m) of the Code and the regulations promulgated thereunder.

     2.14 "Senior Executive Officer" means the Chairman; Chief Executive Officer; any Executive Vice President, Operations; any Senior Vice President; or any other senior officer reporting directly to the Chief Executive Officer.

     2.15 "Voting Stock" means securities entitled to vote in an election of Directors of the Company.

                              III. ADMINISTRATION

     3.1 The overall administration of the Plan, including the final determination of Awards to each Participant, is vested in the Committee.

     3.2 Determinations of the Committee in administering the Plan shall be final and binding upon all Participants.

                                IV. ELIGIBILITY

     Participation in the Plan shall be limited to Senior Executive Officers. Participants will be selected for participation annually by the Committee not later than 90 days after the commencement of the Performance Period. The Committee may withdraw its approval for participation in the Plan for a Participant at any time. In the event of such withdrawal, such Participant shall cease to be a Participant as of the date designated by the Committee and the employee shall be notified of such withdrawal as soon as practicable following such action. Further, such Employee shall cease to have any right to an Award for the Performance Period in which such withdrawal is effective; provided, however, that the Committee may, in its sole discretion, authorize a prorated award based on the number of full months of participation prior to the effective date of such withdrawal and the Company's performance during such period.

                       V. PERFORMANCE GOALS AND MEASURES

     5.1 Performance Goals shall be established by the Committee not later than 90 days after commencement of the Performance Period relating to a specific Award. The Performance Goals may be identical for all Participants or, at the discretion of the Committee, may be different to reflect more appropriate measures of individual performance. The criterion or criteria used in establishing Performance Goals may, at the discretion of the Committee, include one or any combination of the following: (i) the Company's return on equity, assets, capital or investment; (ii) pre-tax or after-tax profit levels expressed in absolute dollars or earnings per share of the Company; or (iii) cash flow or similar measure. The Performance Goals established by the Committee shall include a threshold level of performance below which no

Award will be payable and a maximum Award opportunity for each Senior Executive Officer. The determination of attainment of the Performance Goals shall be determined in accordance with generally accepted accounting principles and certified in writing by the Committee.

     5.2 The Committee shall be authorized to make adjustments in the method of calculating attainment of Performance Goals in recognition of: (i) extraordinary or non-recurring items, (ii) changes in tax laws, (iii) changes in generally accepted accounting principles or changes in accounting policies, (iv) charges related to restructured or discontinued operations, (v) restatement of prior period financial results, and (vi) any other unusual, non-recurring gain or loss that is separately identified and quantified in the Company's financial statements. Notwithstanding the foregoing, the Committee may, at its sole discretion, reduce the performance results upon which Awards are based under the Plan, to offset any unintended result(s) arising from events not anticipated when the Performance Goals were established, provided that such adjustment is permitted by Section 162(m).

                                   VI. AWARDS

     6.1 Awards under the Plan shall be paid in cash.

     6.2 At the first meeting of the Committee after the expiration of the Performance Period, the Committee shall review the prior year's performance in relation to the Performance Goals and determine the level of achievement of the Performance Goals. Payment of Annual Incentive Awards to Participants under the Plan shall occur only after the Committee has certified in writing that the Performance Goals have been achieved for the relevant Performance Period. Notwithstanding the attainment of Performance Goals for the Company as a whole, Awards for individual Participants under the Plan may be denied or adjusted downward by the Committee, in its sole judgment, based on its assessment of the Participant's performance. The maximum Annual Incentive Award that may be granted to a Senior Executive Officer under the Plan for any Performance Period shall be $1.5 million.

                         VII. DEFERRALS AND SETTLEMENTS

     The Committee may permit Participants to elect to defer receipt of all or a portion of the Annual Incentive Award under administrative policies established pursuant to the Company's Management Incentive Compensation Deferral Plan. It also may provide that amounts be credited with interest.

                            VIII. WITHHOLDING TAXES

     The Company shall have the right to deduct from any payment to be made pursuant to the Plan the amount of any taxes required by law.

                 IX. NO RIGHT TO CONTINUED EMPLOYMENT OR AWARDS

     No person shall have any claim or right to be granted an Award, and the granting of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any of its subsidiaries. Further, the Company and its subsidiaries expressly reserve the right at any time to terminate the employment of any Participant free from any liability under the Plan; except that a Participant, who meets or exceeds the Performance Goals for the Performance Period and was actively employed for the full term of the Performance Period, will be eligible for an Award even though the Participant is not an active employee of the Company at the time the Committee grants Awards under the Plan.

                              X. CHANGE IN CONTROL

     Immediately upon a Change in Control, all outstanding Awards shall be deemed earned at the maximum Performance Goal level and the Company shall make a payment in cash to each Participant within ten (10) days after the effective date of the Change in Control in the amount of such maximum Award. The granting of Awards under the Plan shall in no way affect the right of the Company to adjust, reclassify, reorganize, or otherwise change its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell or transfer all or any portion of its businesses or assets.

             XI. AMENDMENT, MODIFICATION, SUSPENSION OR TERMINATION

     The Board may amend, modify, suspend or terminate this Plan for any purpose except that no amendment or alteration shall be effective prior to approval by the Company's shareholders to the extent such approval is then required pursuant to Section 162(m) or otherwise required as a matter of law. Further, no amendment to the Plan shall be effective that would (i) increase the maximum amount that can be paid to a Participant under the Plan; (ii) change the performance criterion or criteria set forth in Section V hereof for payment of Awards; or (iii) modify the eligibility requirements for Participants in the Plan unless first approved by the Company's shareholders.

                               XII. GOVERNING LAW

     The validity, construction and effect of the Plan and any actions taken or relating to the Plan shall be determined in accordance with the laws of the State of Ohio and applicable Federal law.

                 XIII. OTHER BENEFIT AND COMPENSATION PROGRAMS

     Unless otherwise specifically provided to the contrary in the relevant plan, program or practice, Awards received by Participants under the Plan shall not be deemed a part of a Participant's regular, recurring compensation for purposes of calculating payments or benefits under any other Company benefit plan, program or practice or any severance policy of the Company. Further, the Company may adopt other compensation programs, plans or arrangements for employees below the level of Senior Executive Officer as it deems necessary and appropriate.

                          XIV. SUCCESSORS AND ASSIGNS

     The Plan shall be binding on all successors and assigns of a Participant, including, without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant's creditors.

                               XV. EFFECTIVE DATE

     This Plan shall be effective as of the date it is approved by the Board of Directors of the Company. Notwithstanding the foregoing, the adoption of this Plan is expressly conditioned upon the approval by the Company's shareholders at the annual meeting of the Company's shareholders held in 1996. If the shareholders of the Company shall fail to approve this Plan prior to such date, this Plan shall terminate and cease to be of any further force or effect. Subject to earlier termination pursuant to Section XI, the Plan shall have a term of five years from its effective date. After termination of the Plan, no future Awards may be granted.

                              XVI. INTERPRETATION

     The Plan is designed to comply with Section 162(m) of the Code, and all provisions hereof shall be construed in a manner consistent with that intent.

                                   APPENDIX A

                            COOPER INDUSTRIES, INC.

Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................     A-1
Consolidated Financial Statements:
  Report of Management......................................    A-13
  Report of Independent Auditors............................    A-14
  Consolidated Income Statements for the three years ended
     December 31, 1997......................................    A-15
  Consolidated Balance Sheets as of December 31, 1997 and
     1996...................................................    A-16
  Consolidated Statements of Cash Flows for the three years
     ended December 31, 1997................................    A-17
  Consolidated Statements of Shareholders' Equity for the
     three years ended December 31, 1997....................    A-18
  Notes to Consolidated Financial Statements................    A-19

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

OVERVIEW

     Acquisitions and Divestitures During the last three years, Cooper's continuing operations have completed 18 acquisitions and 3 divestitures. The acquisitions have been in complementary product lines that enhance areas of strength, while the dispositions have been of noncore or under-performing businesses. In 1995, Cooper divested the remaining businesses comprising the former Petroleum & Industrial Equipment segment through an exchange offer with shareholders for common stock of Cooper Cameron Corporation ("Cooper Cameron"). On May 30, 1997, Cooper completed the sale of its Kirsch window treatment division for $216.0 million. For the five months ended May 30, 1997, and the year ended December 31, 1996, Kirsch had revenues of $97.4 million and $252.9 million, and operating earnings of $4.8 million and $20.0 million, respectively.

     Nonrecurring Income and Expenses In the third quarter of 1995, Cooper began to sell the common shares of Belden Inc. ("Belden") that it retained following the 1993 initial public offering of Belden's common stock. In 1995, Cooper recognized gains from the sale of the Belden marketable equity securities of $.05 per share.

     In 1996, Cooper sold the remaining common shares of Belden and all of the shares of Cooper Cameron retained in the 1995 exchange offer with shareholders. Also in 1996, Cooper initiated a strategic review of most of its businesses and operations. Actions resulting from this review included (1) the decision to retain an investment banking firm to evaluate the possible sale of Kirsch; (2) a change in the strategic direction of the automotive brake business and the write-down of long-lived assets and goodwill associated with certain brake product lines; and (3) nonrecurring charges related primarily to facility closings and consolidations and resolution of environmental litigation. The 1996 nonrecurring charges, when combined with the realization of gains from the sale of marketable equity securities, resulted in a net gain of $.05 per share.

     On May 30, 1997, Cooper completed the sale of its Kirsch window treatment division. The sale resulted in a gain of $69.8 million. During 1997, Cooper also exchanged a portion of its DECSSM (Debt Exchangeable for Common Stock) for Wyman-Gordon Company ("Wyman-Gordon") common stock and realized a gain of $23.2 million. Cooper incurred charges of $83.9 million for actions management committed to during 1997 after concluding an evaluation of (1) geographic manufacturing and distribution facilities within the Tools & Hardware segment,
(2) certain sales, marketing and distribution activities within the Automotive Products segment and (3) information systems relating to year 2000 compliance efforts. The 1997 charges included adjustments to the carrying value of assets of $54.8 million and accruals for continuing obligations for replaced systems and facility consolidations of $29.1 million. Cooper also recorded a tax benefit of $6.1 million related to favorable settlements of state income tax issues in 1997. For 1997, the nonrecurring gains, net of the nonrecurring charges, and the tax benefit increased earnings per share by $.10.

     Cooper currently is not considering additional consolidations in the Electrical Products segment. The Tools & Hardware segment is currently in the process of consolidating certain international manufacturing and distribution facilities and the Automotive Products segment is currently in the process of consolidating sales, marketing and distribution activities. In addition, during 1997, Cooper began negotiations with Standard Motor Products, Inc. ("SMP") to exchange Cooper's temperature control business for the brake products business owned by SMP. In December 1997, Cooper received the necessary government approvals for completion of the transaction with SMP. Closing of the business exchange is subject to negotiation of a definitive agreement and is currently anticipated to occur in the first quarter of 1998.

     Cooper is continuing to evaluate strategic alternatives related to the Automotive Products segment. During early 1998, Cooper anticipates completing the exit of Automotive Products remanufacturing activities and all product lines included in the temperature control businesses and completing the consolidation of the Automotive Products sales, marketing and distribution activities. Adjustments to the carrying value of assets and accruals, noted above, were recorded for projects committed to by management. Severance and certain other costs related to projects committed to by management are not expensed until affected employees are notified. A majority of the consolidations have been announced and such costs were accrued and expended by the end of 1997. Cash expenditures related to the payout of accrued severance and other expenditures related to the committed consolidations in 1998 will not be significant. However, Cooper could incur additional expenses as the projects are completed, resulting from consolidation disruptions to operations and additional consolidation expenses. These additional expenses are currently not anticipated to be significant to any quarterly period in 1998. In addition, other gains or charges could be incurred during 1998 as management completes its evaluation of strategic alternatives related to the Automotive Products segment or adds to the strategic projects committed to in the Tools & Hardware segment.

     With the exception of the sale of Kirsch, the actions committed to in 1997 will not have a continuing significant impact on revenues, segment operating earnings or cash flows. See Notes 2 and 6 of Notes to Consolidated Financial Statements for additional information on nonrecurring gains and charges.

     Capitalization Effective January 1, 1995, Cooper exchanged all of its outstanding $1.60 Convertible Exchangeable Preferred Stock for $691.2 million of 7.05% Convertible Subordinated Debentures due 2015 and $3.8 million in cash related to fractional shares. While the exchange increased the debt-to-total capitalization ratio above Cooper's preferred target, it generated in excess of $20 million per year of additional net cash flows. During the first half of 1997, Cooper completed calls for redemption of all of its outstanding 7.05% Convertible Subordinated Debentures with a total of $610 million converted to approximately 14.8 million shares of Cooper Common stock and approximately $80 million redeemed for cash.

     On June 30, 1995, Cooper reduced common shares outstanding by 9.5 million shares through the completion of the exchange offer with its shareholders for the common stock of Cooper Cameron. In December 1995, Cooper issued $222.8 million in 6% Exchangeable Notes (DECSSM -- Debt Exchangeable for Common Stock) due January 1, 1999. The notes are mandatorily exchangeable into shares of Wyman-Gordon common stock owned by Cooper or, at Cooper's option, into cash in lieu of shares. The notes are, in effect, a monetization of Cooper's investment in Wyman-Gordon common stock. In addition, Cooper retained the first 16% of appreciation in the fair market value of the Wyman-Gordon common stock between the date of issuance of the notes and their maturity, plus 13.8% of any additional appreciation beyond the first 16%. During 1997, Cooper exchanged $33.8 million of its DECS for Wyman-Gordon common stock. At December 31, 1997, a minimum of $85.4 million after income taxes will be realized as a gain on the Wyman-Gordon common stock through the DECS monetization. This gain plus any additional appreciation will be realized upon redemption of the DECS.

     During 1997, Cooper purchased approximately 3.6 million shares of its Common stock for $192 million. This action was taken as part of the remaining $275 million Common stock repurchase authorization program to maintain Cooper's debt-to-total capitalization between 35% and 45%.

     Cooper has invested $586 million in capital assets related to modernization and expansion of facilities plus significant amounts related to the integration of newly acquired businesses and the revitalization of existing ones during the last three years. More importantly, Cooper today is a much different company than it was in 1994, and one that is well prepared for the increasingly competitive global marketplace.

YEAR 2000 INFORMATION SYSTEMS ASSESSMENTS

     Many of Cooper's purchased and internally developed information systems programs were written using two digits rather than four to identify a year. With the turn of the century, time sensitive software using two digits may not identify the year 2000, which could result in system failures and miscalculations disrupting the ability to conduct normal business operations. Cooper completed an assessment of its major information systems for year 2000 compliance during 1997 and developed detailed plans to resolve all major issues by the end of 1998. Cooper has nine divisions with multiple hardware platforms and software products in use. At the time the assessment was completed, several businesses were, in the normal course, upgrading software and systems to increase efficiency and customer responsiveness. Therefore, while the assessment expedited certain systems conversions and upgrades, it did not initiate all of the actions subsequently described. Cooper also assesses major information systems of newly acquired businesses for year 2000 compliance as part of its assessment program.

     Four of Cooper's divisions are implementing new enterprise systems with the remaining divisions revising or upgrading existing software to be year 2000 compliant. One of the divisions implementing a new enterprise system began the rollout in 1997 with the other three divisions planning the rollouts in the second and third quarters of 1998. Where possible, businesses have abandoned home-grown or highly customized applications with purchased, year 2000 compliant replacements or upgrades. In some situations, operations within a business abandoned existing software and migrated to consolidated hardware and software that is year 2000 compliant. Where these solutions were not possible, businesses have contracted with third parties or committed internal resources to ensure that all major systems are year 2000 compliant. Cooper believes it was close to fifty percent complete with its efforts to convert software or install systems that are year 2000 compliant at the end of 1997. While most efforts are anticipated to be completed by the end of 1998, it is likely that certain efforts will be delayed into early 1999.

     Cooper has also initiated formal communications with its significant suppliers and large customers to determine the potential risk of disruption to Cooper's operations if these companies fail to remediate year 2000 issues. The greatest year 2000 compliance risk to Cooper is that implementation of new enterprise systems will be delayed beyond the anticipated completion dates in 1998 and the severe shortage of qualified information systems personnel, both internally and externally, could delay compliance efforts.

     Cooper's total annual capital investment has not increased significantly over historical expenditures, although like most companies the investment in information technology has become a larger percentage of annual capital expenditures. During the period 1996 through 1998, Cooper estimates that it will have capital expenditures of close to $100 million on information technology related to new systems installations. During 1997 and until completion of year 2000 compliance efforts, considerable internal resources are being devoted to these projects. In addition to the internal resources, Cooper has been incurring, and anticipates continuing to incur, approximately $2 million of quarterly expense in its compliance efforts.

     The capital expenditures and expenses of the projects, the estimated percentage of completion to date, and the dates on which Cooper believes it will complete the year 2000 compliance efforts are based on management's best estimates, which were derived utilizing numerous assumptions of future events, including the availability of certain resources, third party modification plans and other factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those anticipated.

RESULTS OF OPERATIONS

     The financial information and discussions that follow, along with the Consolidated Financial Statements and related footnotes, will aid in understanding Cooper's results of operations as well as its financial position, cash flows and indebtedness.

REVENUES

                                                                  YEAR ENDED DECEMBER 31,
                                                               ------------------------------
                                                                 1997       1996       1995
                                                               --------   --------   --------
                                                                       (IN MILLIONS)
Electrical Products.........................................   $2,568.3   $2,407.5   $2,089.7
Tools & Hardware............................................      749.9      720.1      702.9
Automotive Products.........................................    1,873.2    1,903.2    1,758.8
                                                               --------   --------   --------
          Continuing Revenues...............................    5,191.4    5,030.8    4,551.4
Kirsch......................................................       97.4      252.9      259.5
                                                               --------   --------   --------
          Total Revenues....................................   $5,288.8   $5,283.7   $4,810.9
                                                               ========   ========   ========

     1997 vs. 1996 Revenues Cooper's 1997 revenues, excluding Kirsch, increased 3% over 1996. Excluding the impact of eight 1997 acquisitions and the carryover impact of 1996 acquisitions, revenues for 1997 increased 2%. The strengthening of the U.S. dollar against most of the functional currencies in which international operations conduct business reduced revenues measured in U.S. dollars by approximately $80 million or 1.5% compared to 1996. The strong dollar also had a negative unquantifiable impact on export sales.

     The Electrical Products segment contributed close to 50% of Cooper's continuing revenues in 1997, as revenues increased 7% over 1996. Excluding the effects of 1997 acquisitions and the carryover impact of 1996 acquisitions, revenues increased 5%. Revenue growth is attributable to strong sales increases of distribution and transmission equipment and circuit protection products. Lighting fixtures also benefited from strong demand in the housing and nonresidential construction markets. Strong international demand in Mexico and Canada for construction materials was offset somewhat by a soft European market and the effects of a strong dollar.

     The Tools & Hardware segment made up approximately 14% of Cooper's continuing revenues in 1997, with revenues increasing 4% over the prior year. Excluding the carryover impact of 1996 acquisitions, revenues increased 2% compared to 1996. Sales of domestic hand-held power tools and worldwide assembly equipment grew to meet continued demand from the automotive and aerospace industries. Providing a partial offset to this increase was a slight decline in demand for hand tool products in North America and the effects of a stronger U.S. dollar against most European currencies.

     The Automotive Products segment contributed 36% of Cooper's continuing revenues in 1997 with revenues decreasing slightly from the prior year. Excluding the effects of two small 1997 acquisitions and the carryover impact of one 1996 acquisition, revenues declined 2% from the prior year. Sales in the original equipment market improved as vehicle production levels increased on existing vehicle platform contracts. Sales in the aftermarket were hampered by weak demand in most product lines. Temperature control product sales and remanufactured product lines declined due primarily to competitive price pressures. Wiper volume declined significantly in the first half of 1997 as more normal winter weather patterns were experienced in 1997 than in 1996.

     1996 vs. 1995 Revenues Cooper's 1996 revenues increased 10% over 1995. Excluding the impact of seven 1996 acquisitions, the carryover impact of 1995 acquisitions (including the CEAG acquisition on December 31, 1995) and one small 1996 divestiture, revenues for 1996 were up 5%.

     The Electrical Products segment comprised approximately 46% of Cooper's total revenues in 1996, as revenues increased 15% over 1995. Excluding the effects of 1996 acquisitions and the carryover impact of 1995 acquisitions (including the CEAG acquisition on December 31, 1995), revenues increased 6%. Sales of electrical construction materials, lighting fixtures and power distribution products benefited from continued strength in industrial production and commercial and industrial construction and renovation activity. Strong international demand for a number of the segment's transformer and power management products and a recovery from the 1995 economic downturn in Mexico contributed to the revenue increase. New product introductions also added to revenues in 1996.

     The Tools & Hardware segment, including Kirsch, made up approximately 18% of Cooper's total revenues in 1996, with revenues increasing slightly over the 1995 level. Excluding the effects of two small 1996 acquisitions, revenues were flat when compared to 1995. Sales of power tools and assembly equipment continued to grow to meet demand from the automotive and aircraft assembly industries, both domestically and internationally. However, slowing demand in the European markets for hand tools and drapery hardware products and the disruptions from the implementation of a new hand tools distribution center in North America offset the revenue gains from power tools and assembly equipment.

     The Automotive Products segment contributed approximately 36% of Cooper's total revenues in 1996, with revenues increasing 8% over 1995. Excluding the effects of two 1996 acquisitions and carryover impact of one 1995 acquisition, revenues increased 5% over the prior year. Harsh winter weather and lean distributor inventories boosted domestic aftermarket demand for wiper blades and ignition products early in the year. New customers for lighting products and a partial recovery from the 1995 economic downturn in Mexico also increased revenues. Product sales in the original equipment market improved as a result of increased light vehicle production and increased placement of products on new vehicle platforms. However, a decline in sales of temperature control products, the result of a mild summer and related product returns; a decline in domestic sales of heavy duty brake components, the result of decreases in original equipment production; and lower European aftermarket sales, influenced by weak economic conditions there, offset some of the gains made in other product categories.

SEGMENT OPERATING EARNINGS

                                                               YEAR ENDED DECEMBER 31,
                                                               ------------------------
                                                                1997     1996     1995
                                                               ------   ------   ------
            Reported Segment Operating Earnings:                    (IN MILLIONS)
Electrical Products.........................................   $445.7   $405.3   $355.5
Tools & Hardware............................................     77.1     91.4     96.5
Automotive Products.........................................    143.5     87.3    180.7
                                                               ------   ------   ------
          Continuing Segment Operating Earnings.............    666.3    584.0    632.7
Kirsch......................................................     74.6     20.0     14.7
                                                               ------   ------   ------
          Segment Operating Earnings........................   $740.9   $604.0   $647.4
                                                               ======   ======   ======

                                                               YEAR ENDED DECEMBER 31,
                                                               ------------------------
                                                                1997     1996     1995
                                                               ------   ------   ------
  Segment Operating Earnings Excluding Nonrecurring Items:          (IN MILLIONS)
Electrical Products.........................................   $461.6   $408.3   $355.5
Tools & Hardware............................................     99.6     91.4     96.5
Automotive Products.........................................    186.9    189.3    180.7
                                                               ------   ------   ------
          Continuing Segment Operating Earnings.............    748.1    689.0    632.7
Kirsch......................................................      4.8     22.0     14.7
                                                               ------   ------   ------
          Segment Operating Earnings........................   $752.9   $711.0   $647.4
                                                               ======   ======   ======

     1997 vs. 1996 Segment Operating Earnings Segment operating earnings in 1997 include nonrecurring charges of $81.8 million for adjustments to the carrying value of assets, accruals for facility consolidations and related severance and other obligations committed to by management. Reported segment operating earnings also include a $69.8 million gain on the sale of Kirsch. Segment operating earnings in 1996 include nonrecurring charges of an $85.3 million write-down of assets in the Automotive Products segment and $21.7 million in other nonrecurring charges related primarily to facility closings and consolidations. See Nonrecurring Income and Expenses in the Overview section and
Note 2 of Notes to Consolidated Financial Statements. Excluding nonrecurring items in 1997 and nonrecurring charges of $107 million in 1996, segment operating earnings increased 6% over 1996. Excluding Kirsch results from both years, segment operating earnings increased 9% over 1996. Acquisitions contributed approximately $11 million or 2% of the increase in segment operating earnings over 1996.

     The Electrical Products segment operating earnings, excluding nonrecurring charges of $15.9 million in 1997 and $3.0 million in 1996, improved 13% over the prior year and contributed 62% of Cooper's continuing segment operating earnings. Return on revenues improved in 1997 to 18% from 17% in 1996. The 1997 acquisitions and the carryover impact of 1996 acquisitions contributed approximately $8 million of the increase in earnings. Excluding this impact and nonrecurring items, segment operating earnings were up 11% over 1996. This strong growth in earnings is primarily attributable to cost savings in transformer products, strong revenue growth in higher margin distribution and certain transmission equipment and circuit protection products and cost containment across all businesses. All electrical products businesses had increases in return on revenues, excluding nonrecurring charges, during 1997.

     The Tools & Hardware segment operating earnings, excluding nonrecurring items of $22.5 million in 1997 and Kirsch, increased 9% from 1996 and contributed 13% of the continuing segment operating earnings. The incremental earnings of the carryover impact of two small acquisitions was less than $1.5 million. Return on revenues increased to 13.3%, up .6 percentage points from the prior year. Increased sales of hand-held power tools and assembly equipment and leveraging of costs, primarily in the power tools and assembly equipment businesses, were the primary drivers of the performance. The absence of implementation costs incurred in the 1996 warehouse and distribution system conversion at the hand tools operations also contributed to the increase in return on revenues, partially offset by lower sales volume for hand tools.

     The Automotive Products segment operating earnings, excluding nonrecurring charges of $43.4 million in 1997 and $102.0 million in 1996, decreased 1% from the prior year. The segment contributed 25% of continuing segment operating earnings. Without the impact of two acquisitions, operating earnings declined 2%. Return on revenues increased from 9.9% in 1996 to 10.0% in 1997. Lower sales volume in the domestic aftermarket for most chassis, temperature control and wiper products, coupled with competitor price pressures, and a weak European aftermarket for ignition products contributed to the earnings decline. Increased sales in the original equipment market, lower spending on promotional expenses and other costs and lower depreciation and amortization due to the 1996 write-down of brake assets provided a partial offset.

     1996 vs. 1995 Segment Operating Earnings Segment operating earnings in 1996, excluding nonrecurring charges, included an $85.3 million write-down of assets in the Automotive Products segment and $21.7 million in other nonrecurring charges related primarily to facility closings and consolidations. See Nonrecurring Income and Expense in the Overview section and Note 2 of Notes to Consolidated Financial Statements. Excluding nonrecurring charges of $107 million, segment operating earnings in 1996 increased 10% over 1995. Acquisitions contributed approximately $45 million or 7% of the increase in segment operating earnings over 1995.

     The Electrical Products segment operating earnings, excluding nonrecurring charges, improved 15% from 1995, and contributed 57% of Cooper's total segment operating earnings. Return on revenues decreased only slightly in 1996 to 16.8% due to an unfavorable mix of power distribution products and a proportionately lower contribution of higher-margin fuse products. Excluding nonrecurring charges, return on revenues declined less than .1 percentage points. The 1996 acquisitions and the carryover impact of 1995 acquisitions, including CEAG, added approximately $36 million of incremental earnings to 1996. Excluding this impact, segment operating earnings were up 4% over 1995. This resulted from the growth in revenues from improvements in construction markets, cost reduction efforts and a more favorable product line mix beginning in the third quarter of 1996.

     The Tools & Hardware segment operating earnings, excluding Kirsch, declined $5.1 million when compared to 1995 with the segment, including Kirsch, contributing 16% of total segment operating earnings before nonrecurring charges. The incremental earnings impact from 1996 acquisitions was less than $2 million. Return on revenues, excluding Kirsch, of 12.7% in 1996 was below the 1995 level of 13.7%. The favorable impact from prior cost improvement actions, including the consolidation of forged hand tools manufacturing, and increased sales of power assembly tools were offset by implementation costs incurred in the warehouse and distribution system conversion at the hand tools operations and the effects of slower European markets. Kirsch results included nonrecurring expenses of $2 million for legal and other costs related to sales of imported mini blinds containing lead paint.

     The Automotive Products segment operating earnings, before nonrecurring expenses of $102 million, increased 5% from 1995 and contributed 27% of total segment operating earnings. Acquisitions provided all of the increase in the Automotive Products segment operating earnings. Return on revenues, before nonrecurring expenses, declined from 10.3% in 1995 to 9.9% in 1996. Increased sales in the North American market for most ignition, wiper, lighting and steering and suspension products in 1996 contributed to earnings. However, the North American reduction in production of vehicles utilizing heavy-duty brake products; continuing severe price competition for brake and temperature control products and a weak European aftermarket offset the increased sales and related earnings and contributed to the decline in return on revenues. In addition, customer changeover costs more than doubled in 1996 as a result of adding two new large customers and several smaller customers. Price competition continued in 1996, offsetting many of the efficiency gains achieved through facility consolidations.

OTHER INCOME AND EXPENSE

                                                               YEAR ENDED DECEMBER 31,
                                                               ------------------------
                                                                1997     1996     1995
                                                               ------   ------   ------
                                                                    (IN MILLIONS)
Segment Operating Earnings(1)...............................   $740.9   $604.0   $647.4
Other Income................................................     14.2     23.0     25.5
Nonrecurring Gains..........................................     23.2    150.4     11.7
General Corporate Expense...................................    (61.2)   (77.3)   (55.6)
Interest Expense............................................    (90.4)  (142.1)  (151.0)
                                                               ------   ------   ------
  Income from Continuing Operations before Income Taxes.....   $626.7   $558.0   $478.0
                                                               ======   ======   ======

---------------

(1) Includes nonrecurring gain on sale of Kirsch and nonrecurring charges.

     Other Income Other income in 1997 declined compared to 1996 due to the absence of dividends on marketable equity securities and the utilization of cash to reduce average debt outstanding.

     General Corporate Expense General corporate expenses decreased $16.1 million in 1997 compared to 1996. Excluding nonrecurring charges, general corporate expenses decreased $7.3 million in 1997 compared to 1996. The 1997 and 1996 expenses included nonrecurring charges of $2.1 million and $10.9 million, respectively. The 1997 charge relates primarily to information systems and the 1996 charge related primarily to environmental litigation. The remainder of the decrease was primarily due to lower costs for retirements and severance. General corporate expenses increased $21.7 million in 1996 compared to 1995. The 1996 general corporate expense includes $10.9 million in nonrecurring expenses related to environmental litigation. The remainder of the increase from 1995 is related to costs in connection with the executive incentive plan adopted by shareholders in 1996 and severance and retirement expenses.

     Nonrecurring Gains Nonrecurring gains decreased by $127.2 million in 1997 from 1996. The gain on the exchange of the Wyman-Gordon DECS of $23.2 million was recognized in 1997 while 1996 included $150.4 million in gains on the sale of marketable equity securities of Belden and Cooper Cameron. Nonrecurring gains increased $138.7 million in 1996 from 1995 due to lower gains on sales of marketable equity securities in 1995.

     Interest Expense Interest expense for 1997 decreased $51.7 million from 1996. The majority of the decrease was due to the conversion during 1997 of $610 million of Cooper's 7.05% Convertible Subordinated Debentures to Cooper Common stock. Average debt levels in 1997, excluding the $610 million converted debt, were also lower than 1996 and contributed to the decline in interest expense. Interest expense decreased $8.9 million in 1996 from the 1995 level. The decline was driven by lower average interest rates and lower average debt levels.

INCOME FROM CONTINUING OPERATIONS

                                                                       YEAR ENDED DECEMBER 31,
                                                                -------------------------------------
                                                                  1997          1996          1995
                                                                ---------     ---------     ---------
                                                                (IN MILLIONS, EXCEPT PER SHARE DATA)
Income from continuing operations before income taxes.......     $626.7        $558.0        $478.0
Income taxes................................................      232.1         242.6         197.4
                                                                 ------        ------        ------
Income from continuing operations...........................     $394.6        $315.4        $280.6
                                                                 ======        ======        ======
Diluted earnings per share from continuing operations.......     $ 3.26        $ 2.77        $ 2.41
                                                                 ======        ======        ======

     1997 vs. 1996 Income from Continuing Operations Income from continuing operations before income taxes for 1997, exclusive of 1997 net nonrecurring gains of $9.1 million and 1996 net nonrecurring gains of $32.5 million, increased to $617.6 million from $525.5 million, an 18% increase. This increase was primarily the result of the increased segment earnings and lower interest expense.

     The effective tax rate decreased from 43.5% in 1996 to 37.0% in 1997. The 1996 rate was higher than normal due to the asset write-down which included the write-off of nondeductible goodwill. Excluding the impact of this write-down, the effective tax rate was 41.2%. The effective tax rate for 1997 includes $6.1 million related to the favorable settlements of several state income tax issues. Excluding the 1997 nonrecurring tax benefit, the 1997 effective tax rate was 38%. The rate reduction from 41.2% to 38.0% stems from Cooper's tax planning efforts, including changing its international tax structure, maximizing tax incentives for exports and increasing research and development tax credits. In addition, the impact of nondeductible goodwill on the effective tax rate is reduced as earnings increase.

     Income from continuing operations increased 25% over 1996. The 1997 net income includes the effect of (1) the redemption and conversion of Cooper's 7.05% Convertible Subordinated Debentures, (2) the purchase of approximately 3.6 million shares of Cooper's Common stock, (3) the absence of the Kirsch business for seven months of 1997, and (4) a $6.1 million benefit from settlements of several state income tax matters. Diluted earnings per share from continuing operations increased 18% from the 1996 level. The lower interest expense in 1997 related to the conversion of $610 million of 7.05% Convertible Subordinated Debentures to Cooper Common stock, had no effect on diluted earnings per share as the interest expense is excluded and the equivalent Cooper Common stock are included in the calculation of diluted earnings per share for both 1997 and 1996.

     While the purchase of Cooper Common stock and the impact of the $80 million of 7.05% Convertible Subordinated Debentures redeemed for cash reduced average shares utilized in the computation of diluted earnings per share, the funding of these two items increased interest expense, offsetting most of the benefit on diluted earnings per share. After considering the impact of additional common stock equivalents, primarily resulting from an increase in market price of a share of Cooper Common stock during the year, diluted earnings per share were not impacted by the net reduction in average shares during 1997. The absence of the Kirsch operations, net of the effect of lower interest expense resulting from repaying debt with the net proceeds of the sale, reduced earnings per share for 1997 by approximately $.05. Earnings per share for 1997 also includes contributions of $.10 of nonrecurring gains (net of nonrecurring expenses) and the favorable settlements of several state income tax issues. Earnings per share for 1996 include a contribution of $.05 per share (net of nonrecurring expenses) from the sale of marketable equity securities.

     1996 vs. 1995 Income from Continuing Operations Income from continuing operations before income taxes, exclusive of the third quarter 1996 gain of $107.2 million on the sale of marketable equity securities and the $85.3 million write-down in the Automotive Products segment, increased 12% to $536.1 million compared to $478.0 million in 1995. The increase results primarily from the increase in operating earnings and the reduction in interest expense offset partially by an increase in general corporate expense.

     The effective tax rate increased to 43.5% in 1996 from 41.3% in 1995. The increase resulted primarily from the asset write-down in the Automotive Products segment, which included a write-down of goodwill that was not deductible for income tax purposes. Excluding the gain on the sale of marketable equity securities and the nonrecurring write-down, the effective tax rate decreased from 41.3% in 1995 to 41.2% in 1996.

     Income from continuing operations increased 12% due to the factors outlined above, while diluted earnings per share from continuing operations increased 15%. The full-year impact of the reduction in average shares outstanding resulting from the Cooper Cameron Exchange Offer completed in mid-year 1995, accounted for $.09 per share of the earnings per share increase. See Note 18 of Notes to Consolidated Financial Statements. Both 1996 and 1995 earnings per share include a net contribution (net of nonrecurring expenses in 1996) of $.05 per share from the sale of marketable equity securities.

PERCENTAGE OF REVENUES

                                                               YEAR ENDED DECEMBER 31,
                                                               ------------------------
                                                                1997     1996     1995
                                                               ------   ------   ------
Revenues....................................................    100.0%   100.0%   100.0%
Cost of Sales...............................................     67.8%    68.2%    68.5%
Selling and Administrative..................................     17.5%    17.9%    17.5%

     1997 vs. 1996 Percentage of Revenues Cost of sales, as a percentage of revenues, declined to 67.8% in 1997 from 68.2% in 1996. The decline resulted primarily from product cost improvements and containments and an overall favorable mix of higher margin electrical products. Most of the improvement in cost of sales as a percentage of revenue was in the Electrical Products segment, with the Tools & Hardware segment, excluding Kirsch, improving to a lesser extent and the Automotive Products segment being flat with the prior year. Selling and administrative expenses decreased, as a percentage of revenues, to 17.5% in 1997 from 17.9% in 1996. The inclusion of Kirsch for five months in 1997 and for the full year in 1996, represented .2 percentage points of the improvement. Each of the segments contributed to the remaining improvement. Lower general corporate expenses discussed under "General Corporate Expense" also contributed to the improvement.

     1996 vs. 1995 Percentage of Revenues Cost of sales, as a percentage of revenues, declined to 68.2% from 68.5% in 1995. The improvement in the cost of sales percentage reflects the continued improvement in operating efficiencies achieved through manufacturing and distribution improvement programs, the emphasis beginning in 1995 on top line growth through new products, market penetration and acquisitions offset in part by disruptions resulting from consolidations and facility closings and the large increase in transformer sales, which carry a lower margin. Selling and administrative expense, as a percentage of revenues, increased to 17.9% in 1996 from 17.5% in 1995. The increase of .4 percentage points in 1996, is primarily attributable to higher selling and administrative expenses of the CEAG acquisition, acquired December 31, 1995, the higher corporate general expenses discussed under "General Corporate Expense", additional investments in personnel and other sales expenses, primarily in the business comprising the Electrical Products segment, and high customer changeover expenses in the Automotive Products segment.

DISCONTINUED OPERATIONS

     In September 1994, Cooper announced its decision to discontinue its Petroleum & Industrial Equipment segment through an exchange offer with holders of Cooper Common stock. On June 30, 1995, Cooper's Common shareholders exchanged
9.5 million shares of their Cooper Common stock for common stock of Cooper Cameron Corporation, a newly formed company that included all of the assets and liabilities of the four divisions that comprised Cooper's Petroleum & Industrial Equipment segment, as well as $375 million of allocated indebtedness. See Note 18 of the Notes to Consolidated Financial Statements for additional information.

     In the second quarter of 1995, Cooper recorded a charge of $186.6 million ($1.45 per diluted share) to reflect the actual loss on the split-off of Cooper Cameron. The charge was composed of the difference between the historical cost of Cooper's investment in Cooper Cameron remaining after the September 1994 estimated charge and the market value of Cooper Cameron common stock during the first few days the common stock traded on a national exchange ($162.8 million), additional Cooper Cameron operating losses during the period October 1, 1994 through June 30, 1995 ($20.3 million) and additional transaction costs ($3.5 million). The additional operating losses and transaction costs resulted primarily from the delay in completing the exchange transaction and the recording by Cooper Cameron of a $17 million pretax charge in the second quarter of 1995 for the write-down of receivables due from customers in Iran.

     Under the provisions of the Asset Transfer Agreement between Cooper and Cooper Cameron, Cooper Cameron was responsible, other than for certain agreed amounts of estimated operating losses, for its cash requirements between October 1, 1994 and the expiration date of the Exchange Offer. Other than for income tax liabilities for periods prior to the completion of the Exchange Offer, Cooper did not retain any liabilities, contingent or otherwise, with respect to the discontinued operations.

EARNINGS OUTLOOK

     The following sets forth Cooper's general business outlook for 1998, based on current expectations. The statements are forward looking and actual results may differ materially. The comparative figures for 1998 include the effects of acquisitions made during 1997 and exclude 1997 nonrecurring items and the Kirsch division from the Tools & Hardware segment.

     Electrical Products segment revenues are expected to increase by approximately fifteen percent, Tools & Hardware segment revenues are expected to increase approximately five percent and Automotive Products segment revenues are expected to be about the same as 1997 revenues. Cooper expects operating earnings for the Electrical Products segment to increase by approximately ten to fifteen percent. Operating earnings for both the Tools & Hardware segment and the Automotive Products segment are expected to increase by approximately five to ten percent.

     The above statements are forward looking, and actual results may differ materially. The above statements are based on a number of assumptions, risks and uncertainties. The primary economic assumptions include, without limitation, (1) modest growth in the domestic economy; (2) a modest improvement in European markets; (3) a modest increase in construction spending worldwide; (4) no significant change in raw material costs; (5) no major customer consolidation in the automotive aftermarket; and (6) no significant adverse changes in the relationship of the currencies of Western European countries to the U.S. dollar. The estimates also assume, without limitation, no significant change in competitive conditions and such other risk factors as are discussed from time to time in Cooper's periodic filings with the Securities and Exchange Commission.

PRICING AND VOLUME

     In each of Cooper's segments, the nature of many of the products sold is such that an accurate determination of the changes in unit volume of sales is neither practical nor, in some cases, meaningful. Each segment produces a family of products, within which there exist considerable variations in size, configuration and other characteristics.

     It is Cooper's best judgment that, excluding the year-to-year effects of acquisitions and divestitures, unit volume increased in the Electrical Products and Tools & Hardware segments but decreased in the Automotive Products segment in 1997. During 1996, Cooper's best judgment is that unit volume increased in the Electrical Products and Automotive Products segments and decreased in the Tools & Hardware segment.

     During the three-year period ending in 1997, Cooper was unable to increase prices to fully offset cost increases in selected product offerings in all segments. Cooper has been able to control costs through manufacturing improvements and other actions during this period so that the inability to increase prices has not significantly affected profitability in the segments.

EFFECT OF INFLATION

     During each year, inflation has had a relatively minor effect on Cooper's results of operations. This is true primarily for three reasons. First, in recent years, the rate of inflation in Cooper's primary markets has been fairly low. Second, Cooper makes extensive use of the LIFO method of accounting for inventories. The LIFO method results in current inventory costs being matched against current sales dollars, such that inflation affects earnings on a current basis. Finally, many of the assets and liabilities included in Cooper's Consolidated Balance Sheets are recorded in connection with business combinations that are accounted for as purchases. At the time of such acquisitions, the assets and liabilities are adjusted to fair market value and, therefore, the cumulative long-term effect of inflation is reduced.

LIQUIDITY AND CAPITAL RESOURCES

  Operating Working Capital

     For purposes of this discussion, operating working capital is defined as receivables and inventories less accounts payable.

     In 1997, operating working capital, as reported in the consolidated balance sheet, increased $31.1 million. Excluding acquisitions consummated in December 1997, operating working capital decreased $19.5 million as a result of a $17.3 million decrease in accounts receivable, a $36.4 million decrease in inventories and a $34.2 million decrease in accounts payable. Excluding the impact of the December 1997 acquisitions, operating working capital turns increased from 3.8 to 4.0 turns in 1997, a 5% improvement.

     In 1996, operating working capital decreased $58 million as a reduction in accounts receivable of $33 million and an increase in accounts payable of $32 million contributed to the improvement. Operating working capital turns increased in excess of 10%.

     In 1995, operating working capital decreased $16 million primarily driven by a reduction of inventories during the year. All three segments contributed to the reduction of inventory. Management attention was focused in 1995 on reducing the build up of inventories that occurred in 1994.

  Cash Flows

     Net cash provided by operating activities in 1997 totaled $494 million. These funds, along with $216 million in proceeds from the sale of Kirsch and an increase in debt of $213 million (net of acquisition related assumed debt), were used to finance net cash outflows for acquisitions of $387 million, capital expenditures of $196 million, dividends of $157 million and purchases of Cooper's Common stock of $192 million.

     Net cash provided by operating activities in 1996 totaled $562 million. The cash generated from operating activities, and $259 million provided from the sales of marketable equity securities and fixed assets, was utilized to finance net cash flows for acquisitions of $257 million, capital expenditures of $202 million, dividends of $143 million and debt reduction of $227 million.

     Net cash flows provided by operating activities in 1995 totaled $550 million. This cash, in addition to $40 million generated by sales of fixed assets and marketable equity securities, was used to fund capital spending of $188 million, dividends of $164 million, debt reduction of $186 million and discontinued operations of $48 million.

     In connection with accounting for purchase business combinations, Cooper records, to the extent appropriate, accruals for the costs of closing duplicate facilities, severing redundant personnel and integrating the acquired business into existing Cooper operations. Cash flow from operating activities for each of the three years in the period ended December 31, 1997, is reduced by the amounts expended on the various accruals established in connection with each acquisition. At December 31, 1997, Cooper had accruals totaling $26.0 million related to these activities. Cooper spent $9.3 million, $24.3 million and $47.0 million in 1997, 1996 and 1995, respectively. Spending in 1998 and future years is not expected to be at these levels, as most of the major projects related to earlier acquisitions have been completed and recent acquisitions do not involve significant restructuring activities. Cooper does not believe that future spending will impair Cooper's overall financial flexibility. See Note 7 of the Notes to Consolidated Financial Statements for further information.

  Debt

     The ratio of debt-to-total capitalization was 36.3%, 50.3% and 54.5% at year-end 1997, 1996 and 1995, respectively. The 1997 and 1996 debt-to-total capitalization ratio includes the noncash effect of marking the DECS to market. The 1997 ratio reflects the conversion of $610 million of 7.05% Convertible Subordinated Debentures into Cooper Common stock and the subsequent purchase of $192 million of Cooper Common stock. The 1995 ratio reflected the exchange, on January 1, 1995, of the $1.60 Convertible Exchangeable Preferred Stock for 7.05% Convertible Subordinated Debentures and the $614.1 million reduction in shareholders' equity from the June 30, 1995 exchange of Cooper Common stock for Cooper Cameron common stock.

     During 1996, Cooper filed a shelf registration statement for $300 million of medium-term notes and issued $50 million of five-year notes at an average rate of 5.74%. At December 31, 1997, $250 million was available for issuance under the shelf registration statement.

     During 1997, Cooper called for redemption its 7.05% Convertible Subordinated Debentures. Cooper retired all $690 million of the debentures. Of these debentures, a total of $610 million was converted to approximately 14.8 million shares of Cooper Common stock and approximately $80 million was redeemed for cash.

     Cooper has targeted a 35% to 45% debt-to-total capitalization ratio and intends to utilize cash flows to maintain approximately a minimum of a 35% debt-to-total capitalization ratio with excess cash utilized to purchase shares of Cooper's Common stock or fund acquisitions.

  Capital Expenditures and Commitments

     Capital expenditures on projects to reduce product costs, improve product quality, increase manufacturing efficiency and operating flexibility, or expand product capacity were $196 million in 1997, $202 million in 1996 and $188 million in 1995. Projected capital expenditures for 1998 are anticipated to exceed 1997 expenditures by ten to fifteen percent. The 1998 anticipated capital spending represents approximately 55% for various cost-reduction and capacity-maintenance projects, including machinery and equipment modernization and enhancement and computer hardware and software projects, 14% for capacity expansion, 9% related to environmental matters and 22% for other items.

  Interest Rate and Foreign Currency Risk

     Changes in interest rates and foreign currency exchange rates affect Cooper's earnings and cash flows. In countries where Cooper has significant investments and where practical, debt is either borrowed in the local functional currency or foreign currency forward contracts are entered into to, in effect, exchange U.S. dollar denominated debt into local functional currency debt. While the purpose of borrowing in local functional currencies is primarily driven by tax planning considerations, it also reduces the cash flow risk as a significant portion of cash flows generated by the operations are utilized to pay interest and principal on the debt. The earnings risk is also reduced since interest expense is in the same currency as the operating earnings are generated.

     Cooper uses forward foreign currency exchange contracts to reduce the risk associated with changes in the exchange rates for firm commitments and anticipated sales or purchases where a product is manufactured or purchased in one country and sold or consumed in the manufacturing process in another country. Cooper's policy is to hedge firm commitments to eliminate this risk if natural hedges do not exist. Anticipated sales or purchases are hedged at the discretion of the operating businesses. Substantially all forward contracts expire within one year. At December 31, 1997, insignificant amounts of anticipated sales and purchases were hedged. Cooper believes that the effects of currency movements on the respective underlying hedged transactions offset any gain or loss on forward exchange contracts.

     The table below provides information about Cooper's financial instruments at December 31, 1997 that are sensitive to changes in interest rates. The table presents principal cash flows by expected maturity dates and weighted average interest rates for debt obligations.

                                1998       1999       2000      2001      2002      THEREAFTER     TOTAL
                                -----     ------     ------     -----     -----     ----------     ------
                                                     (IN MILLIONS, WHERE APPLICABLE)
Long-term debt:
  Fixed rate..................  $57.8     $235.7(1)  $  0.5     $50.4     $60.3       $250.0       $654.7
  Average interest rate.......    6.0%       6.5%       6.5%      6.6%      6.6%         6.7%         6.0%
  Variable rate...............  $ 0.5     $ 58.4     $545.4     $ 0.5     $ 0.5       $ 70.5       $675.8
  Average interest rate.......    5.8%       5.7%       5.6%      6.1%      6.1%         6.1%         5.8%

---------------
(1)Includes $235.2 of 6.0% DECS which are mandatorily exchangeable into shares of Wyman-Gordon common stock, or at Cooper's option, into cash in lieu of shares. Cooper anticipates delivering the Wyman-Gordon common stock upon redemption of the DECS in 1999.

     The table below provides information about Cooper's financial instruments at December 31, 1997 in excess of $5 million that are sensitive to foreign currency exchange rate changes by functional currency. For foreign currency denominated debt obligations, the table provides principal cash flows, weighted average interest rates by expected maturity dates and the applicable foreign currency exchange rate. For foreign currency forward contracts, the table presents the notional amounts and weighted average exchange rates by contractual maturity dates. These notional amounts are used to calculate the contractual payments to be exchanged under the contracts. All amounts are presented in U.S. dollar equivalents.

                                                                  1998                2000
                                                              ------------        ------------
                                                              (IN MILLIONS, WHERE APPLICABLE)
U.S. Dollar Functional Currency
Long-term debt denominated in German Deutschemark...........       --               $ 128.3
Average interest rate.......................................       --                   4.0%
Foreign currency exchange rate..............................       --                    .56
Forward Exchange Contracts:
Sell Pounds Sterling/Buy U.S. Dollars
  Notional amount...........................................    $ 175.3                --
  Average contract rate.....................................        1.66               --
Buy Australian Dollars/Sell U.S. Dollars
  Notional amount...........................................    $   7.2                --
  Average contract rate.....................................         .67               --
Buy Italian Lira/Sell U.S. Dollars
  Notional amount...........................................    $   5.4                --
  Average contract rate.....................................        .00057             --
Pounds Sterling Functional Currency
Forward Exchange Contracts:
Buy U.S. Dollars/Sell Pounds Sterling
  Notional amount...........................................    $   5.0                --
  Average contract rate.....................................        1.63               --

     See Note 16 of Notes to Consolidated Financial Statements for additional information regarding the fair value of Cooper's financial instruments.

RECENTLY ISSUED ACCOUNTING STANDARDS

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130 Reporting Comprehensive Income ("FAS No. 130") and No. 131 Disclosures About Segments of an Enterprise and Related Information ("FAS No. 131"). Both FAS No. 130 and FAS No. 131 are effective for Cooper's calendar year ending December 31, 1998.

     FAS No. 130 establishes standards for the reporting and display of comprehensive income and its components in a full set of financial statements. Comprehensive income is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources. Upon adopting the new standard in 1998, Cooper will report and display comprehensive income which includes net income plus non-owner changes in equity such as the change in foreign currency translation, the minimum pension liability, and unrealized gains or losses on investments in marketable equity securities.

     FAS No. 131 changes the way segment information is presented from an industry segment approach to a management approach. Under the management approach, segments are determined based on the operations regularly reviewed by the chief operating decision maker to make decisions about resources to be allocated to the segment and assess its performance. FAS No. 131 also allows the presentation of information on an internally reported basis and changes certain other disclosures. Cooper is managed in a similar structure to the present segment disclosures and information reviewed with the Board of Directors and senior management is in a similar format. Cooper has not presently determined the extent to which the segment groupings and related disclosures will be revised when FAS No. 131 is adopted, but does not anticipate major revisions that would make the information lack all comparability with the current presentation.

                              REPORT OF MANAGEMENT

     The management of Cooper Industries is responsible for the preparation, integrity and fair presentation of the accompanying Consolidated Financial Statements. Such Consolidated Financial Statements have been prepared in accordance with generally accepted accounting principles and, as such, include amounts based on informed estimates and judgments of management. Management also prepared the other information included in the 1998 Proxy Statement and is responsible for its accuracy and consistency with the Consolidated Financial Statements.

     The Consolidated Financial Statements have been audited by an independent accounting firm, Ernst & Young LLP, which was given unrestricted access to all financial records and related data, including minutes of meetings of shareholders, the Board of Directors, and committees of the Board. Management believes that all representations made to the independent auditors during their audit were valid and appropriate.

     Cooper maintains a system of internal control designed to provide reasonable assurance to Cooper's management and Board of Directors that assets are safeguarded against loss, that transactions are authorized, executed and recorded in accordance with management's instructions, and accounting records are reliable for preparing published financial statements. The system of internal control includes: a documented organizational structure and division of responsibility; regular management review of financial performance and internal control activities; comprehensive written policies and procedures (including a code of conduct to foster a sound ethical climate) that are communicated throughout Cooper; and the careful selection, training and development of employees. Cooper's internal audit department monitors the operation of the internal control system and reports findings and recommendations to management and the Audit Committee. Prompt corrective action is taken to address control deficiencies and other opportunities for improving the internal control system.

     The Audit Committee of the Board of Directors, which is composed entirely of directors who are not officers or employees of Cooper, meets periodically with management, the independent auditors, and the director of internal audit to discuss the adequacy of internal control and to review accounting, reporting, auditing and other internal control matters. The internal and independent auditors have unrestricted access to the Audit Committee.

/s/ H. John Riley, Jr.        /s/ D. Bradley McWilliams              /s/ Terry A. Klebe
H. John Riley, Jr.            D. Bradley McWilliams                  Terry A. Klebe
Chairman, President and       Senior Vice President and              Vice President and
Chief Executive Officer       Chief Financial Officer                Controller

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Cooper Industries, Inc.

     We have audited the accompanying consolidated balance sheets of Cooper Industries, Inc. as of December 31, 1997 and 1996, and the related consolidated income statements, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cooper Industries, Inc. at December 31, 1997 and 1996, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                    /s/ ERNST & YOUNG LLP

Houston, Texas
January 23, 1998

                            COOPER INDUSTRIES, INC.

                         CONSOLIDATED INCOME STATEMENTS

                                                                   YEAR ENDED DECEMBER 31,
                                                              ----------------------------------
                                                                1997         1996         1995
                                                              --------     --------     --------
                                                                (IN MILLIONS, EXCEPT PER SHARE
                                                                            DATA)
Revenues....................................................  $5,288.8     $5,283.7     $4,810.9
Cost of sales...............................................   3,588.3      3,605.7      3,297.5
Selling and administrative expenses.........................     925.3        945.4        841.1
Goodwill amortization.......................................      65.1         65.2         60.8
Nonrecurring gains..........................................     (93.0)      (150.4)       (11.7)
Nonrecurring charges........................................      83.9        117.9           --
Other (income) expense, net.................................       2.1         (0.2)        (5.8)
Interest expense............................................      90.4        142.1        151.0
                                                              --------     --------     --------
  Income from continuing operations before income taxes.....     626.7        558.0        478.0
Income taxes................................................     232.1        242.6        197.4
                                                              --------     --------     --------
  Income from continuing operations.........................     394.6        315.4        280.6
Charge for discontinued operations..........................        --           --       (186.6)
                                                              --------     --------     --------
          Net income........................................  $  394.6     $  315.4     $   94.0
                                                              ========     ========     ========
Income per Common share
  Basic:
     Income from continuing operations......................  $   3.36     $   2.94     $   2.52
     Charge for discontinued operations.....................        --           --        (1.67)
                                                              --------     --------     --------
          Net income........................................  $   3.36     $   2.94     $   0.85
                                                              ========     ========     ========
  Diluted:
     Income from continuing operations......................  $   3.26     $   2.77     $   2.41
     Charge for discontinued operations.....................        --           --        (1.45)
                                                              --------     --------     --------
          Net income........................................  $   3.26     $   2.77     $   0.96
                                                              ========     ========     ========
Cash dividends per Common share.............................  $   1.32     $   1.32     $   1.32
                                                              ========     ========     ========

  The Notes to Consolidated Financial Statements are an integral part of these statements.

                            COOPER INDUSTRIES, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1997          1996
                                                              --------      --------
                                                                  (IN MILLIONS)
                                       ASSETS

Cash and cash equivalents...................................  $   30.3      $   16.1
Receivables.................................................     991.7         959.4
Inventories.................................................     958.2         971.1
Other.......................................................     156.5         151.5
                                                              --------      --------
          Total current assets..............................   2,136.7       2,098.1
                                                              --------      --------
Property, plant and equipment, less accumulated
  depreciation..............................................   1,198.8       1,241.3
Intangibles, less accumulated amortization..................   2,389.9       2,154.9
Investments in marketable equity securities.................     274.8         367.1
Deferred income taxes and other assets......................      52.3          89.0
                                                              --------      --------
          Total assets......................................  $6,052.5      $5,950.4
                                                              ========      ========

                        LIABILITIES AND SHAREHOLDERS' EQUITY

Short-term debt.............................................  $  139.0      $   98.2
Accounts payable............................................     574.5         586.2
Accrued liabilities.........................................     589.5         581.8
Accrued income taxes........................................      23.8          37.3
Current maturities of long-term debt........................      58.3          77.8
                                                              --------      --------
          Total current liabilities.........................   1,385.1       1,381.3
                                                              --------      --------
Long-term debt..............................................   1,272.2       1,737.7
Postretirement benefits other than pensions.................     558.0         606.4
Other long-term liabilities.................................     260.6         334.8
                                                              --------      --------
          Total liabilities.................................   3,475.9       4,060.2
                                                              --------      --------
Common stock, $5.00 par value...............................     615.0         540.2
Capital in excess of par value..............................     679.8         150.1
Retained earnings...........................................   1,514.5       1,275.3
Common stock held in treasury, at cost......................    (149.7)           --
Unearned employee stock ownership plan compensation.........     (66.5)        (92.9)
Other.......................................................     (16.5)         17.5
                                                              --------      --------
          Total shareholders' equity........................   2,576.6       1,890.2
                                                              --------      --------
          Total liabilities and shareholders' equity........  $6,052.5      $5,950.4
                                                              ========      ========

  The Notes to Consolidated Financial Statements are an integral part of these statements.

                            COOPER INDUSTRIES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 YEAR ENDED DECEMBER 31,
                                                              -----------------------------
                                                               1997       1996       1995
                                                              -------    -------    -------
                                                                      (IN MILLIONS)
Cash flows from operating activities:
  Net income................................................  $ 394.6    $ 315.4    $  94.0
  Charge for discontinued operations........................       --         --      186.6
                                                              -------    -------    -------
  Income from continuing operations.........................    394.6      315.4      280.6
  Adjustments to reconcile to net cash provided by operating activities:
     Depreciation and amortization..........................    219.6      233.8      218.8
     Deferred income taxes..................................     (3.4)      13.3       65.4
     Gain on sales of marketable equity securities and DECS
      exchange..............................................    (23.2)    (150.4)     (11.7)
     Gain on disposition of business........................    (69.8)        --         --
     Nonrecurring asset write-down..........................     54.8       85.3         --
     Changes in assets and liabilities:(1)
       Receivables..........................................    (31.3)      46.6      (12.1)
       Inventories..........................................    (37.1)       3.3       68.2
       Accounts payable and accrued liabilities.............      8.0       (1.2)      16.6
       Accrued income taxes.................................    (15.3)      28.5      (33.2)
       Other assets and liabilities, net....................     (2.6)     (12.2)     (42.3)
                                                              -------    -------    -------
          Net cash provided by operating activities.........    494.3      562.4      550.3
                                                              -------    -------    -------
Cash flows from investing activities:
  Cash paid for acquired businesses.........................   (386.5)    (257.2)     (11.9)
  Proceeds from disposition of business.....................    216.0        2.3         --
  Capital expenditures......................................   (195.7)    (201.9)    (188.4)
  Proceeds from sales of marketable equity securities.......       --      231.4       14.4
  Proceeds from sales of property, plant and equipment......      8.3       27.6       25.4
                                                              -------    -------    -------
          Net cash used in investing activities.............   (357.9)    (197.8)    (160.5)
                                                              -------    -------    -------
Cash flows from financing activities:
  Proceeds from issuances of debt...........................    564.7      316.0      704.7
  Repayments of debt........................................   (351.8)    (542.7)    (890.3)
  Dividends.................................................   (157.4)    (142.6)    (164.0)
  Acquisition of treasury shares............................   (191.5)        --         --
  Activity under employee stock plans and other.............     15.6        1.7       (5.8)
                                                              -------    -------    -------
          Net cash used in financing activities.............   (120.4)    (367.6)    (355.4)
                                                              -------    -------    -------
Cash flows used by discontinued operations..................       --         --      (47.7)
Effect of exchange rate changes on cash and cash
  equivalents...............................................     (1.8)       1.4        5.7
                                                              -------    -------    -------
Increase (decrease) in cash and cash equivalents............     14.2       (1.6)      (7.6)
Cash and cash equivalents, beginning of year................     16.1       17.7       25.3
                                                              -------    -------    -------
Cash and cash equivalents, end of year......................  $  30.3    $  16.1    $  17.7
                                                              =======    =======    =======

---------------

(1)Net of the effects of acquisitions, divestitures and translation.

     The Notes to Consolidated Financial Statements are an integral part of these statements. See Note 17 for information on noncash investing and financing activities.

                            COOPER INDUSTRIES, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                           $1.60
                                        CONVERTIBLE              CAPITAL                             UNEARNED
                                        EXCHANGEABLE            IN EXCESS                         EMPLOYEE STOCK
                                         PREFERRED     COMMON    OF PAR     RETAINED   TREASURY   OWNERSHIP PLAN
                                           STOCK       STOCK      VALUE     EARNINGS    STOCK      COMPENSATION     OTHER
                                        ------------   ------   ---------   --------   --------   --------------   -------
                                                                          (IN MILLIONS)
BALANCE DECEMBER 31, 1994.............     $30.6       $584.6   $1,176.5    $1,153.4   $    --       $(147.4)      $ (56.6)
  Net income..........................                                          94.0
  Common stock dividends..............                                        (148.4)
  Exchange of Common stock for Cooper
     Cameron common stock.............                 (47.5)     (382.6)                                2.6
  Redemption of $1.60 Preferred for
     7.05% Convertible Subordinated
     Debentures.......................     (30.6)                 (664.4)
  Stock issued under employee stock
     plans............................                   1.8        12.0
  Principal payments by ESOP..........                                                                  25.4
  Adjustment for minimum pension
     liability........................                                                                                 8.7
  Translation loss....................                                                                               (15.0)
  Unrealized gain on investments in
     marketable equity securities.....                                                                               126.8
  Reclassification to realized gain...                                                                                (7.2)
  Other activity......................                   0.5         0.1         1.3                    (2.2)
                                           -----       ------   --------    --------   -------       -------       -------
BALANCE DECEMBER 31, 1995.............        --       539.4       141.6     1,100.3        --        (121.6)         56.7
  Net income..........................                                         315.4
  Common stock dividends..............                                        (142.6)
  Stock issued under employee stock
     plans............................                   0.5         4.4
  Principal payments by ESOP..........                                                                  28.7
  Adjustment for minimum pension
     liability........................                                                                                (1.5)
  Translation loss....................                                                                                (4.9)
  Unrealized gain on investments in
     marketable equity securities.....                                                                                60.3
  Reclassification to realized gain...                                                                               (93.2)
  Other activity......................                   0.3         4.1         2.2                                   0.1
                                           -----       ------   --------    --------   -------       -------       -------
BALANCE DECEMBER 31, 1996.............        --       540.2       150.1     1,275.3        --         (92.9)         17.5
  Net income..........................                                         394.6
  Common stock dividends..............                                        (157.4)
  Conversion of 7.05% Convertible
     Subordinated Debentures..........                  73.9       536.3
  Purchase of treasury shares.........                                                  (191.5)
  Stock issued under employee stock
     plans............................                   0.7        (7.5)                 40.9
  Principal payments by ESOP..........                                                                  26.4
  Adjustment for minimum pension
     liability........................                                                                                27.6
  Translation loss....................                                                                               (38.1)
  Unrealized loss on investments in
     marketable equity securities.....                                                                                (9.1)
  Reclassification to realized gain...                                                                               (14.4)
  Other activity......................                   0.2         0.9         2.0       0.9                          --
                                           -----       ------   --------    --------   -------       -------       -------
BALANCE DECEMBER 31, 1997.............     $  --       $615.0   $  679.8    $1,514.5   $(149.7)      $ (66.5)      $ (16.5)(1)
                                           =====       ======   ========    ========   =======       =======       =======

---------------

(1)At December 31, 1997, "Other" included the minimum pension liability of $(20.1) million, net of tax, cumulative translation adjustments of $(107.3) million and the unrealized gain on Cooper's investment in Wyman-Gordon, net of the increase in the market value of the DECS, of $110.9 million, net of tax.

  The Notes to Consolidated Financial Statements are an integral part of these statements.

                            COOPER INDUSTRIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION: The Consolidated Financial Statements include the accounts of Cooper Industries, Inc. ("Cooper") and its majority-owned subsidiaries. Affiliated companies are accounted for on the equity method where Cooper owns more than 20% but less than 50% of the affiliate unless significant economic, political or contractual considerations indicate that the cost method is appropriate.

USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH EQUIVALENTS: For purposes of the consolidated statements of cash flows, Cooper considers all investments purchased with original maturities of three months or less to be cash equivalents.

INVENTORIES: Inventories are carried at cost or, if lower, net realizable value. On the basis of current costs, 71% of inventories at December 31, 1997 and 1996 were carried on the last-in, first-out (LIFO) method. The remaining inventories, which are primarily located outside the United States, are carried on the first-in, first-out (FIFO) method.

PROPERTY, PLANT AND EQUIPMENT: Property, plant and equipment are stated at cost. Depreciation is provided over the estimated useful lives of the related assets using primarily the straight-line method. This method is applied to group asset accounts, which in general have the following lives: buildings -- 10 to 40 years; machinery and equipment -- 3 to 18 years; and tooling, dies, patterns and other -- 5 to 10 years.

INTANGIBLES: Intangibles consist primarily of goodwill related to purchase acquisitions. With minor exceptions, the goodwill is being amortized over 40 years from the respective acquisition dates. The carrying value of goodwill is reviewed at the lowest level feasible whenever there are indications that the goodwill may be impaired. If this review indicates that goodwill will not be recoverable, as determined based on undiscounted cash flows over the remaining amortization periods, the carrying value of the goodwill will be reduced by the estimated shortfall in discounted cash flows.

INVESTMENTS IN MARKETABLE EQUITY SECURITIES: Marketable equity securities received or retained in connection with the divestiture of businesses are reflected as available-for-sale securities and are stated at fair market value at each balance sheet date, with unrealized gains and losses, net of tax, reported as a component of shareholders' equity. The cost of securities sold is determined based on the specific identification method for purposes of recording realized gains and losses.

DERIVATIVE FINANCIAL INSTRUMENTS: On a recurring basis, foreign currency forward exchange contracts and commodity contracts are entered into to reduce risks of adverse changes in foreign exchange rates and commodity prices. All contracts are hedges of actual or anticipated transactions with the gain or loss on the contract recognized in the same period and in the same category of income or expense as the underlying hedged transaction. Cooper does not enter into speculative derivative transactions or hedges of anticipated transactions unless there is a high probability the transactions will occur. Due to the short term of contracts and a restrictive policy, contract terminations or anticipated transactions that do not occur are rare and insignificant events which are accounted for through income in the period they occur. As discussed in Note 6, in December 1995, Cooper hedged its investment in marketable equity securities of Wyman-Gordon Company ("Wyman-Gordon"). Cooper currently is not a party to any interest rate swap agreements used to manage its interest rate risk. Cooper's policy is to recognize the interest rate differential to be received or paid over the lives of the interest rate swap as an adjustment to interest expense.

COMMON STOCK BASED COMPENSATION: Cooper follows the intrinsic value method of accounting for stock options and performance-based stock awards as prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees.

INCOME PER COMMON SHARE: In the fourth quarter of 1997, Cooper adopted Statement of Financial Accounting Standards No. 128, Earnings Per Share. The new accounting standard required all prior periods' income per Common share to be restated based on a new computational method for average shares outstanding. Adopting the new standard had no impact on previously reported fully diluted, currently referred to as diluted, income per Common share from

                            COOPER INDUSTRIES, INC.

continuing operations and increased primary, currently referred to as basic, income per common share $.01 in each of the years ended December 31, 1996 and 1995. Unlike primary earnings per share, basic earnings per share excludes the dilutive effects of common stock equivalents. Adopting the new standard also increased 1995 diluted net income by $.12 per share as the new standard requires the use of income from continuing operations rather than net income to determine whether common stock equivalents are antidilutive.

RECLASSIFICATION: Certain amounts in the Consolidated Income Statements for the years ended December 31, 1996 and 1995 have been reclassified to conform to the 1997 presentation.

NOTE 2: NONRECURRING ITEMS

     During 1997, Cooper realized a gain of $69.8 million ($43.3 million after income taxes) from the sale of Kirsch (See Note 3) and exchanged a portion of its DECS(SM) (Debt Exchangeable for Common Stock) for Wyman-Gordon common stock and realized a gain of $23.2 million ($14.4 million after income taxes) (See
Note 6). Cooper also incurred charges of $83.9 million ($52.0 million after income taxes) for actions management committed to during the period after concluding an evaluation of (1) geographic manufacturing and distribution facilities within the Tools & Hardware segment; (2) certain sales, marketing and distribution activities within the Automotive Products segment; and (3) information systems relating to year 2000 compliance efforts. The 1997 charges include adjustments to the carrying value of assets of $54.8 million and accruals for continuing obligations for replaced systems and facility consolidations of $29.1 million. The charges decreased operating earnings of the Electrical Products segment by $15.9 million, Tools & Hardware segment by $22.5 million, and the Automotive Products segment by $43.4 million and increased general corporate expenses by $2.1 million. The gains, combined with nonrecurring charges and a $6.1 million income tax benefit related to the settlements of certain state income tax matters (See Note 11), resulted in a net $.10 per share of nonrecurring income being recognized in 1997.

     Cooper has begun a consolidation of certain international manufacturing and distribution facilities in the Tools & Hardware segment and the consolidation of certain sales, marketing and distribution activities in the Automotive Products segment. Adjustments to the carrying value of assets and accruals were recorded for projects committed to by management. Severance and certain other costs related to projects committed to by management are not expensed until the affected employees are notified. A majority of the consolidations have been announced and such costs were accrued and expensed during 1997. The remaining committed but unannounced consolidations are not anticipated to result in significant additional expenses.

     During 1997, Cooper began negotiations with Standard Motor Products, Inc. ("SMP") to exchange Cooper's temperature control business for the brake products business owned by SMP. In December 1997, Cooper received the necessary government approval for completion of the transaction with SMP. Closing of the business exchange is subject to negotiation of a definitive agreement and is currently anticipated to occur in the first quarter of 1998.

     During 1997, Cooper also assessed the impact of existing system capabilities to function at the turn of the century. Four of Cooper's nine divisions are implementing new enterprise systems with the remaining divisions modifying or replacing existing software. Where possible, businesses have abandoned home-grown or highly customized applications with purchased, year 2000 compliant replacements or upgrades. In some situations, operations within a business abandoned existing software and migrated to consolidated hardware and software that is year 2000 compliant. Where these solutions were not possible, businesses either contracted to third parties or committed internal resources to ensure that all major systems are year 2000 compliant. Cooper recorded a $43.7 million charge in 1997 primarily related to the adjustment in the carrying value of abandoned hardware and software. While depreciation and amortization are reduced by the effect of the write-down, depreciation and amortization of new systems and equipment, as well as expenses incurred to revise current software to be year 2000 compliant, and implementation costs of new systems, are likely to exceed the reduction in depreciation and amortization in most future periods.

     During the third quarter of 1996 Cooper completed a strategic review of its automotive brake business, resulting in a write-down of approximately 21% of the long-lived assets of the business. The Wagner brake product lines, acquired as part of the McGraw-Edison acquisition in 1985, were subjected to intense competitive pricing and anticipated profitability improvements during 1996 were not being realized. As a result of the review of the Wagner brake products, Cooper replaced Wagner technology with technology acquired in the 1994 acquisition of Abex Friction Products.

                            COOPER INDUSTRIES, INC.

Based on the strategic review, Cooper concluded that the projected undiscounted cash flows of certain Wagner product lines would not recover the carrying value of the long-lived assets and goodwill associated with these product lines. Accordingly, Cooper recorded an $85.3 million write-down, including $31.5 million in goodwill, in the third quarter of 1996. The write-down reduced depreciation and amortization costs equivalent to approximately $.03 per share in 1997. Cooper has incurred expenses executing its revised brake strategy, which have offset some of the benefit of the reduced depreciation and amortization in 1997.

     During 1996, Cooper initiated a strategic review of most of its businesses. As a result of those actions and certain legal matters, Cooper incurred nonrecurring charges totaling $32.6 million during 1996. A total of $3.0 million was incurred in the Electrical Products segment primarily related to a write-down of property and equipment at a facility; $2.0 million in the Tools & Hardware segment for legal and other costs related to sales of imported mini blinds containing lead paint; $16.7 million in the Automotive Products segment primarily related to costs incurred on facility closings and consolidations; and $10.9 million of corporate costs primarily related to environmental litigation. Cooper anticipates future cost savings from the facility closings and consolidations, however, the amounts are not quantifiable with any degree of accuracy. The nonrecurring charges of $32.6 million have an insignificant effect on future earnings and expenditures beyond 1996 are insignificant. During 1996, Cooper realized $150.4 million in gains on the sale of marketable equity securities (See Note 6). These gains combined with nonrecurring charges resulted in a net $.05 per share of nonrecurring income being recognized in 1996. In 1995, Cooper realized a gain of $.05 per share from the sale of marketable equity securities (See Note 6).

NOTE 3: ACQUISITIONS AND DIVESTITURES

     In 1997, Cooper completed one large acquisition, seven small product-line acquisitions and the divestiture of Kirsch. In December 1997, Cooper acquired Menvier-Swain Group plc ("Menvier-Swain") for a total cost of approximately $274.5 million. Menvier-Swain manufactures and markets emergency lighting, fire detection and security systems primarily in Europe. The seven small product line acquisitions had an aggregate cost of $184.2 million. A total of $349.3 million of goodwill was recorded, on a preliminary basis, with respect to the acquisitions. Five of the small acquisitions and Menvier-Swain were in the Electrical Products segment, and the other two small acquisitions were in the Automotive Products segment. On May 30, 1997, Cooper completed the sale of its Kirsch window treatment division for $216 million. For the five months ended May 30, 1997, and the year ended December 31, 1996, Kirsch had revenues of $97.4 million and $252.9 million, and operating earnings of $4.8 million and $20.0 million, respectively. Kirsch was part of the Tools & Hardware segment.

     In 1996, Cooper completed seven small product-line acquisitions and one small divestiture. The total cost of the acquisitions was approximately $97.4 million. A total of $74.2 million of goodwill was recorded, including 1997 revisions of $.9 million with respect to the acquisitions. Three acquisitions and the divestiture were in the Electrical Products segment, two were in the Tools & Hardware segment and two were in the Automotive Products segment.

     In 1995, Cooper completed one large acquisition, two small product-line acquisitions, and the divestiture, through an exchange offer with shareholders, of Cooper Cameron Corporation ("Cooper Cameron") (See Note 18). Effective December 31, 1995, Cooper acquired CEAG Sicherheitstechnik GmbH ("CEAG") from Asea Brown Boveri AG, Mannheim. The total cost of the acquisition, which was paid on January 5, 1996, was approximately $164 million. CEAG manufactures and markets explosion proof electrical products and business security and emergency lighting products. The two small product-line acquisitions had an aggregate cost of $13.5 million. A total of $139.5 million of goodwill was recorded with respect to the three acquisitions. One small acquisition was in the Automotive Products segment and the two other acquisitions were in the Electrical Products segment.

     The acquisitions have been accounted for as purchases and the results of the acquisitions are included in Cooper's consolidated income statements since the respective acquisition dates.

                            COOPER INDUSTRIES, INC.

NOTE 4: INVENTORIES

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1997        1996
                                                              --------    --------
                                                                 (IN MILLIONS)
Raw materials...............................................  $  295.7    $  302.9
Work-in-process.............................................     178.7       205.2
Finished goods..............................................     512.1       513.8
Perishable tooling and supplies.............................      54.5        54.2
                                                              --------    --------
                                                               1,041.0     1,076.1
Excess of current standard costs over LIFO costs............     (82.8)     (105.0)
                                                              --------    --------
          Net Inventories...................................  $  958.2    $  971.1
                                                              ========    ========

NOTE 5: PROPERTY, PLANT AND EQUIPMENT AND INTANGIBLES

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                1997        1996
                                                              ---------   ---------
                                                                  (IN MILLIONS)
Property, plant and equipment:
  Land and land improvements................................  $    71.5   $    82.9
  Buildings.................................................      543.4       569.7
  Machinery and equipment...................................    1,196.1     1,171.5
  Tooling, dies and patterns................................      189.0       171.0
  All other.................................................      263.1       303.0
  Construction in progress..................................      134.8       103.7
                                                              ---------   ---------
                                                                2,397.9     2,401.8
  Accumulated depreciation..................................   (1,199.1)   (1,160.5)
                                                              ---------   ---------
                                                              $ 1,198.8   $ 1,241.3
                                                              =========   =========
Intangibles:
  Goodwill..................................................  $ 2,906.0   $ 2,614.7
  Other.....................................................       17.1        17.8
                                                              ---------   ---------
                                                                2,923.1     2,632.5
  Accumulated amortization..................................     (533.2)     (477.6)
                                                              ---------   ---------
                                                              $ 2,389.9   $ 2,154.9
                                                              =========   =========

NOTE 6: INVESTMENTS IN MARKETABLE EQUITY SECURITIES

     At December 31, 1997 and 1996, Cooper's investment in marketable equity securities consisted of its investment in Wyman-Gordon common stock. During 1996, Cooper sold its remaining common shares of Belden Inc. and all of the shares of Cooper Cameron common stock (See Note 18). In December 1995, Cooper issued 16.5 million DECS at $13.50 which, at maturity, are mandatorily exchangeable into shares of Wyman-Gordon common stock or, at Cooper's option, into cash in lieu of shares. The number of shares or the amount of cash will be based on the average market value of Wyman-Gordon common stock on the 20 trading days prior to maturity on January 1, 1999 (the "WGC Maturity Price"). If the WGC Maturity Price is greater than or equal to $15.66 per share, each DECS will be exchangeable at maturity into the equivalent of .862 shares of Wyman-Gordon common stock. If the WGC Maturity Price is less than or equal to $13.50 per share, each DECS will be exchangeable at maturity into one Wyman-Gordon share. If the WGC Maturity Price is between $13.50 and $15.66 per share, each DECS will be exchangeable into a fraction of shares of Wyman-Gordon common stock between
 .862 and 1, based on an exchange ratio. If the DECS are redeemed for cash, the amount of cash will be equal to the number of Wyman-Gordon shares exchangeable under the terms of the DECS times the WGC Maturity Price.

                            COOPER INDUSTRIES, INC.

     The DECS are a hedge of Cooper's investment in Wyman-Gordon common stock and will result in Cooper realizing a minimum after-tax gain of $85.4 million upon redemption of the DECS. This unrealized gain, plus any additional appreciation of the investment in Wyman-Gordon common stock since the issuance of the DECS, is included in shareholders' equity as an unrealized gain on investments in marketable equity securities, net of tax. At December 31, 1997 and 1996, Cooper's long-term debt includes an increase in the market value of Wyman-Gordon common stock related to the DECS of $47.9 million and $93.7 million, respectively. The offset to the debt increase, net of tax, decreased the unrealized gain on investments in marketable equity securities included in shareholders' equity. During 1997, Cooper exchanged a portion of the DECS for Wyman-Gordon common stock and realized a gain of $23.2 million ($14.4 million after income taxes).

     The aggregate fair value of the marketable equity securities was $274.8 million and $367.1 million at December 31, 1997 and 1996, respectively. Gross unrealized gains on investments in marketable equity securities were $218.5 million ($170.6 million, net of the increase in the fair market value of the DECS) and $300.8 million ($207.1 million, net of the increase in the fair market value of the DECS) at December 31, 1997 and 1996, respectively. During 1996 and 1995, marketable equity securities were sold for proceeds of $231.4 million and $14.4 million, respectively, resulting in realized gains of $150.4 million and $11.7 million, respectively. Cooper incurred nonrecurring charges during 1996 which, when combined with the gains from the sale of marketable equity securities, resulted in Cooper realizing $.05 per share in 1996. In 1995, Cooper realized $.05 per share from the sale of marketable equity securities.

NOTE 7: ACCRUED LIABILITIES

                                                                DECEMBER 31,
                                                              ----------------
                                                               1997      1996
                                                              ------    ------
                                                               (IN MILLIONS)
Salaries, wages and employee benefit plans..................  $236.8    $201.5
Product and environmental liability accruals................    77.8      95.0
Commissions and customer incentives.........................    76.3      80.3
Facility integration of acquired businesses.................    26.0      48.0
Other (individual items less than 5% of total current
  liabilities)..............................................   172.6     157.0
                                                              ------    ------
                                                              $589.5    $581.8
                                                              ======    ======

     At December 31, 1997, Cooper had accruals of $28.8 million with respect to potential product liability claims and $104.9 million with respect to potential environmental liabilities, including $55.9 million classified as a long-term liability, based on Cooper's current estimate of the most likely amount of losses that it believes will be incurred.

     The product liability accrual consists of $8.2 million of known claims with respect to ongoing operations, $12.8 million of known claims for previously divested operations and $7.8 million which represents an estimate of claims that have been incurred but not yet reported. While Cooper is generally self-insured with respect to product liability claims, Cooper has insurance coverage for individual 1997 claims above $3.0 million. Insurance levels have varied from year to year.

     Environmental remediation costs are accrued based on estimates of known environmental remediation exposures. Such accruals are adjusted as information develops or circumstances change. The environmental liability accrual includes $39.6 million related to sites owned by Cooper and $65.3 million for retained environmental liabilities related to sites previously owned by Cooper and third-party sites where Cooper was a contributor. Third-party sites usually involve multiple contributors where Cooper's liability will be determined based on an estimate of Cooper's proportionate responsibility for the total cleanup. The amount actually accrued for such sites is based on these estimates as well as an assessment of the financial capacity of the other potentially responsible parties.

     It has been Cooper's consistent practice to include the entire product liability accrual and a significant portion of the environmental liability accrual as current liabilities, although only approximately 10-20% of the balance classified as current will be spent on an annual basis. The annual effect on earnings for product liability is essentially equal to the amounts disbursed. In the case of environmental liability, the annual expense is considerably smaller than the disbursements, since the vast majority of Cooper's environmental liability has been recorded in connection with

                            COOPER INDUSTRIES, INC.

acquired companies. The change in the accrual balances from year to year reflects the effect of acquisitions and divestitures as well as normal expensing and funding.

     Cooper has not utilized any form of discounting in establishing its product or environmental liability accruals. While both product liability and environmental liability accruals involve estimates that can have wide ranges of potential liability, Cooper has taken a proactive approach and has managed the costs in both of these areas over the years. Cooper does not believe that the nature of its products, its production processes, or the materials or other factors involved in the manufacturing process subject Cooper to unusual risks or exposures for product or environmental liability. Cooper's greatest exposure to inaccuracy in its estimates is with respect to the constantly changing definitions of what constitutes an environmental liability or an acceptable level of cleanup.

     In connection with acquisitions accounted for using the purchase method of accounting, Cooper records, to the extent appropriate, accruals for the costs of closing duplicate facilities, severing redundant personnel and integrating the acquired business into existing Cooper operations. Significant accruals include plant shut-down and realignment costs, and facility relocations. The following table summarizes the accrual balances and activity during each of the last three years:

                                            1997      1996      1995
                                           ------    ------    ------
                                                 (IN MILLIONS)
Activity during each year:
Balance, beginning of year..............   $ 48.0    $ 65.6    $122.3
Spending................................     (9.3)    (24.3)    (47.0)
Kirsch disposition......................     (0.4)       --        --
Reclassifications.......................    (15.8)     (2.2)    (27.8)
Acquisitions -- initial allocation......      4.7       4.1        .1
Acquisitions -- final allocation
  adjustment............................      1.2       4.9      13.8
Translation.............................     (2.4)     (0.1)      4.2
                                           ------    ------    ------
Balance, end of year....................   $ 26.0    $ 48.0    $ 65.6
                                           ======    ======    ======
Balances by category of accrual:
Plant shut-down and realignment.........   $ 17.5    $ 37.7    $ 43.2
Other facility relocations and
  severance.............................      5.2       6.8       8.5
Other realignment and integration.......      3.3       3.5      13.9
                                           ------    ------    ------
                                           $ 26.0    $ 48.0    $ 65.6
                                           ======    ======    ======
Balances by acquisition:
Champion................................   $  1.2    $ 10.4    $ 21.4
Moog Automotive.........................       .2       2.5      13.3
Abex Friction Products..................      9.1      12.4      13.3
Other...................................     15.5      22.7      17.6
                                           ------    ------    ------
                                           $ 26.0    $ 48.0    $ 65.6
                                           ======    ======    ======

     Plant shut-down and realignment includes the costs to terminate personnel, shut down the facilities, terminate leases and similar costs. The spending related primarily to downsizing and consolidating international facilities in Mexico, Venezuela, Belgium and the United Kingdom totaling $7.7 million and $26.3 million in 1996 and 1995, respectively. Other facility relocations and severance include costs to consolidate sales and marketing operations of the acquired company into Cooper operations, termination costs of redundant personnel and shut-down costs of redundant warehouses and the acquired companies' headquarters. Other realignment and integration costs include costs to liquidate joint ventures, exit product lines and miscellaneous costs.

     During the three years ended December 31, 1997, accruals reversed to income were insignificant. Reclassifications were substantially all related to termination and other benefit payments due former employees and lease obligations on closed facilities reclassified to trade accounts payable and other accrued liabilities. Acquisitions-final allocation adjustment represents adjustments to goodwill for finalization of the purchase price allocations recorded in the previous year. Substantially all spending related to these accruals represented cash outlays by Cooper. The amounts related to

                            COOPER INDUSTRIES, INC.

the acquisitions of CEAG on the last business day of 1995, Abex on the last business day of 1994 and Zanxx in November 1994 were preliminary estimates that were finalized in the year following the acquisition. The CEAG, Abex and Zanxx acquisitions had insignificant accruals for terminations and no significant individual exit plan costs were accrued.

NOTE 8: LONG-TERM DEBT AND OTHER BORROWING ARRANGEMENTS

                                                                   DECEMBER 31,
                                                               --------------------
                                                                 1997        1996
                                                               --------    --------
                                                                  (IN MILLIONS)
3.98%-6.47%* commercial paper and Deutschemark denominated
  bank loans maturing at various dates through January
  1998......................................................   $  528.3    $  151.3
7.05% convertible subordinated debentures, due 2015.........         --       690.4
6.41%-7.99% second series medium-term notes, due through
  2010......................................................      357.6       429.6
6.0% exchangeable notes, due 1999...........................      235.2       316.5
7.19%-7.74%* Pound Sterling bank loans and notes payable
  maturing at various dates through 2005....................       88.2        94.2
5.74% third series medium-term notes, due 2001..............       50.0        50.0
5.52%* floating-rate ESOP notes, due through 1999...........       16.0        40.5
Other.......................................................       55.2        43.0
                                                               --------    --------
                                                                1,330.5     1,815.5
Current maturities..........................................      (58.3)      (77.8)
                                                               --------    --------
Long-term portion...........................................   $1,272.2    $1,737.7
                                                               ========    ========

---------------

* Weighted average interest rates at December 31, 1997. The weighted average interest rates on commercial paper and bank loans, Pounds Sterling bank loans and notes and ESOP notes were, 3.35%, 6.42% and 5.12%, respectively at December 31, 1996.

     Cooper has U.S. committed credit facilities of $835 million that expire in 2000, and $315 million that expire in 1998. At December 31, 1997, Cooper had an effective "shelf" registration statement, which may be used to issue an additional $250 million of medium-term notes from time to time.

     At December 31, 1997, Cooper had $551.7 million of its $1.15 billion U.S. committed credit facilities available, after considering commercial paper backup. At December 31, 1996, $1.02 billion of its total $1.22 billion U.S. committed credit facilities was available after considering commercial paper backup, and none of its 30 million Pound Sterling credit facility was available. The 30 million Pound Sterling credit facility expired in 1997 and was not re-established. The agreements for the credit facilities require that Cooper maintain certain financial ratios, including a prescribed limit on debt as a percentage of total capitalization. Retained earnings are unrestricted as to the payment of dividends, except to the extent that payment would cause a violation of the prescribed limit on the debt to total capitalization ratio.

     Interest rates on Cooper's commercial paper and U.S. bank loans were generally 2.8% below the U.S. prime rate during 1997 and 1996. Total interest paid during 1997, 1996 and 1995 was $107 million, $141 million and $134 million, respectively.

     Commercial paper of $400 million and bank loans of $202.7 million were reclassified to long-term debt at December 31, 1997 and 1996, respectively, reflecting Cooper's intention to refinance these amounts during the twelve-month period following the balance sheet date through either continued short-term borrowing or utilization of available credit facilities.

     Effective January 1, 1995, Cooper exchanged all of the outstanding $1.60 Convertible Exchangeable Preferred Stock for $691.2 million of 7.05% Convertible Subordinated Debentures due 2015 and $3.8 million in cash related to fractional shares. During 1997, Cooper called for redemption the outstanding debentures with a total of $610 million converting to approximately 14.8 million shares of Cooper Common stock and approximately $80 million being redeemed for cash.

                            COOPER INDUSTRIES, INC.

     In December 1995, Cooper issued $222.8 million in 6% Exchangeable Notes
(DECS) due January 1, 1999. At maturity, the notes are mandatorily exchangeable into shares of Wyman-Gordon common stock owned by Cooper or, at Cooper's option, into cash in lieu of shares. During 1997, Cooper exchanged a portion of the DECS ($33.8 million) for Wyman-Gordon common stock (See Note 6). At December 31, 1997 and 1996, Cooper's long-term debt includes $47.9 million and $93.7 million, respectively, which represents the increase in the market value of the Wyman-Gordon common stock exchangeable into the DECS. The offset to the debt increase, net of tax, decreased the unrealized gain on investments in marketable equity securities, both of which are included in shareholders' equity.

     The floating-rate ESOP notes are indebtedness of Cooper's ESOP. Cooper has guaranteed the payment of the ESOP notes; accordingly, the notes are reported as Cooper's debt (See Note 14).

     Maturities of long-term debt for the five years subsequent to December 31, 1997 are $58.3 million, $294.1 million, $545.9 million, $50.9 million and $60.8 million, respectively. Cooper anticipates delivering Wyman-Gordon common stock in settlement of the DECS, which represents $235.2 million of the 1999 maturities. The future net minimum lease payments under capital leases and obligations under operating leases are not significant.

NOTE 9: COMMON AND PREFERRED STOCK

COMMON STOCK

     At December 31, 1997, 1996 and 1995, 250,000,000 shares of Common stock were authorized of which 120,161,446 and 108,038,851 and 107,876,821 shares were issued and outstanding at December 31, 1997, 1996 and 1995, respectively. During 1997, Cooper issued 14,785,831 shares in exchange for the redemption of the 7.05% Convertible Subordinated Debentures (See Note 8). During the year ended December 31, 1997, Cooper purchased 3,645,017 shares as treasury stock at an average price of $52.54 per share and 813,387 of these shares were reissued in connection with employee stock plans. During 1995, Cooper exchanged 9,500,000 shares of Cooper Common stock for Cooper Cameron common stock (See Note 18). At December 31, 1997, Cooper had 12,818,206 shares reserved for the Dividend Reinvestment Plan, grants and exercises of stock options, performance-based stock awards and subscriptions under the Employee Stock Purchase Plan and other plans.

     Under the terms of the Dividend Reinvestment Plan, any holder of Common stock may elect to have cash dividends and up to $24,000 per year in cash payments invested in Common stock without incurring any brokerage commissions or service charges.

     Under a Shareholder Rights Plan adopted by the Board of Directors in 1997, share purchase Rights were declared as a dividend at the rate of one Right for each share of Common stock. Each Right entitles the holder to buy one one-hundredth of a share of Series A Participating Preferred Stock at a purchase price of $225 per one one-hundredth of a share or, in certain circumstances Common stock having a value of twice the purchase price. Each Right becomes exercisable only in certain circumstances constituting a potential change of control on a basis considered inadequate by the Board of Directors. The Rights expire August 5, 2007 and, at Cooper's option, may be redeemed prior to expiration for $.01 per Right.

PREFERRED STOCK

     At December 31, 1997 and 1996, Cooper was authorized to issue 1,340,750 shares of Preferred stock with no par value, 10,000,000 shares of $2.00 par value Preferred stock and 2,821,079 shares of $1.00 par value Preferred stock. At December 31, 1997 and 1996, no Preferred shares were issued or outstanding.

NOTE 10: STOCK OPTIONS AND EMPLOYEE STOCK PURCHASE PLAN

     Under Cooper stock option plans, officers, directors and key employees may be granted options to purchase Cooper's Common stock at no less than 100% of the market price on the date the option is granted. Options generally become exercisable ratably over a three-year period commencing one year from the date of grant and have a maximum term of ten years. The plans also provide for the granting of performance-based stock awards to certain key executives.

     Cooper follows the intrinsic value method of accounting for stock options and performance-based stock awards as prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related

                            COOPER INDUSTRIES, INC.

interpretations. Accordingly, no compensation expense is recognized under Cooper's fixed stock option plans or Employee Stock Purchase Plan. Compensation expense of $8.2 million, $7.1 million and $3.8 million was recognized in the consolidated income statements during 1997, 1996 and 1995, respectively for the performance-based stock awards. If compensation expense for stock options and performance-based stock awards granted under Cooper's stock based compensation plans during 1997 and 1996 was recognized using the alternative fair value method of accounting under Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, net income and earnings per share would have decreased by approximately 1.2% in both 1997 and 1996. The fair value was estimated on the date of grant, using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 1997 and 1996, respectively: dividend yield of 2.8% and 3.2%, expected volatility of 20.1% and 20.3%, risk free interest rates of 6.4% and 6.1% and expected lives of 7 years and 6 years.

     A summary of the status of Cooper's fixed stock option plans for officers and employees as of December 31, 1997 and activity during the three years ended December 31, 1997 is presented below:

                                                  1997                   1996                   1995
                                          --------------------   --------------------   --------------------
                                                      WEIGHTED               WEIGHTED               WEIGHTED
                                                      AVERAGE                AVERAGE                AVERAGE
                                                      EXERCISE               EXERCISE               EXERCISE
                                           SHARES      PRICE      SHARES      PRICE      SHARES      PRICE
                                          ---------   --------   ---------   --------   ---------   --------
Outstanding at beginning of year........  3,189,083    $44.05    2,748,219    $46.48    2,951,660    $49.19
Granted.................................    974,900    $45.06    1,044,000    $39.06      903,700    $39.06
Exercised...............................   (491,165)   $41.67      (12,679)   $39.06     (125,500)   $37.75
Canceled................................   (559,741)   $50.68     (590,457)   $46.68     (981,641)   $48.91
                                          ---------              ---------              ---------
Outstanding at end of year..............  3,113,077    $43.55    3,189,083    $44.05    2,748,219    $46.48
                                          =========              =========              =========
Options exercisable at end of year......  1,361,573              1,571,842              1,416,896
Options available for grant at end of
  year..................................  4,706,406              5,760,467              1,676,054

                 OPTIONS OUTSTANDING                     OPTIONS EXERCISABLE
-----------------------------------------------------   ----------------------
                                WEIGHTED
                   SHARES        AVERAGE     WEIGHTED     SHARES      WEIGHTED
                 OUTSTANDING    REMAINING    AVERAGE    EXERCISABLE   AVERAGE
   RANGE OF          AT        CONTRACTUAL   EXERCISE       AT        EXERCISE
EXERCISE PRICES   12/31/97        LIFE        PRICE      12/31/97      PRICE
---------------  -----------   -----------   --------   -----------   --------
    $39.06        1,531,406        5.9        $39.06       681,902     $39.06
    $45.06          902,000        9.1        $45.06            --         --
$50.13 - $52.81     679,671         .6        $51.64       679,671     $51.64
                  ---------                              ---------
                  3,113,077        5.6                   1,361,573
                  =========                              =========

     During 1997, options to purchase 9,000 shares of Common stock were granted to nonemployee directors at an exercise price of $45.44 and options for 6,000 shares were exercised at $27.13 per share. During 1996, options to purchase 9,000 shares of Common stock were granted to nonemployee directors at an exercise price of $42.13 and options for 8,000 shares were exercised at $27.00 per share. During 1995, options for 4,000 shares were granted, net of the annual retainer fee, at $17.31 per share and options for 6,000 shares were exercised at $25.44 per share. At December 31, 1997, options under the director plans for 12,000 Common shares were exercisable at $14.69 to $24.00 per share, and 174,800 shares were reserved for future grants.

EMPLOYEE STOCK PURCHASE PLAN

     Participants in the Employee Stock Purchase Plan receive an option to purchase Common stock at a price that is the lesser of 90% of the market value on the offering date or 100% of the market value on the purchase date. On September 8, 1997, a total of 575,135 shares were sold to employees at $35.33 per share. At December 31, 1997, subscriptions for 711,332 shares of Common stock were outstanding at $45.68 per share or, if lower, the average market price on September 10, 1999, which is the purchase date. At December 31, 1997, an aggregate of 3,042,973 shares of Common stock were reserved for future issuance.

                            COOPER INDUSTRIES, INC.

NOTE 11: INCOME TAXES

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                               1997     1996     1995
                                                              ------   ------   ------
                                                              (IN MILLIONS, EXCEPT FOR
                                                                    PERCENTAGES)
Components of income before income taxes:
  U.S. operations...........................................  $526.0   $434.7   $384.9
  Foreign operations........................................   100.7    123.3     93.1
                                                              ------   ------   ------
          Income from continuing operations before income
           taxes............................................  $626.7   $558.0   $478.0
                                                              ======   ======   ======
Components of income tax expense:
  Current:
     U.S. Federal...........................................  $166.9   $156.9   $ 82.1
     U.S. state and local...................................    26.2     20.9     23.3
     Foreign................................................    42.4     51.5     26.6
                                                              ------   ------   ------
                                                               235.5    229.3    132.0
                                                              ------   ------   ------
  Deferred:
     U.S. Federal...........................................     4.2      2.2     51.0
     U.S. state and local...................................    (9.3)    10.2      5.8
     Foreign................................................     1.7       .9      8.6
                                                              ------   ------   ------
                                                                (3.4)    13.3     65.4
                                                              ------   ------   ------
          Income tax expense................................  $232.1   $242.6   $197.4
                                                              ======   ======   ======
Total income taxes paid.....................................  $252.1   $208.4   $158.2
                                                              ======   ======   ======
Effective tax rate reconciliation:
  U.S. Federal statutory rate...............................    35.0%    35.0%    35.0%
  State and local income taxes..............................     2.4      2.8      3.4
  Foreign statutory rate differential.......................    (1.0)     (.4)     (.5)
  Nondeductible goodwill....................................     3.4      4.0      4.7
  Automotive asset goodwill write-down......................      --      2.3       --
  State tax settlements(1)..................................    (1.0)      --       --
  Foreign Sales Corporation.................................    (0.8)    (0.5)    (0.6)
  Tax credits...............................................    (1.0)    (0.2)      --
  Other.....................................................      --       .5     (0.7)
                                                              ------   ------   ------
          Effective tax rate attributable to continuing
           operations.......................................    37.0%    43.5%    41.3%
                                                              ======   ======   ======

---------------
(1) During 1997, Cooper settled several state income tax matters and recognized a $6.1 million benefit in its income tax provision.

                            COOPER INDUSTRIES, INC.

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1997       1996
                                                              -------    -------
                                                                (IN MILLIONS)
Components of deferred tax liabilities and assets:
  Deferred tax liabilities:
     Property, plant and equipment and intangibles..........  $(121.4)   $(143.6)
     Unrealized net gain on investments in marketable equity
      securities and DECS...................................    (59.7)     (72.5)
     Inventories............................................    (63.8)     (63.8)
     Employee medical program funding.......................    (11.5)     (11.5)
     Employee stock ownership plan..........................    (22.0)     (19.7)
     Pension plans..........................................    (30.2)     (24.8)
     Other..................................................    (53.0)     (65.1)
                                                              -------    -------
          Total deferred tax liabilities....................   (361.6)    (401.0)
                                                              -------    -------
  Deferred tax assets:
     Postretirement benefits other than pensions............    226.2      242.6
     Accrued liabilities....................................    195.0      193.1
     Minimum pension liability..............................     13.3       31.9
     Net operating loss carryforwards.......................      2.3       15.2
     Other..................................................     19.8       29.7
                                                              -------    -------
          Total deferred tax assets.........................    456.6      512.5
                                                              -------    -------
  Valuation allowances......................................    (16.3)     (16.3)
                                                              -------    -------
          Net deferred tax assets...........................  $  78.7    $  95.2
                                                              =======    =======

     The U.S. Federal portion of the above provision includes U.S. tax expected to be payable on the foreign portion of Cooper's income before income taxes when such earnings are remitted. Cooper's liabilities for continuing operations at December 31, 1997 and 1996 include the additional U.S. tax estimated to be payable on substantially all unremitted earnings of foreign subsidiaries.

NOTE 12: PENSION PLANS

     Cooper and its subsidiaries have numerous pension plans covering substantially all domestic employees and pension and similar arrangements in accordance with local customs covering employees at foreign locations. The assets of the various domestic and foreign plans are maintained in various trusts and consist primarily of equity and fixed-income securities. Funding policies range from five to thirty years. Pension benefits for salaried employees are generally based upon career earnings. Benefits for hourly employees are generally based on a dollar unit, multiplied by years of service. Aggregate pension expense amounted to $37.8 million, $41.5 million and $40.7 million during 1997, 1996 and 1995, respectively. The amount of expense with respect to Cooper's various defined benefit pension plans is set forth in the table below. During 1997, 1996 and 1995, expense with respect to domestic and foreign defined contribution plans (primarily related to various groups of hourly employees) amounted to $18.7 million, $18.9 million and $16.2 million, respectively. Also included in pension expense are gains and losses on curtailments and settlements and other matters. Cooper partially or completely settled or curtailed one salaried plan in 1997 resulting in a net loss of $.5 million and four defined benefit plans for hourly employees in 1995 resulting in a reversion to Cooper of surplus assets totaling $1.0 million during 1995.

                            COOPER INDUSTRIES, INC.

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                               1997     1996     1995
                                                              ------   ------   ------
                                                                   (IN MILLIONS)
Components of defined benefit plan net pension expense:

Service cost -- benefits earned during the year.............  $23.1    $23.7    $21.6
Interest cost on projected benefit obligation...............   69.7     69.1     67.6
Actual return on assets.....................................  (93.7)   (79.2)   (65.9)
Net amortization and deferral...............................   19.5      9.0      1.2
                                                              -----    -----    -----
Net pension expense.........................................  $18.6    $22.6    $24.5
                                                              =====    =====    =====

The funded status of the plans at December 31 was as follows:

                                                             ASSETS EXCEED       ACCUMULATED BENEFITS
                                                         ACCUMULATED BENEFITS        EXCEED ASSETS
                                                         ---------------------   ---------------------
                                                           1997        1996        1997        1996
                                                         ---------   ---------   ---------   ---------
                                                                         (IN MILLIONS)
Actuarial present value of:
  Vested benefit obligation............................   $(585.7)    $(476.3)    $(291.9)    $(419.9)
                                                          =======     =======     =======     =======
  Accumulated benefit obligation.......................   $(618.8)    $(509.2)    $(318.3)    $(446.1)
                                                          =======     =======     =======     =======
  Projected benefit obligation.........................   $(632.3)    $(529.0)    $(330.8)    $(453.0)
Plan assets at fair value..............................     762.8       624.3       212.5       319.0
                                                          -------     -------     -------     -------
Projected benefit obligation less than (in excess of)
  plan assets..........................................     130.5        95.3      (118.3)     (134.0)
Unrecognized net (gain) loss...........................     (52.2)      (46.1)       51.8        75.2
Unrecognized net (asset) obligation from adoption
  date.................................................      (5.6)       (7.7)        2.3         4.5
Unrecognized prior service cost........................      (3.7)       (4.4)        7.2         5.1
Adjustment required to recognize minimum liability.....        --          --       (41.2)      (86.8)
                                                          -------     -------     -------     -------
Pension asset (liability) at end of year...............   $  69.0     $  37.1     $ (98.2)    $(136.0)
                                                          =======     =======     =======     =======

                                                              1997                       1996
                                                    ------------------------   ------------------------
                                                    DOMESTIC   INTERNATIONAL   DOMESTIC   INTERNATIONAL
                                                    --------   -------------   --------   -------------
Actuarial assumptions used:
  Discount Rate...................................  7 1/2%       6-7 1/4%      7 1/2%     6 1/2-8 1/4%
  Rate of compensation increase...................  4 3/4%           4-6%      4 3/4%           4-6%
  Expected long-term rate of return on assets.....  8 1/2%     7 1/2-9 3/4%    8 1/2%      7 1/2-10%

NOTE 13: POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

     The benefits provided under Cooper's various postretirement plans other than pensions, all of which are unfunded, include retiree medical care, dental care, prescriptions and life insurance, with medical care accounting for approximately 90% of the total. While Cooper has numerous plans, primarily resulting from Cooper's extensive acquisition activity, the vast majority of the annual expense is related to employees who are already retired. In fact, as a result of actions taken by Cooper starting in 1989, virtually no active salaried employees continue to earn retiree medical benefits, and the number of active hourly employees earning such benefits has been greatly diminished. Additionally, Cooper continues to amend its various plans to provide for appropriate levels of cost sharing and other cost-control measures.

                            COOPER INDUSTRIES, INC.

Postretirement benefit cost includes the following components:

                                                               YEAR ENDED DECEMBER 31,
                                                               -----------------------
                                                                1997     1996    1995
                                                               ------   ------   -----
                                                                    (IN MILLIONS)
Service cost -- benefits earned during the year.............   $  0.6   $  0.6   $ 0.6
Interest cost on accumulated postretirement benefit
  obligation................................................     30.2     30.5    36.5
Net amortization and deferral...............................    (12.7)   (10.5)  (19.0)
                                                               ------   ------   -----
Postretirement benefit cost.................................   $ 18.1   $ 20.6   $18.1
                                                               ======   ======   =====

Amounts recognized in the consolidated balance sheets were as follows:

                                                                DECEMBER 31,
                                                               ---------------
                                                                1997     1996
                                                               ------   ------
                                                                (IN MILLIONS)
Accumulated postretirement benefit obligation (APBO):
  Retirees..................................................   $356.8   $452.9
  Employees eligible to retire..............................     24.3      7.5
  Other employees...........................................     10.2     12.6
                                                               ------   ------
                                                                391.3    473.0
Unrecognized prior service costs............................     13.9     22.0
Unrecognized net gain.......................................    152.8    111.4
                                                               ------   ------
Accrued postretirement benefit cost.........................   $558.0   $606.4
                                                               ======   ======

                                                                        DECEMBER 31,
                                                        --------------------------------------------
                                                               1997                    1996
                                                        -------------------    ---------------------
                                                             (IN MILLIONS, EXCEPT PERCENTAGES)
Actuarial assumptions:
  Discount rate......................................                 6.75%                    7.23%
  Ensuing year to 2002 health care cost trend rate...   11% ratable to 5.5%    11.5% ratable to 5.5%
Effect of 1% change in health care cost trend rate:
  Increase in APBO...................................                 $34.8                    $40.9
  Increase in expense................................                 $ 2.7                    $ 2.7

NOTE 14: COOPER SAVINGS AND EMPLOYEE STOCK OWNERSHIP PLANS

     All full-time domestic employees, except for certain bargaining unit employees, are eligible to participate in the Cooper Savings Plan ("CO-SAV"). Under the terms of the Plan, employee savings deferrals are partially matched with contributions by Cooper of Common stock consisting of either an allocation of shares in Cooper's Employee Stock Ownership Plan ("ESOP") or new shares issued to the ESOP.

     Cooper makes annual contributions to the ESOP to fund the payment of principal and interest on ESOP debt (See Note 8). All dividends received by the ESOP are used to pay debt service. As the debt is repaid, unallocated shares are allocated to participants to satisfy Cooper's matching obligation or to replace dividends on allocated shares with Cooper Common shares.

     For shares purchased by the ESOP prior to 1994, compensation expense is equal to Cooper's matching obligation, adjusted for the difference between the fair market value and cost of the shares released. Compensation expense is reduced by the amount of dividends paid on unallocated ESOP shares available for future matching. In addition, all shares issued to the ESOP are considered outstanding for purposes of computing earnings per share. For shares purchased by the ESOP in 1994, compensation expense is recorded equal to the amount of Cooper's CO-SAV matching obligation, with the difference between the fair market value and cost of shares released recorded as an adjustment to capital in excess of par value. Dividends paid on unallocated shares are recorded as a reduction of ESOP debt and accrued interest. Unallocated shares are not treated as outstanding in the earnings per share computation.

                            COOPER INDUSTRIES, INC.

     Dividends paid on unallocated shares purchased prior to 1994 of $1.6 million and $2.3 million during 1997 and 1996, respectively, were used to reduce the amount of cash required to fund principal and interest payments on ESOP debt. Dividends paid on allocated ESOP shares purchased prior to 1994 of $4.7 million and $4.3 million during 1997 and 1996, respectively, were used to pay additional principal and interest payments in order to release shares equivalent to the dividend amount to participants in the savings plan. Cooper contributed an additional $21.6 million and $26.6 million in cash to the ESOP during 1997 and 1996, respectively, to fund principal and interest payments on debt associated with shares purchased prior to 1994.

     During 1994, Cooper sold 1.6 million shares to the ESOP for $82.3 million in cash. The 1994 sales were funded by loans between the ESOP and Cooper, which for financial statement purposes are treated as eliminated intercompany loans. The fair value of the remaining unallocated ESOP shares purchased during 1994 was $34.0 million at December 31, 1997. The number of allocated, committed to be released, and unallocated ESOP shares held at December 31, 1997 and 1996 is summarized below.

                                                   SHARES PURCHASED        SHARES PURCHASED
                                                       IN 1994              PRIOR TO 1994
                                                  ------------------    ----------------------
                                                   1997       1996        1997         1996
                                                  -------    -------    ---------    ---------
Allocated.......................................  619,320    668,146    3,638,849    3,532,167
Committed to be released........................    8,156     11,271       60,510      130,275
Unallocated.....................................  692,942    740,880      725,412    1,327,446

     Compensation expense with respect to the CO-SAV plan and the ESOP was $18.9 million, $23.5 million and $21.7 million and interest expense on ESOP debt was $1.4 million, $2.7 million and $4.2 million in 1997, 1996 and 1995, respectively.

NOTE 15: INDUSTRY SEGMENTS, DOMESTIC AND INTERNATIONAL OPERATIONS

INDUSTRY SEGMENTS

     Cooper's operations consist of three segments: Electrical Products, Tools & Hardware and Automotive Products. Markets for Cooper's products and services are worldwide, with the United States being the largest market.

     The Electrical Products segment manufactures and markets electrical and electronic distribution and circuit protection products and lighting fixtures for use in residential, commercial and industrial construction, maintenance and repair and products for use by utilities and industries for primary power distribution and control.

     The Tools & Hardware segment produces and markets tools and hardware items for use in residential, commercial and industrial construction, maintenance and repair and for general industrial and consumer use. This segment manufactured and marketed window treatments through May 30, 1997.

     The Automotive Products segment manufactures and distributes spark plugs, wiper blades, lamps, brake friction materials and other products for use by the automotive aftermarket and in automobile assemblies. In addition, this segment manufactures and distributes suspension, steering, temperature control, driveline and brake system components and material for the automotive aftermarket.

     Intersegment sales and related receivables for each of the years presented were immaterial.

                            COOPER INDUSTRIES, INC.

     Financial information by industry segment was as follows:

                                               REVENUES                  OPERATING EARNINGS             IDENTIFIABLE ASSETS
                                    ------------------------------   ---------------------------   ------------------------------
                                       YEAR ENDED DECEMBER 31,         YEAR ENDED DECEMBER 31,              DECEMBER 31,
                                    ------------------------------   ---------------------------   ------------------------------
                                      1997       1996       1995      1997      1996      1995       1997       1996       1995
                                    --------   --------   --------   -------   -------   -------   --------   --------   --------
                                                                            (IN MILLIONS)
Electrical Products(1)............  $2,568.3   $2,407.5   $2,089.7   $ 445.7   $ 405.3   $ 355.5   $2,464.4   $1,985.0   $2,000.4
Tools & Hardware(1)(2)............     847.3      973.0      962.4     151.7     111.4     111.2      548.9      773.2      759.7
Automotive Products(1)............   1,873.2    1,903.2    1,758.8     143.5      87.3     180.7    2,547.6    2,594.0    2,635.3
                                    --------   --------   --------   -------   -------   -------   --------   --------   --------
                                    $5,288.8   $5,283.7   $4,810.9     740.9     604.0     647.4    5,560.9    5,352.2    5,395.4
                                    ========   ========   ========
Other income......................                                      14.2      23.0      25.5
Nonrecurring gains(3).............                                      23.2     150.4      11.7
General corporate(1)..............                                     (61.2)    (77.3)    (55.6)     487.1      575.3      646.0
Interest expense..................                                     (90.4)   (142.1)   (151.0)
                                                                     -------   -------   -------
Consolidated income from
  continuing
  operations before income
  taxes...........................                                   $ 626.7   $ 558.0   $ 478.0
                                                                     =======   =======   =======
Investments in unconsolidated
  affiliates......................                                                                      4.5       22.9       22.5
                                                                                                   --------   --------   --------
Consolidated assets...............                                                                 $6,052.5   $5,950.4   $6,063.9
                                                                                                   ========   ========   ========

---------------

(1)The respective 1997 and 1996 operating earnings amount includes nonrecurring expenses of $15.9 million and $3.0 million for Electrical Products, $22.5 million and $2.0 million for Tools & Hardware and $43.4 million and $102.0 million (including an $85.3 million asset write-down) for Automotive Products and $2.1 million and $10.9 million for general corporate expense (See Note
   2).

(2)The Tools & Hardware segment includes revenues and operating earnings for the Kirsch division through May 30, 1997. Operating earnings include a gain on the sale of Kirsch of $69.8 million in 1997.

(3)Includes gain on the exchange of DECS of $23.2 million in 1997 and gains on the sale of investments in marketable equity securities of $150.4 million and $11.7 million in 1996 and 1995, respectively (See Note 6).
---------------

                                       DEPRECIATION          GOODWILL AMORTIZATION       CAPITAL EXPENDITURES
                                 ------------------------   ------------------------   ------------------------
                                 YEAR ENDED DECEMBER 31,    YEAR ENDED DECEMBER 31,    YEAR ENDED DECEMBER 31,
                                 ------------------------   ------------------------   ------------------------
                                  1997     1996     1995     1997     1996     1995     1997     1996     1995
                                 ------   ------   ------   ------   ------   ------   ------   ------   ------
                                                                 (IN MILLIONS)
Electrical Products...........   $ 61.2   $ 63.4   $ 52.6   $27.9    $26.9    $23.1    $ 79.2   $ 79.1   $ 62.4
Tools & Hardware..............     26.5     35.2     36.1     4.5      4.6      4.8      37.0     32.7     31.6
Automotive Products...........     64.9     67.4     66.2    32.7     33.7     32.9      78.4     87.1     85.7
Corporate.....................      1.9      2.6      3.1      --       --       --       1.1      3.0      8.7
                                 ------   ------   ------   -----    -----    -----    ------   ------   ------
                                 $154.5   $168.6   $158.0   $65.1    $65.2    $60.8    $195.7   $201.9   $188.4
                                 ======   ======   ======   =====    =====    =====    ======   ======   ======

                            COOPER INDUSTRIES, INC.

DOMESTIC AND INTERNATIONAL OPERATIONS

     Transfers between domestic and international operations, principally inventory transfers, are designed to charge the receiving organization at third-party arms-length prices that are generally sufficient to recover manufacturing costs and provide a reasonable return. Export sales to unaffiliated customers included in domestic sales were $366.9 million, $302.5 million and $268.5 million in 1997, 1996 and 1995, respectively. Of total export sales, approximately 39% in 1997, 41% in 1996 and 39% in 1995 were to Asia, Africa, Australia and the Middle East; 26% in 1997, 25% in 1996 and 27% in 1995 were to Canada and Europe; 35% in 1997, and 34% in 1996 and 1995 were to Latin America. Domestic and international financial information was as follows:

                                               REVENUES                 OPERATING EARNINGS           IDENTIFIABLE ASSETS
                                    ------------------------------   ------------------------   ------------------------------
                                       YEAR ENDED DECEMBER 31,       YEAR ENDED DECEMBER 31,             DECEMBER 31,
                                    ------------------------------   ------------------------   ------------------------------
                                      1997       1996       1995      1997     1996     1995      1997       1996       1995
                                    --------   --------   --------   ------   ------   ------   --------   --------   --------
                                                                          (IN MILLIONS)
Domestic(1).......................  $4,297.7   $4,294.2   $4,030.2   $628.8   $459.9   $540.8   $4,128.6   $4,132.8   $4,171.2
                                    --------   --------   --------   ------   ------   ------   --------   --------   --------
International:(1)
  Europe..........................     678.8      737.9      537.5     58.7     88.2     56.1    1,125.9      987.9      959.2
  Canada..........................     219.1      256.7      250.8     14.9      6.3     10.7      138.1      146.6      131.9
  Other...........................     290.0      257.2      225.7     39.6     50.4     39.9      363.9      311.9      280.5
                                    --------   --------   --------   ------   ------   ------   --------   --------   --------
    Sub-total International.......   1,187.9    1,251.8    1,014.0    113.2    144.9    106.7    1,627.9    1,446.4    1,371.6
Eliminations:
  Transfers to International......    (153.5)    (178.2)    (165.4)      --       --       --      (42.8)     (57.1)     (62.1)
  Transfers to Domestic...........     (43.3)     (84.1)     (67.9)      --       --       --     (141.0)    (158.3)     (75.4)
  Other...........................        --         --         --     (1.1)     (.8)     (.1)     (11.8)     (11.6)      (9.9)
                                    --------   --------   --------   ------   ------   ------   --------   --------   --------
                                    $5,288.8   $5,283.7   $4,810.9    740.9    604.0    647.4    5,560.9    5,352.2    5,395.4
                                    ========   ========   ========
Other income......................                                     14.2     23.0     25.5
Nonrecurring gains(2).............                                     23.2    150.4     11.7
General corporate(3)..............                                    (61.2)   (77.3)   (55.6)     487.1      575.3      646.0
Interest expense..................                                    (90.4)  (142.1)  (151.0)
                                                                     ------   ------   ------
Consolidated income from
  continuing operations before
  income taxes....................                                   $626.7   $558.0   $478.0
                                                                     ======   ======   ======
Investments in unconsolidated
  affiliates......................                                                                   4.5       22.9       22.5
                                                                                                --------   --------   --------
Consolidated assets...............                                                              $6,052.5   $5,950.4   $6,063.9
                                                                                                ========   ========   ========

---------------

(1) The 1997 domestic, Europe and other operating earnings amount includes nonrecurring expenses of $56.8 million, $15.3 million and $9.7 million, respectively. The 1996 domestic operating earnings includes nonrecurring expenses of $107.0 million. The 1997 domestic operating earnings also include a gain on the sale of Kirsch of $69.8 million.

(2) Includes gain on the exchange of DECS of $23.2 million in 1997 and gains on the sale of investments in marketable equity securities of $150.4 million and $11.7 million in 1996 and 1995, respectively (See Note 6).

(3) Includes nonrecurring expenses of $2.1 million and $10.9 million in 1997 and 1996, respectively.
---------------

     International revenues by destination, based on the location products were delivered, were as follows by segment:

                                                                  INTERNATIONAL REVENUES
                                                              ------------------------------
                                                                1997       1996       1995
                                                              --------   --------   --------
                                                                      (IN MILLIONS)
Electrical Products.........................................  $  612.7   $  578.6   $  355.2
Tools & Hardware(1).........................................     319.6      357.2      354.8
Automotive Products.........................................     543.8      537.5      506.6
                                                              --------   --------   --------
                                                              $1,476.1   $1,473.3   $1,216.6
                                                              ========   ========   ========

---------------

(1) Includes $29.1 million in 1997, $83.3 million in 1996 and $90.0 in 1995 of Kirsch revenues.

                            COOPER INDUSTRIES, INC.

NOTE 16: OFF-BALANCE-SHEET RISK, CONCENTRATIONS OF CREDIT RISK AND FAIR VALUE OF FINANCIAL INSTRUMENTS, INCLUDING DERIVATIVES

     As a result of having sales and purchases and other transactions denominated in currencies other than the functional currencies used by Cooper's businesses, Cooper is exposed to the effect of foreign exchange rate fluctuations on its cash flows and earnings. To the extent possible, Cooper utilizes natural hedges to minimize the effect on cash flows of fluctuating foreign currencies. When natural hedges are not sufficient, it is Cooper's policy to enter into forward foreign exchange contracts to hedge all significant transactions for periods consistent with the terms of the underlying transactions. Cooper does not engage in speculative transactions. While forward contracts affect Cooper's results of operations, they do so only in connection with the underlying transactions. Gains and losses on these contracts offset losses and gains on the transactions being hedged. The volume of forward activity engaged in by Cooper from year to year fluctuates in proportion to the level of worldwide cross-border transactions, and contracts generally have maturities that do not exceed one year. The table below summarizes, by currency, the contractual amounts of Cooper's forward exchange contracts at December 31, 1997 and 1996.

                                                                DECEMBER 31,
                                                              ----------------
                                                               1997      1996
                                                              ------    ------
                                                               (IN MILLIONS)
British Pound Sterling(1)...................................  $175.3    $  7.7
Canadian Dollar.............................................      --      58.2
German Deutschemark.........................................     4.1      27.8
Italian Lira................................................     5.4      16.9
Spanish Peseta..............................................     1.3      10.6
Australian Dollar...........................................     7.2       6.9
Japanese Yen................................................     2.2       4.6
Dutch Guilder...............................................     2.5       1.8
Other.......................................................    11.0      12.8
                                                              ------    ------
                                                              $209.0    $147.3
                                                              ======    ======

---------------

(1)Substantially all of the British Pound Sterling forward contracts were entered into in December 1997 and matured in January 1998.

     In an effort to reduce interest expense on Cooper's fixed-rate borrowings, Cooper entered into an interest rate swap in 1991, which matured in February 1996, that converted a $50 million fixed rate borrowing into a floating-rate borrowing resulting in an effective interest rate of 6.2% during 1995.

     In the normal course of business, Cooper has letters of credit, performance bonds and other guarantees which are not reflected in the consolidated balance sheets. In the past, no significant claims have been made against these financial instruments. Management believes the likelihood of performance under these instruments is minimal and expects no material losses to occur in connection with these instruments. Cooper's other off-balance-sheet risks are not material.

CONCENTRATIONS OF CREDIT RISK

     Concentrations of credit risk with respect to trade receivables are limited due to the wide variety of customers and no one customer exceeding 3% of accounts receivable. Credit risk is also limited by the world-wide markets into which Cooper's products are sold, as well as their dispersion across many different geographic areas.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     Cooper's financial instruments consist primarily of cash and cash equivalents, trade receivables, trade payables, debt instruments and foreign currency forward contracts. The book values of cash and cash equivalents, trade receivables and trade payables are considered to be representative of their respective fair values. Cooper had approximately $1.5 billion and $1.9 billion of debt instruments at December 31, 1997 and 1996, respectively. The book value of these instruments was approximately equal to fair value at December 31, 1997 and 1996. Based on year-end

                            COOPER INDUSTRIES, INC.

exchange rates and the various maturity dates of the foreign currency forward contracts, Cooper estimates that the contract value is representative of the fair value of these items at December 31, 1997 and 1996.

NOTE 17: SUMMARY OF NONCASH INVESTING AND FINANCING ACTIVITIES

     The following noncash transactions have been excluded from the consolidated statements of cash flows:

                                                                  YEAR ENDED DECEMBER 31,
                                                              -------------------------------
                                                               1997        1996        1995
                                                              -------     -------     -------
                                                                       (IN MILLIONS)
Assets acquired and liabilities assumed or incurred from the acquisition of businesses:
  Fair value of assets acquired.............................  $ 532.1     $ 131.6     $ 249.9
  Cash used to acquire businesses, net of cash acquired.....   (386.5)      (93.2)     (175.9)(1)
                                                              -------     -------     -------
Liabilities assumed or incurred.............................  $ 145.6(2)  $  38.4     $  74.0
                                                              =======     =======     =======
Noncash increase (decrease) in net assets from:
  Conversion of 7.05% Convertible Subordinated Debentures
     into Cooper Common stock...............................  $ 610.0     $    --     $    --
  Exchange of DECS for Wyman-Gordon common stock............     33.8          --          --
  Retirement of Cooper Common shares exchanged for Cooper
     Cameron common shares..................................       --          --       427.5
  Exchange of $1.60 Convertible Exchangeable Preferred Stock
     into 7.05% Convertible Subordinated Debentures.........       --          --       691.2

---------------

(1) Includes approximately $164 million at December 31, 1995 for the acquisition of CEAG that was paid on January 5, 1996 (See Note 3).

(2) Includes $46.2 million of notes exchanged for Menvier-Swain common stock.

NOTE 18: DISCONTINUED OPERATIONS

     In September 1994, Cooper announced its decision to establish its Petroleum & Industrial Equipment segment as an independent publicly traded company, Cooper Cameron, through an exchange offer with Cooper's common shareholders. The exchange offer was completed on June 30, 1995, at which time 9.5 million shares of Cooper Common stock were exchanged for 85.5% of Cooper Cameron common stock. The Petroleum & Industrial Equipment segment split-off has been accounted for as a discontinued operation.

     During the second quarter of 1995, Cooper recorded an additional charge of $186.6 million, with no tax benefit, to reflect the actual loss on the split-off of Cooper Cameron. This additional charge was composed of the difference between the historical cost of Cooper's investment in Cooper Cameron remaining after the initial September 1994 estimated charge and the market value of Cooper Cameron common stock during the first few days the common stock traded on a national exchange ($162.8 million), additional Cooper Cameron operating losses during the period October 1, 1994 through June 30, 1995 ($20.3 million) and additional transaction costs ($3.5 million). The additional operating losses and transaction costs resulted primarily from the delay in completing the exchange transaction and the recording by Cooper Cameron of a $17 million pretax charge in the second quarter of 1995 for the write-down of receivables due from customers in Iran.

     Cooper retained a 14.5% interest in Cooper Cameron, which was accounted for as a marketable equity security. Cooper sold its entire investment in Cooper Cameron common stock during 1996 (See Note 6).

                            COOPER INDUSTRIES, INC.

NOTE 19: NET INCOME PER COMMON SHARE

                                                    BASIC                           DILUTED
                                        ------------------------------   ------------------------------
                                           YEAR ENDED DECEMBER 31,          YEAR ENDED DECEMBER 31,
                                        ------------------------------   ------------------------------
                                          1997       1996       1995       1997       1996       1995
                                        --------   --------   --------   --------   --------   --------
                                                     ($ IN MILLIONS, SHARES IN THOUSANDS)
Income from continuing operations.....  $  394.6   $  315.4   $  280.6   $  394.6   $  315.4   $  280.6
Charge for discontinued operations....        --         --     (186.6)        --         --     (186.6)
Interest expense on 7.05% Convertible
  Subordinated Debentures, net of
  income taxes........................        --         --         --        5.8       29.2       29.2
                                        --------   --------   --------   --------   --------   --------
Net income applicable to Common
  stock...............................  $  394.6   $  315.4   $   94.0   $  400.4   $  344.6   $  123.2
                                        ========   ========   ========   ========   ========   ========
Weighted average Common shares
  outstanding.........................   117,459    107,284    111,510    117,459    107,284    111,510
                                        ========   ========   ========
Incremental shares from assumed
  conversions:
  Options, performance-based stock
     awards and other employee
     awards...........................                                      1,201        613        442
  7.05% Convertible Subordinated
     Debentures.......................                                      4,270     16,731     16,731
                                                                         --------   --------   --------
Weighted average Common shares and
  Common share equivalents............                                    122,930    124,628    128,683
                                                                         ========   ========   ========

NOTE 20: UNAUDITED QUARTERLY OPERATING RESULTS

                                                                          1997 (BY QUARTER)
                                                              -----------------------------------------
                                                                 1          2          3          4
                                                              --------   --------   --------   --------
                                                                (IN MILLIONS, EXCEPT PER SHARE DATA)
Revenues....................................................  $1,318.9   $1,384.9   $1,296.9   $1,288.1
Cost of sales...............................................     905.7      938.4      883.1      861.1
Selling and administrative expenses.........................     240.8      238.8      222.5      223.2
Goodwill amortization.......................................      16.0       16.1       16.3       16.7
Nonrecurring gains..........................................        --      (69.8)     (23.2)        --
Nonrecurring charges........................................        --       70.5       13.4         --
Other (income) expense, net.................................       1.5       (0.6)        --        1.2
Interest expense............................................      29.6       21.3       19.4       20.1
                                                              --------   --------   --------   --------
Income before income taxes..................................     125.3      170.2      165.4      165.8
Income taxes(1).............................................      47.6       64.7       62.9       56.9
                                                              --------   --------   --------   --------
Net income..................................................  $   77.7   $  105.5   $  102.5   $  108.9
                                                              ========   ========   ========   ========
Income per Common share:(2)(3)
  Basic.....................................................  $   0.71   $   0.89   $   0.85   $   0.91
                                                              ========   ========   ========   ========
  Diluted...................................................  $   0.67   $   0.86   $   0.84   $   0.90
                                                              ========   ========   ========   ========

---------------

(1)Includes $6.1 million related to the favorable settlements of state income tax issues in the fourth quarter.

(2)Includes gain, net of nonrecurring expenses, on the exchange of the DECS of $.05 in the third quarter and $.05 related to the favorable settlements of state tax issues in the fourth quarter.

(3)Adoption of Statement of Financial Accounting Standards No. 128, Earnings Per Share increased the second and third quarter 1997 Basic Income per Common Share $.01 each quarter.

                            COOPER INDUSTRIES, INC.

                                                                          1996 (BY QUARTER)
                                                              -----------------------------------------
                                                                 1          2          3          4
                                                              --------   --------   --------   --------
                                                                (IN MILLIONS, EXCEPT PER SHARE DATA)
Revenues...................................................   $1,291.7   $1,351.4   $1,308.1   $1,332.5
Cost of sales..............................................      897.1      919.3      889.8      899.5
Selling and administrative expenses........................      233.6      232.8      235.5      243.5
Goodwill amortization......................................       16.2       16.4       16.4       16.2
Nonrecurring gains.........................................      (10.9)      (9.5)    (107.2)     (22.8)
Nonrecurring charges.......................................       10.9        8.3       85.3       13.4
Other (income) expense, net................................        1.5       (2.3)      (0.5)       1.1
Interest expense...........................................       37.6       36.8       35.4       32.3
                                                              --------   --------   --------   --------
Income before income taxes.................................      105.7      149.6      153.4      149.3
Income taxes(1)............................................       43.6       61.3       76.1       61.6
                                                              --------   --------   --------   --------
Net income.................................................   $   62.1   $   88.3   $   77.3   $   87.7
                                                              ========   ========   ========   ========
Income per Common share:(2)(3)
  Basic....................................................   $   0.58   $   0.82   $   0.72   $   0.82
                                                              ========   ========   ========   ========
  Diluted..................................................   $   0.56   $   0.77   $   0.68   $   0.76
                                                              ========   ========   ========   ========

---------------

(1)Income before income taxes includes a net nonrecurring gain of $21.9 million and income taxes include a $12.9 million effect related to the goodwill write-down included in the Automotive Products asset write-down in the third quarter of 1996.

(2)Includes gains from the sale of marketable equity securities, net of nonrecurring expense, of $.01 and $.04 in the second and fourth quarters, respectively.

(3)Adoption of Statement of Financial Accounting Standards No. 128, Earnings Per Share increased the fourth quarter of 1996 Basic Income per Common Share $.01.

-------------------------------------------------------------------------------
   [X]  Please mark your                                                   9327
        votes as in this
        example.


     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES AND FOR PROPOSALS 2 AND 3.


1.   Election of Directors.                       FOR            WITHHELD
     Nominees:                                    [ ]               [ ]
     A.J.P. Belda
     H.S. Hook
     F.A. Olson
     J.D. Ong

          To withhold your vote for any nominee(s), write the name(s) here:

          -----------------------------------------------------------------


2.   Approval of Directors' Retainer Fee Stock Plan.

                    FOR              AGAINST             ABSTAIN

                    [ ]                [ ]                 [ ]

3.   Approval of Amendment to Management Annual Incentive Plan.

                    FOR              AGAINST             ABSTAIN

                    [ ]                [ ]                 [ ]


I plan to attend the meeting.  [ ]

Please sign exactly as name appears hereon. Joint owners should each sign.
When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.

--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
SIGNATURE(S)                                                DATE


-------------------------------------------------------------------------------
                            FOLD AND DETACH HERE                     (over)

  THIS IS YOUR PROXY.                             [COOPER INDUSTRIES, INC. LOGO]
YOUR VOTE IS IMPORTANT

                   SERVICES AVAILABLE TO COOPER SHAREHOLDERS


     TO ADDRESS OUR SHAREHOLDERS' NEEDS, WE OFFER THE FOLLOWING PROGRAMS:

o    DIRECT DEPOSIT OF DIVIDEND MONIES INTO YOUR BANK ACCOUNT

o    A DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

o    A 24-HOUR TOLL-FREE INFORMATION LINE FOR ACCESS TO RECENT NEWS ABOUT
     COOPER: (800) 371-9242

o    A WORLD WIDE WEB ADDRESS: www.cooperindustries.com

o    AN E-MAIL ADDRESS: info@cooperindustries.com

o A 24-HOUR TELEPHONE RESPONSE CENTER AT OUR TRANSFER AGENT, FIRST CHICAGO TRUST COMPANY OF NEW YORK, FOR ASSISTANCE WITH YOUR INQUIRIES CONCERNING YOUR COOPER STOCK ACCOUNT

  For information about direct deposit of dividends, dividend reinvestment or inquiries concerning your Cooper Common Stock, you may contact First Chicago
   Trust by calling (800) 371-9242 or (201) 324-1225, or by writing to: First Chicago Trust Company of New York, P.O. Box 2500, Jersey City, NJ 07303-2500.
    For hearing impaired: (201) 222-4955, E-mail address: fctc@em.fcnbd.com
                  World Wide Web address: http://www.fctc.com.

PROXY

COOPER INDUSTRIES, INC.
PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
APRIL 28, 1998
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS     [COOPER INDUSTRIES, INC. LOGO]

     The undersigned shareholder of Cooper Industries, Inc. ("Cooper") appoints
H. John Riley, Jr. and Diane K. Schumacher, or either of them, proxies, with full power of substitution, to vote all shares of stock that the shareholder would be entitled to vote if present at the Annual Meeting of Shareholders of Cooper on Tuesday, April 28, 1998, at 11:00 a.m. (Central Time) in the Chase Center Auditorium, 601 Travis Street, Houston, Texas, and at any adjournments thereof, with all powers the shareholder would possess if present. The shareholder hereby revokes any proxies previously given with respect to such meeting.

     THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE, BUT IF NO SPECIFICATION IS MADE, IT WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR (A.J.P. BELDA, H.S. HOOK, F.A. OLSON, J.D. ONG) AND PROPOSALS 2 AND 3 AND IN THE DISCRETION OF THE PROXIES ON OTHER MATTERS AS MAY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

     This card also constitutes voting instructions for any shares held for the shareholder in Cooper's Dividend Reinvestment and Stock Purchase Plan, the Cooper Industries, Inc. Stock Ownership Plan and the Cooper Industries, Inc. Savings Plans, as well as any shares acquired through Cooper's Employee Stock Purchase Plan that are being held in a book-entry account at First Chicago Trust Company of New York, as described in the Notice of Meeting and Proxy Statement.

                                      (Please date and sign on the reverse side)
--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE